Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated August 18, 2011, and appears as Exhibit (d) to Amendment No. 2 to OeKB’s Annual Report on Form 18-K for the fiscal year ended December 31, 2010.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies, including those replaced by the EUR, are abbreviated as follows:

Currency	Abbreviation	Currency	Abbreviation
Australian dollars	AUD	New Zealand dollar	NZD
Austrian schillings	ATS	Norwegian krone	NOK
Brazilian real	BRL	South African rand	ZAR
Canadian dollars	CAD	Pound Sterling	GBP
German mark	DEM	Swiss franc	CHF
Hungarian forint	HUF	New Turkish lira	TRY
Japanese yen	JPY	United States dollars	dollars, $, or USD

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.336 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 31, 2010 as last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2006, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including non-export related lending to Austrian public entities and the organization and administration of domestic bond issues, in particular bond offerings by the Republic. Central Counterparty Austria, or CCP.A., a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. The Bank clears and settles the OTC-transactions in its function as Central Securities Depositary. In the context of the settlement of trades in foreign registered shares, which are listed on the Vienna Stock Exchange, the Bank may be registered—in its function as Austrian Central Securities Depositary—as the holder of these shares. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

CAPITALIZATION(1)

The total capitalization of the Kontrollbank Group at December 31, 2010 was as follows:

	(Thousands of dollar)(2)	(Thousands of euro)
Long-term indebtedness(3)
Deposits from banks	20,247	15,153
Deposits from customers	29,406	22,007
Debt securities in issue	8,349,719	6,248,854

Total long-term indebtedness	8,399,372	6,286,014
Equity	760,581	569,212

Total long-term capitalization	9,159,953	6,855,266
Short-term indebtedness
Deposits from banks	1,865,362	1,396,020
Deposits from customers	783,075	586,046
Debt securities in issue	32,266,536	24,147,984

Total short-term capitalization	34,914,973	26,130,050

Total capitalization	44,074,926	32,985,276

(Dollar amounts may not add due to rounding.)

(1)	The line items listed in this table have been prepared in accordance with International Financial Reporting Standards (“IFRS”).
(2)	Amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)	The Bank has completed the following public issues December 31, 2010 to August 17, 2011: USD 1,000,000,000 1.375% Guaranteed Global Notes due January 21, 2014; CHF 125,000,000 Reopening of 1.5% Guaranteed Notes due February 23, 2016; CHF 250,000,000 Reopening of 2.125% Guaranteed Notes due July 23, 2019; AUD 350,000,000 Guaranteed Notes due February 23, 2016; CHF 50,000,000 Reopening of 2.125% Guaranteed Notes due July 23, 2019; CHF 150,000,000 1.75% Guaranteed Notes due June 14, 2017; USD 1,250,000,000 2% Guaranteed Global Notes due June 3, 2016.

BUSINESS

Our main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. Our balance sheet is comprised principally of export loan financing. Austria directly pays all claims on Export Guarantees. In contrast, the Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low (exports guaranteed under the Export Guarantees Act constituted approximately 3% of total Austrian exports as of the end of December 2010), and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through Central Counterparty Austria, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2010, the Bank, as agent of the Republic, issued 948 Export Guarantees covering export transactions with a total value of EUR 3.9 billion (approximately $5.2 billion), and at December 31, 2010, the total value of all export transactions covered by Export Guarantees amounted to EUR 38.5 billion ($51.4 billion). In July 2007, the validity of the Export Guarantees Act was extended until December 31, 2012. Guarantees issued under the Export Guarantees Act will not be affected by the expiry.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•

the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•

in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 49 export credit and investment insurers from 39 countries.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the investment guarantee, which represented EUR 7.3 billion or 19.0% of total guarantees outstanding as of December 31, 2010.

Other significant Export Guarantees are guarantees for tied financial credits (EUR 5.6 billion or 14.6% of total guarantees outstanding as of December 31, 2010) and guarantees for reinsurance of export contracts (EUR 2.6 billion or 6.8% of total guarantees outstanding as of December 31, 2010).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2010, Austria, as guarantor, paid gross claims amounting to EUR 116 million (2009: EUR 333 million), while recoveries totaled EUR 36 million (2009: EUR 353 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 50.0 billion (USD 66.8 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2010, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 38.5 billion (USD 51.4 billion) or 77.0% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank.

In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans and the acquisition of accounts receivable outstanding as of December 31, in each of the last five years:

	2006	2007	2008	2009	2010
	(Billions of euro)				(Billions of euro)	(Billions of dollar)
Tied loans	6.1	5.3	4.6	4.0	3.7	4.9
Acquisitions of accounts receivable	0.2	0.2	0.2	0.1	0.1	0.1
Other refinancing contracts	19.2	24.0	32.0	27.3	25.6	34.1

Total	25.6	29.5	36.8	31.4	29.4	39.1

Of the total export financing outstanding as of December 31, 2010, EUR 25.5 billion (approximately $34.1 billion) were to banks which are shareholders of the Bank.

Moreover, we assume commitments to grant export financing. As of December 31, 2010, the balance of export financing not yet granted which we were contractually obligated to make was EUR 3.5 billion ($4.7 billion). This balance was scheduled to be drawn down as follows (dollar amounts may not add due to rounding):

	(Millions of euro)	(Millions of dollar)
Through December 31,
2011	998	1,333
2012	2,199	2,938
2013	259	346
2014	10	13
2015	48	64

	3,514	4,695

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Of the Bank’s outstanding refinancing of export loans granted by banks at December 31, 2010, approximately 2.5% were for exports to European Union Member States, 20.1% to the rest of Europe (including Turkey and the Commonwealth of Independent States), 9.0% to Asia, 1.6% to Africa, and 0.4% to the Americas. The remaining percentage of approximately 67% was for export loans covered by Export Guarantees for which no regional breakdown is available.

Terms and Conditions of Export Financing. We denominate substantially all of our export financing in euro. We only finance the portions of loans that are fully covered by Export Guarantees, are insured or otherwise secured in accordance with the Export Financing Guarantees Act. When refinancing loans, the Bank obtains (1) assignments of the rights of the bank against its borrower and against Austria or a credit insurer under the Export Guarantee or credit insurance covering the refinanced loan or against any other qualified guarantor and (2) an assignment of the rights of the Austrian exporter against the foreign importer. In almost all cases where tied loans are not made directly to a foreign government, governmental agency or financial institution, these loans are, in addition to being covered by Export Guarantees, also guaranteed by a foreign government, governmental agency or financial institution.

Each export financing made by the Bank since 1975 has consisted of a portion bearing interest at a floating rate and a portion bearing interest at a fixed rate. Between 10% and 50% of the principal bears interest at a floating rate, which depends on the maturity of the loans and is repaid prior to the fixed rate portion. The floating rate portion bears interest at the export finance rate usually determined quarterly by the Bank on the basis of the cost of our export related borrowing operations. For the third quarter of 2011, this rate for euro loans was set at 2.65% per annum. A statutory committee chaired by the Ministry of Finance, after consultation with the Bank, sets the Bank’s interest rates for the fixed rate portions. The current fixed rate varies between 2.60% and 4.50% per annum, depending on the maturity of the loans. Because the Bank adjusts the floating rate portions of export loans, it is able to recover increases in the costs of its borrowing operations, including borrowing operations to fund the fixed rate portions of its export financing.

Generally, loans made to refinance the export of consumer goods have a repayment term of less than one year and loans made to refinance the export of heavy industry goods or major projects generally have repayment terms of five to ten years. In certain cases, export financing on soft terms involving exports to developing countries may have longer maturities.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Consolidated Financial Statements for the year 2010 of the OeKB Group—Consolidated Balance Sheet of the OeKB Group” and Notes 30, 31 and 32 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount. In July 2007, the validity of the Export Financing Guarantees Act was extended until December 31, 2013. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. In December 2008, the maximum outstanding aggregate amount was raised from EUR 40 billion ($53.4 billion) to EUR 45 billion ($60.1 billion). An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2010 the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 31.6 billion ($42.2 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2010, the total of outstanding borrowings denominated in currency other than euro by the Bank amounted to EUR 14.2 billion ($19.0 billion). As of December 31, 2010, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 15.1 billion ($20.2 billion).

Securities Services

Domestic Capital Markets Activities. We act as an agency for the organization and administration of bond offerings by the Republic of Austria. Processing is effected via the automated and electronic Austrian Direct Auction System (ADAS) developed by OeKB.

In 2010 we organized and administered new bond issues representing a nominal amount of EUR 17.0 billion ($22.7 billion).

Over the past few years, the group of financial institutions eligible to participate in auctions of bonds and money markets treasury bills of Austria has been expanded to include all financial institutions that hold a securities account with us as the central securities depositary. As of December 31, 2010, 22 financial institutions were eligible to participate in these auctions. Currently, both federal bonds and federal treasury bills are auctioned using the yield tender procedure.

In connection with domestic debt offerings, we also act as principal paying agent. At the end of 2010, we administered payments for 419 bond issues and federal treasury bills.

The Capital Markets Act, which entered into force on January 1, 1992, and which was amended several times thereafter, entrusted the Bank with the function of a registration office. The registration office acts as a depositary for the prospectuses to be issued in compliance with the Capital Markets Act and the Investment Funds Act, and prepares a calendar for planned issues of securities and investments as defined in the Capital Markets Act. The registration office publishes on a daily basis and via Reuters the information regarding planned issues which it has received, in the form of a preview. Moreover, this information is published in electronic form once a week in the Bank’s information brochure “Kapitalmarktservice” which may be subscribed to by any interested person. In 2010 the registration office processed approximately 330,000 reports for the issue calendar, and approximately 30,000 prospectuses (including amendments to prospectuses) were filed in compliance with the Capital Markets Act and the Investment Funds Act.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to Central Counterparty Austria GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking société anonyme, Luxembourg (“Clearstream Luxembourg”).

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “adjusted energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. On this basis, we are positioning ourselves as a competence center for the entire energy sector.

Other Services

Non-Export Loan Activities. As of December 31, 2010, the Bank’s non-export loans totaled approximately EUR 4.8 million ($6.4 million). These loans were made to the Austrian telephone and telegraph system prior to Telekom Austria’s privatization and to OeKB-employees. The loans have been financed by borrowings from Austrian banks.

Money Markets Operations. We are a dealer in the Austrian money markets in interest-bearing demand deposits and short-term time deposits of credit institutions including our shareholder banks. During 2010, the average daily closing balance of money markets accounts receivable of the Bank connected with such operations was approximately EUR 0.76 billion ($1.0 billion).

Intermediary Transactions. The Bank acts, in certain situations, on a commission basis as an intermediary for other Austrian banks by making loans to borrowers designated by these banks upon receipt of matching funds from these banks (fiduciary loans). These transactions are structured so that the credit risk is shared between these banks and us.

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

Administration of Government Guarantees for the Corporate Sector. The Bank acts as the Republic’s agent for the administration of guarantees provided for financings to Austrian large- and medium-sized companies outside the financial sector under the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz), which came into effect in August 2009. The Act is intended to address potential liquidity shortages resulting from the international financial crisis by providing government guarantees for financings in an aggregate amount of up to EUR 10 billion. As of December 31, 2010, guarantees issued under the program since its inception totalled EUR 1.31 billion ($1.75 billion). The Act expired on December 31, 2010, although guarantees issued under the Act remain valid. Guarantees issued under the Act will expire by the end of 2015 at the latest. See also “Republic of Austria—The Economy—Industry”.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Johannes Attems and Rudolf Scholten.

During the financial year 2010, we had an average of 396 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2010, we had 428 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2010, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-Aktiengesellschaft, Vienna (UniCredit Bank Austria Group)	24.750
UniCredit Bank Austria AG, Vienna	16.140
Erste Group Bank AG, Vienna	12.890
Schoellerbank Aktiengesellschaft, Vienna	8.260
AVZ Finanz-Holding GmbH, Vienna	8.250
Raiffeisen Zentralbank Österreich Aktiengesellschaft, Vienna	8.120
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	5.090
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000
Oberbank AG, Linz	3.890
Bank für Tirol und Vorarlberg Aktiengesellschaft, Innsbruck	3.055
BKS Bank AG, Klagenfurt	3.055
Österreichische Volksbanken-Aktiengesellschaft, Vienna	1.500

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation
Erich Hampel Chairman	Former Chairman of the Board of Executive Directors and Vice-Chairman of the Supervisory Board, UniCredit Bank Austria AG

Walter Rothensteiner 1st Vice-Chairman	General Manager and Chairman of the Board of Executive Directors, Raiffeisen Zentralbank Österreich Aktiengesellschaft

Franz Hochstrasser 2nd Vice-Chairman	Deputy General Manager and Vice-Chairman of the Board of Executive Directors, Erste Group Bank AG

Helmut Bernkopf	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Friedrich Hondl	Director, UniCredit Bank Austria AG

Stephan Koren	Deputy General Manager and Vice-Chairman of the Board of Executive Directors, BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft

Name	Principal Occupation

Heimo Penker	General Manager and Chairman of the Board of Executive Directors, BKS Bank AG

Angelo Rizzuti	UniCredit Bank Austria AG

Ludwig Scharinger	General Manager and Chairman of the Board of Executive Directors, Raiffeisenlandesbank Oberösterreich Aktiengesellschaft

Herbert Stepic	Deputy General Manager and Vice-Chairman of the Board of Executive Directors, Raiffeisen Zentralbank Österreich Aktiengesellschaft

Thomas Uher	Director and member of the Board of Executive Directors, Erste Group Bank AG

Gerald Wenzel	General Manager and Chairman of the Board of Executive Directors, Österreichische Volksbanken-Aktiengesellschaft

Robert Zadrazil	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Franz Zwickl	Former Member of the Board of Executive Directors, UniCredit Bank Austria AG

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Anish Gupta, Alexandra Griebl, Erna Scheriau, Christian Leicher, Otto Schrodt, Claudia Richter and Ulrike Zabini.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Erich Hampel	Chairman of the Supervisory Board
Walter Rothensteiner	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives and Government Commissioners

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Thomas Wieser, State Commissioner/Representative	Director General, Economic Policy & Financial Markets, Austrian Federal Ministry of Finance

Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

In addition, two Government Commissioners have been appointed pursuant to the Covered Bond Act 1905. Although the Bank does not currently issue any covered bonds, this is provided for in Article 27 of the Bank’s Statutes.

The names of the current Government Commissioners appointed under the Covered Bond Act 1905 and the positions they hold in the Austrian Government are as follows:

Johannes Ranftl, Government Commissioner	Ministerialrat in the Austrian Federal Ministry of Finance

Edith Wanger, Deputy Government Commissioner	Department Director in the Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

Introductory Note to Financial Statements

The following version of financial statements is a translation of the consolidated financial statements of Oesterreichische Kontrollbank Group which were originally prepared in the German language. The consolidated financial statements of Oesterreichische Kontrollbank Group were prepared in accordance with the International Financial Reporting Standards (IFRS) adopted and published by the International Accounting Standards Board (IASB).

The Bank’s accompanying financial statements have been audited in accordance with generally accepted auditing standards in Austria by KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft (“KPMG”) a firm of qualified independent public accountants in Austria. The result of the audit is reported in the auditors’ report included in the accompanying annual financial statements of the Bank. KPMG has given its unqualified opinion that the accounting records and the financial statements of the Bank comply with the above-mentioned legal regulations and the accounting principles and procedures generally accepted in Austria. The purpose of such audit is to examine whether the financial statements give a true and fair view of the financial position and the financial performance of the Bank as of December 31, 2010 and of its cash flows for the year from January 1 to December 31, 2010 and comply with the legal provisions, since the aforementioned statutes and regulations contain detailed rules of accounting, with special regard to the protection of creditors. The Bank’s financial statements and the consolidated financial statements were filed with the commercial register at the Handelsgericht Wien, Marxergasse 1a, 1030 Vienna, under the registration FN 85749b and were published in the “Wiener Zeitung” in May 2010.

The financial statements contained herein differ substantially from financial statements prepared in accordance with the accounting and financial reporting practices followed in the United States and, thus, have not been prepared in accordance with the accounting rules and regulations adopted by the Securities and Exchange Commission under the Securities Act of 1933, and as subsequently amended. The accounting and reporting principles applicable to the Bank’s consolidated financial statements are presented in Notes 1 to 13 to the Consolidated Financial Statements. It is not deemed feasible to prepare and present the various financial statements of the Bank in accordance with practices and principles followed in the United States.

The accounting and reporting principles applicable to the Bank’s consolidated financial statements are presented in the Notes to the Consolidated Financial Statements.

Consolidated Income Statement of the OeKB Group

EUR thousand	Notes	2010	2009	Change in %
Interest and similar income		790,492	1,119,615	– 29.4
Interest and similar expense		(696,511)	(1,011,914)	– 31.2
Share of results of equity-accounted investees		7,051	(427)

Net interest income	14	101,032	107,274	– 5.8

Impairment losses on loans and advances and other credit risk provisions	15	(150)	—	+100.0
Net fee and commission income	16	51,164	45,950	+11.3
Fee and commission income		57,882	56,466	+2.5
Fee and commission expense		(6,718)	(10,516)	– 36.1
Administrative expenses	17	(80,082)	(76,900)	+4.1
Net other operating income	18	7,349	8,837	– 16.8

Operating profit		79,313	85,161	– 6.9
Net gain or loss on financial instruments	19	13,584	33,750	– 59.8

Profit before tax		92,897	118,911	– 21.9
Income tax and other taxes	20	(20,699)	(27,219)	– 24.0

Profit for the year		72,198	91,692	– 21.3
Attributable to: minority interests		(215)	(226)	– 4.9

Profit for the year attributable to shareholders of the parent		71,983	91,466	– 21.3

	2010	2009
Earnings per share
Profit for the year attributable to OeKB shareholders, in EUR thousand	71,983	91,466
Average number of shares outstanding	880,000	880,000

Earnings per share in EUR	81.80	103.94

At 31 December 2010, as one year earlier, there were no exercisable conversion or option rights. The stated earnings per share therefore represent basic earnings per share and are not subject to dilution.

Consolidated Balance Sheet of the OeKB Group

EUR thousand	Notes	31 December 2010	31 December 2009	Change in %
Assets
Cash and balances at central banks	22	83,060	189,273	–56.1
Loans and advances to banks	23	28,192,342	30,294,003	–6.9
Loans and advances to customers	24	1,406,150	1,558,654	–9.8
Allowance for impairment losses on loans and advances	7, 25	(224)	(74)	+202.7
Other financial instruments	26	1,356,221	645,888	+110.0
Interests in equity-accounted investees	28	52,914	48,972	+8.0
Property and equipment and intangible assets	27	29,482	30,452	–3.2
Current tax assets	34	469	1,100	–57.4
Deferred tax assets	34	53,085	48,663	+9.1
Other assets	29	4,628,787	1,434,805	+222.6

Total assets		35,802,286	34,251,736	+4.5

EUR thousand	Notes	31 December 2010	31 December 2009	Change in %
Liabilities and equity
Deposits from banks	30	1,411,173	980,594	+43.9
Deposits from customers	31	608,053	516,750	+17.7
Debt securities in issue	32	30,396,838	29,876,060	+1.7
Provisions	33	645,757	507,387	+27.3
Current tax liabilities	34	13,532	11,533	+17.3
Deferred tax liabilities	34	16,106	11,280	+42.8
Other liabilities	35	2,141,615	1,820,716	+17.6
Equity	36	569,212	527,416	+7.9
Attributable to minority interests		3,987	3,912	+1.9

Total liabilities and equity		35,802,286	34,251,736	+4.5

Consolidated Statement of Changes in Equity of the OeKB Group

EUR thousand	Called-up share capital	Capital reserves	Retained earnings	Profit for the year attributable to OeKB shareholders	Minority interests	Total equity
2010
At 1 January 2010	130,000	3,347	298,691	91,466	3,912	527,416

Changes in retained earnings			61,204	(61,204)		—
Profit for the year				71,983	215	72,198
Dividends paid and Supervisory Board emoluments				(30,262)	(140)	(30,402)

At 31 December 2010	130,000	3,347	359,895	71,983	3,987	569,212

EUR thousand	Called-up share capital	Capital reserves	Retained earnings	Profit for the year attributable to OeKB shareholders	Minority interests	Total equity
2009
At 1 January 2009	130,000	3,347	296,571	22,384	3,825	456,127

Changes in retained earnings			2,120	(2,120)		—
Profit for the year				91,466	226	91,692
Dividends paid and Supervisory Board emoluments				(20,264)	(139)	(20,403)

At 31 December 2009	130,000	3,347	298,691	91,466	3,912	527,416

The amounts of called-up share capital and capital reserves shown above are the same as those reported in the separate financial statements of Oesterreichische Kontrollbank AG.

More information on changes in equity is provided in note 36.

Consolidated Cash Flow Statement of the OeKB Group

EUR thousand	2010	2009
Profit before tax	92,897	118,911
Non-cash items included in profit before tax, and adjustments to reconcile profit before tax to cash flows from operating activities:
Depreciation, amortisation and impairment of property and equipment and intangible assets	4,199	4,203
Changes in provisions	140	9,442
Gains/losses from disposal and/or valuation of investments and property and equipment	(56,366)	(405,557)
Unrealised gains/losses from movements in exchange rates	46,373	374,357
Other non-cash items	10,665	2,341
Changes in operating assets and liabilities, after adjustment for non-cash components:
Loans and advances to banks	2,040,394	5,286,527
Loans and advances to customers	142,625	487,074
Securities at fair value through profit or loss	(717,618)	27,121
Other operating assets	11,480	127,147
Deposits from banks	430,299	(298,982)
Deposits from customers	91,302	95,601
Debt securities in issue	(2,278,446)	(6,574,963)
Other operating liabilities	(8,761)	10,599
Interest and dividends received	843,634	1,049,605
Interest paid	(708,216)	(1,102,024)
Income tax paid	(17,564)	16,234

Net cash from operating activities	(72,963)	(772,364)
Proceeds from disposal of:
Property and equipment and intangible assets	3	8
Purchase of:
Interests in unconsolidated companies	—	(5,842)
Property and equipment and intangible assets	(3,245)	(2,287)
Foreign exchange adjustments	—	—

Net cash used in investing activities	(3,242)	(8,121)
Issue of shares	—	—
Dividends paid	(30,008)	(20,020)

Net cash used in financing activities	(30,008)	(20,020)

Cash and cash equivalents at beginning of period	189,273	989,778
Net cash from operating activities	(72,963)	(772,364)
Net cash used in investing activities	(3,242)	(8,121)
Net cash used in financing activities	(30,008)	(20,020)

Cash and cash equivalents at end of period	83,060	189,273

Further detail on cash and cash equivalents is given in note 22. Additional information on the cash flow statement is provided in note 37.

Notes To The Consolidated Financial Statements of the OeKB Group

Accounting policies

(1) General information

Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB AG” or “OeKB”) is a special-purpose bank with its registered office in Vienna, Austria. The activities of the OeKB Group consist largely of export services and capital market services.

OeKB AG prepared the consolidated financial statements for the year ended 31 December 2010 in accordance exclusively with International Financial Reporting Standards (IFRS) as adopted by the European Union, thus also satisfying the requirements of section 59a Austrian Banking Act and section 245a Austrian Commercial Code.

In preparing these financial statements, the OeKB Group applied all IFRS (including IAS) and their interpretations by the International Financial Reporting Interpretations Committee (IFRIC, formerly Standard Interpretations Committee or SIC) that were effective at the balance sheet date.

With the exception of the following items, the consolidated financial statements were prepared on a historical cost basis:

—	Derivative financial instruments (measured at fair value)

—	Financial instruments at fair value through profit or loss.

The revised IAS 1 was adopted by the European Union on 18 December 2008. The revision is effective for financial years beginning on or after 1 January 2009.

The most important change introduced by IAS 1 relates to the presentation of income and expense recognised directly in equity (now referred to as “other comprehensive income”). For the presentation of the income statement, the standard allows a choice between two formats: either two separate statements—the traditional income statement and a statement of comprehensive income—or a single statement that combines both these statements. Additionally, IAS 1 introduces new (non-binding) titles for some of the financial statements used under IFRS: In IAS 1 the balance sheet is now referred to as a “statement of financial position”, the income statement (in the case of the single-statement option) as a “statement of comprehensive income” and the cash flow statement as a “statement of cash flows”. However, as the new titles are not mandatory, they have not been adopted by the OeKB Group.

As the revision of IAS 1 relates solely to presentational matters, it has no substantive effects on the OeKB Group’s reported financial position, results of operations and cash flows. Further, no statement of comprehensive income is required, as no income or expense was recognised directly in equity in the year under review or in the comparative prior periods.

Changes in accounting methods

The revisions to IFRS 2 have no retrospective effect on the OeKB Group’s financial statements for the prior reporting periods and the financial year 2010, as there were no circumstances to which the revisions apply.

The interpretations IFRIC 15, IFRIC 19 and IFRIC 14 have no effect on the financial statements of the OeKB Group in prior years or the year under review, as there were no circumstances to which these IFRICs apply.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

The amendment effective from 2011 to IAS 24 (Related Party Disclosures) for government-controlled entities has no effect on the financial reporting of the OeKB Group.

Uniform accounting policies are used throughout the Group. The accounting principles described below are consistently applied to all financial years represented in these consolidated financial statements.

Critical assumptions and judgements

The preparation of the consolidated financial statements in accordance with IFRS requires the Executive Board to make judgements and to proceed on assumptions about future developments. These judgements and assumptions can have a material effect on the recognition and measurement of the assets and debt, the disclosure of other liabilities at the balance sheet date, and the amounts of income and expenses reported for the financial year.

The following assumptions involve a not insignificant risk that they may lead to a material change in the carrying amounts of assets and liabilities in the subsequent financial year:

•

Financial instruments for which no active market exists are reviewed for impairment by using alternative discounting-based valuation methods. The inputs used for the determination of fair value are based in part on assumptions about future developments.

•

The measurement of existing retirement and termination benefit obligations involves assumptions regarding interest rate, age at retirement, life expectancy, employee turnover and future increases in pay and benefits.

•	The recognition of deferred tax assets is based on the assumption that sufficient tax income will be realised in the future to utilise them.

•	The off-balance sheet obligations from guarantees and from other contingent liabilities are regularly reviewed as to whether they require recognition in the balance sheet.

The estimates and underlying assumptions are reviewed on an ongoing basis. The actual values may deviate from the assumptions and estimates made if the general conditions do not follow the trends expected at the balance sheet date. Changes in estimates of assets, liabilities, income and expense are recognised in the balance sheet or in the income statement as they become known, and the assumptions adjusted accordingly.

(2) Scope of consolidation

A list of all entities that are represented in the consolidated financial statements of the OeKB Group is provided in note 28, Companies wholly or partly owned by OeKB AG. Three companies are fully consolidated: Oesterrei-chische Kontrollbank AG (“OeKB”, the Group parent) and the Vienna-based Oesterreichische Entwicklungsbank AG (“OeEB”) and “Österreichischer Exportfonds” GmbH (“Exportfonds”). There was no change during the financial year in the scope of consolidation, i.e., in the lists of entities that are fully consolidated, included by the equity method, or unconsolidated and held at cost.

Representing the unconsolidated entities held at cost, two subsidiaries were not consolidated (prior year: two); they are of minor overall significance to the Group’s financial position and results of operations. The combined total assets of these two entities represent less than 0.01% of the Group’s consolidated total assets, and their combined profit for the year represents less than 3.5% of the Group’s consolidated profit for the year. In the

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

OeKB Group’s consolidated financial statements, two companies (prior year: two), which are joint ventures, were accounted for by the equity method.

	31 December 2010	31 December 2009
Number of companies incl. in the consolidated financial statements or held at cost, by accounting method
Fully consolidated companies	2	2
Companies accounted for under the equity method	2	2
Unconsolidated subsidiaries held at cost	2	2
Other investments in companies held at cost	11	14

Total	17	20

(3) Methods of consolidation

The consolidation of the Group accounts involves purchase-method accounting; equity-method accounting; consolidation of intercompany balances, expenses and revenues; and the elimination of intercompany profits. The separate annual accounts of the fully consolidated entities and of the entities accounted for by the equity method are uniformly made up to 31 December.

The Group elected to make use of an option under IFRS 1 on 1 January 2004 (the date of transition to IFRS) by adopting the carrying amounts from the initial consolidation that was performed under the Austrian Commercial Code, or UGB. Acquisitions of subsidiaries are thus accounted for by the purchase method. Under this method, the cost of the acquired ownership interest is offset against the Group’s share of the subsidiary’s net assets at the time that control passes to the Group. As in the prior periods, the provisions of IFRS 3 on business combinations were not yet applied in the year under review, as no relevant transactions occurred. Intercompany balances, expenses, revenues, profits and losses are eliminated when significant.

Companies classified as joint ventures are accounted for under the equity method and are reported as interests in equity-accounted investees. Measurement by the equity method is based on local financial statements, adjusted to adhere to the Group’s uniform accounting methods. The annual results are obtained from the latest available annual separate financial statements and sub-groups’ consolidated financial statements, and the changes in equity are thus recognised in the year in which they occur. Dividends paid by joint ventures to the Group parent company are eliminated by reversing entries. Profits or losses for the year generated by joint ventures are shown in the consolidated income statement within share of results of equity-accounted investees.

(4) Foreign currency translation

The consolidated financial statements are presented in thousands of euros, rounded by the standard round-half-up convention. The euro is also the OeKB Group’s functional currency.

Assets and liabilities denominated in foreign currencies are translated at the reference exchange rates of the European Central Bank at the balance sheet date of 31 December 2010.

	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate
Foreign exchange reference rates at 31 December 2010
	AUD	1.3136	DKK	7.4535	JPY	108.65	SEK	8.9655
	CAD	1.3322	GBP	0.86075	NOK	7.8000	USD	1.3362
	CHF	1.2504	HRK	7.383	PLN	3.975
	CZK	25.061	HUF	277.95	RON	4.262

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(5) Financial instruments

Loans and advances to banks and customers

Loans and advances to banks and customers, to the extent that they are originated by the Group, are carried at their nominal amount or at amortised cost, before deduction of impairment losses and including accrued interest. Individual allowances for impairment losses are recognised for identifiable individual credit risks and for country risks. Impairment losses are not deducted from the corresponding loans and advances but are reported as a separate line item on the face of the balance sheet. Most of the loans and advances to banks made under OeKB’s Export Financing Scheme are guaranteed by the Republic of Austria. No collectively assessed provision for credit losses was required.

Other financial instruments

The item “other financial instruments” consists of all fixed income and variable income securities (including equities) and investments in unconsolidated subsidiaries and smaller shareholdings in other companies. In other words, investments consist of all securities and all unconsolidated investees. Effects on profit or loss are shown in the income statement within net gain or loss on financial instruments. The date of initial recognition or derecognition of other financial instruments is the settlement date.

Bonds and other fixed income securities as well as equity shares and other variable income securities are designated at fair value through profit or loss. As there is no trading portfolio in the OeKB Group, these securities form part of the investment portfolio, which is managed on the basis of market values. The securities are measured at fair value at the balance sheet date, with changes in value recognised in profit or loss.

The investments in unconsolidated subsidiaries and other companies are initially measured at amortised cost.

Financial liabilities

Financial liabilities are initially measured at their actual proceeds. Premiums, discounts or other differences between the proceeds and the repayment amount are realised over the term of the instrument by the effective interest method and recognised in net interest income (amortised cost). Zero coupon bonds are recognised at present value. Where derivatives are used to hedge the interest rate risk or currency risk associated with liabilities, the hedged debt instruments are recorded at fair value in order to avoid accounting mismatches.

Derivative financial instruments

The fair value of derivative contracts is calculated by generally accepted methods. Derivatives are recognised at the trade date.

Those derivative transactions which were entered into substantially to hedge the market values of banking book items in the balance sheet are recognised at their market value (their fair value, being the clean price) within other assets or other liabilities. To avoid accounting mismatches, the change in market values of the hedged balance sheet items, like that of the derivatives, is recognised in profit or loss within net gain or loss on financial instruments.

The exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act (in German: Ausfuhrfinanzierungsförderungsgesetz, published in Federal Law Gazette No. 216/1981, as amended), which is used to hedge exchange rate risks under the export financing scheme, is treated as a derivative contract and measured at fair value.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(6) Determination of fair value

The fair value of listed instruments is deemed to be the quoted market price at the balance sheet date (level 1). Unlisted instruments are measured using the present value method (present value of discounted future cash flows) or suitable option pricing models (Black-Scholes models, the multifactor HJM model or the Hull-White model approach). To the extent possible, the input parameters used for these models are the relevant market prices and interest rates observed at the balance sheet date that are obtained from widely accepted external sources (level 2). The net asset values of investment fund units are determined as set out in the Investment Fund Act.

(7) Allowance for impairment losses on loans and advances and other credit risk provisions

The allowance for impairment losses on loans and advances and other credit risk provisions relates to impairment of loans and advances, and any provision for credit guarantees. The allowance and provisions are raised for all identifiable credit risks and country risks. As part of its risk management system, the OeKB Group employs a credit analysis system and an internal rating procedure. Counterparties are classified into five internal credit rating categories on the basis of external ratings from internationally recognised rating agencies (Standard & Poor’s, Moody’s and Fitch). Credit ratings are monitored on an ongoing basis for changes. For clients without an external rating, internally developed criteria are applied. As a result, all banking book assets and off-balance sheet business can be classified according to creditworthiness and collateralisation.

(8) Property and equipment and intangible assets

Property and equipment comprises land and buildings used by the Group, and fixtures, fittings and equipment. Land and buildings used by the Group are those which are used primarily for the Group’s own business operations.

1.	Property and equipment and intangible assets are recorded at cost less accumulated depreciation and amortisation. The following useful lives are assumed:

Years
Useful life
Buildings	40
Fixtures, fittings and equipment, other than information technology	3 to 10
IT hardware	3 to 5
Software	3 to 5

2.	Low-value assets with an individual purchase price of up to EUR 400 are depreciated completely in the year of acquisition. In note 27, Property and equipment and intangible assets, low-value assets are recorded as additions and disposals in the year of acquisition.

Intangible assets comprise only purchased software. Their value is periodically reviewed.

(9) Sundry liabilities

Sundry liabilities are recorded at amortised cost.

(10) Employee benefit provisions

The provisions for pensions, termination benefits and long-service awards are calculated annually by an independent actuary using the projected unit credit method, in accordance with IAS 19. The biometric basis for the calculations consists of the version of the current computation tables by Pagler & Pagler specific to salaried

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

employees. The key parameters are a discount rate of 4.0% (prior year: 5.0%), an overall rate of salary and pension increases up to 3.5% (prior year: 4.25%)—which represents the collective-agreement trend and regular multi-employee increases and unscheduled individual-employee increases—and an assumed age at retirement of 58 years 3 months for women (prior year: 58 years) and 63 years 3 months for men (prior year: 63 years) based on the transitional provisions of the Austrian public pension scheme (ASVG) under the Budget Implementation Act 2003. In previous years, the pension obligations for a portion of the staff were transferred to a pension fund under a defined contribution plan. The employee benefit provisions include entitlements of former employees who were already receiving a pension before the time of the transfer, and non-transferred entitlements of present employees. For all active employees, the provisions include a component for a disability pension. The provision for termination benefits is determined so as to cover the legal and contractual entitlements. Actuarial gains and losses are fully recognised in the income statement in every financial year.

(11) Other provisions

Other provisions are recognised where all of the following conditions are met: the OeKB Group has a legal or constructive obligation to a third party as a result of a past event, the obligation is likely to lead to an outflow of resources, and the amount of the obligation can be reliably estimated.

Provisions are assessed at the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

In support of the export financing scheme, an interest rate stabilisation provision is maintained to stabilise the interest rates on export credits, based on the constructive obligation regarding the use of surpluses from the export financing scheme. This de facto obligation has a dual basis: it arises from the rules for the setting of interest rates in the export financing scheme, which specify fixed margins for OeKB; and from a directive from the Austrian Ministry of Finance on the use of surpluses from fixed interest facilities. The amount allocated to the provision is the total of i) the amount by which the interest earned in the export financing scheme exceeds the sum of the borrowing costs incurred and OeKB’s fixed margin, and ii) the net gain or loss from the measurement of the derivatives and financial liabilities in the export financing scheme. In accordance with these rules, the provision is used to stabilise the terms of export credits.

(12) Current and deferred taxes

The recognition and calculation of income taxes is performed in accordance with IAS 12. Current income tax assets and liabilities are measured by reference to local tax rates. Deferred taxes are determined by the balance sheet/liability approach. Under this approach, the carrying amounts of the assets and liabilities in the balance sheet are compared with the respective tax base for the particular Group company. Any temporary differences between the two sets of valuations lead to the recognition of deferred tax assets or liabilities.

(13) Consolidated income statement

Composition of net gains and losses on financial instruments

Net gains and losses on financial instruments are affected by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate movements and derecognition. For financial assets designated on initial recognition as at fair value through profit or loss, and thus measured as such, interest and dividend income is recorded within net interest income.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

Revenue recognition

Income and expenses are recognised as they accrue. Interest income is recognised on an accrual basis using the effective interest method. Dividend income is recognised at the time of the decision to pay the dividend.

Segmental information

In the segmental analysis presented below, the activities of the OeKB Group are divided into business segments. The delineation of these three segments—Export Services, Capital Market Services and Other Services—is based on the internal control structure and the internal financial reporting to the Executive Board as the chief operating decision-making body. The financial information for these segments is regularly reviewed to allocate resources to the segments and judge their performance.

The Export Services segment encompasses the management of guarantees provided by the Republic of Austria through OeKB as the government’s official agent under the Export Guarantees Act (in German: Ausfuhrförde-rungsgesetz); OeKB’s Export Financing Scheme; and the shareholding in “Österreichischer Exportfonds” GmbH.

The Capital Market Services segment comprises all services provided by Oesterreichische Kontrollbank AG relating to the capital market, clearing and settlement of on-exchange and off-exchange securities transactions, the CentralSecuritiesDepository.Austria, and clearing services for the energy market.

The Other Services segment consists of OeKB’s information services, its own-account investment portfolio, the activities of the OeKB Group in private sector credit insurance, and Oesterreichische Entwicklungsbank AG.

EUR thousand	Export Services	Capital Market Services	Other Services	Total
Results by business segment in 2010
Interest and similar income	773,443	—	17,049	790,492
Interest and similar expense	(694,641)	—	(1,870)	(696,511)
Share of results of equity-accounted investees	—	(52)	7,103	7,051

Net interest income	78,802	(52)	22,282	101,032
Impairment losses on loans and advances and other credit risk provisions	—	—	(150)	(150)
Net fee and commission income	21,049	27,484	2,631	51,164
Fee and commission income	24,574	29,610	3,698	57,882
Fee and commission expense	(3,525)	(2,126)	(1,067)	(6,718)
Administrative expenses	(38,644)	(24,871)	(16,567)	(80,082)
Net other operating income	16	1,612	5,721	7,349

Operating profit	61,223	4,173	13,917	79,313
Net gain or loss on financial instruments	(174)	—	13,758	13,584

Profit before tax	61,049	4,173	27,675	92,897
Income tax and other taxes	(14,349)	(975)	(5,375)	(20,699)

Profit for the year	46,700	3,198	22,300	72,198
Attributable to minority interests	(215)	—	—	(215)

Profit for the year attributable to shareholders of the parent	46,485	3,198	22,300	71,983
Segment assets	34,907,707	10,772	883,807	35,802,286
Segment liabilities	34,322,292	32,022	878,760	35,233,074

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

EUR thousand	Export Services	Capital Market Services	Other Services	Total
Results by business segment in 2009
Interest and similar income	1,097,231	—	22,384	1,119,615
Interest and similar expense	(1,007,599)	—	(4,315)	(1,011,914)
Share of results of equity-accounted investees	—	(49)	(378)	(427)

Net interest income	89,632	(49)	17,691	107,274
Impairment losses on loans and advances and other credit risk provisions	—	—	—	—
Net fee and commission income	16,533	26,825	2,592	45,950
Fee and commission income	24,349	28,780	3,337	56,466
Fee and commission expense	(7,816)	(1,955)	(745)	(10,516)
Administrative expenses	(36,638)	(24,345)	(15,917)	(76,900)
Net other operating income	24	972	7,841	8,837

Operating profit	69,551	3,403	12,207	85,161
Net gain or loss on financial instruments	(1,456)	—	35,206	33,750

Profit before tax	68,095	3,403	47,413	118,911
Income tax and other taxes	(15,197)	(741)	(11,281)	(27,219)

Profit for the year	52,898	2,662	36,132	91,692
Attributable to minority interests	(226)	—	—	(226)

Profit for the year attributable to shareholders of the parent	52,672	2,662	36,132	91,466
Segment assets	33,051,877	10,522	1,189,337	34,251,736
Segment liabilities	32,835,093	40,101	849,126	33,724,320

Transactions offset between segments represent services rendered. Services by Oesterreichische Kontrollbank AG to subsidiaries are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and income statement is necessary, as the consolidation items are assigned directly to the segments.

The segment information is, generally speaking, based on the same accounting methods as the consolidated financial statements.

As the regional focus of the OeKB Group’s activities lies in Austria, a geographic segmentation is not considered meaningful and is omitted.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

Notes to the Consolidated Income Statement of the OeKB Group

(14) Net interest income

EUR thousand	Amortised cost 2010	Fair value option 2010	Total 2010	Amortised cost 2009	Fair value option 2009	Total 2009
Interest income	775,008	15,484	790,492	1,103,718	15,891	1,119,609
Loans and advances and money market instruments	773,336	—	773,336	1,101,821	—	1,101,821
Fixed income securities	—	10,128	10,128	—	10,101	10,101
Equity shares and other variable income securities	—	5,356	5,356	—	5,790	5,790
Investments in unconsolidated subsidiaries and other companies	1,672	—	1,672	1,897	—	1,897

Share of results of equity-accounted investees	7,051	—	7,051	(427)	—	(427)

Interest expense	(385,286)	(311,225)	(696,511)	(499,807)	(512,107)	(1,011,914)
Money market instruments and current accounts	(19,404)	—	(19,404)	(32,446)	—	(32,446)
Debt securities in issue	(365,882)	(311,225)	(677,107)	(467,361)	(512,107)	(979,468)

Net income from leasing activities	—	—	—	6	—	6
Leasing income	—	—	—	437	—	437
Depreciation of leased assets and other leasing expenses	—	—	—	(431)	—	(431)

Total	396,773	(295,741)	101,032	603,490	(496,216)	107,274

(15) Impairment losses on loans and advances and other credit risk provisions

In the 2010 financial year an impairment loss of EUR 149,545 was recognised in respect of microcredits extended by OeKB.

(16) Net fee and commission income

EUR thousand	2010	2009
Credit operations	1,041	409
Securities services	25,416	24,756
Export guarantees	18,694	15,096
Energy clearing	2,126	2,090
Other services	3,887	3,599

Total	51,164	45,950

The export guarantee activities represent services provided by OeKB on behalf of the Austrian government; additional detail is provided in the Segmental information section of this report.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(17) Administrative expenses

EUR thousand	2010	2009
Staff costs	53,315	50,688
Salaries	35,953	33,905
Social security costs	7,620	7,268
Pension and other employee benefit costs	9,742	9,515
Other administrative expenses	22,568	22,009
Depreciation, amortisation and impairment of property and equipment and intangible assets	4,199	4,203

Total	80,082	76,900

The auditor’s remuneration is included in other administrative expenses and consisted of fees of EUR 333,000 (2009: EUR 285,000) for the audit of the Group’s annual accounts for 2010.

(18) Net other operating income

EUR thousand	2010	2009
Other operating income	8,668	9,536
Other operating expenses	(1,319)	(699)

Total	7,349	8,837

The item “other operating income” relates largely to service fees received by OeKB from non-fully consolidated subsidiaries for providing outsourced services on their behalf. In addition, in November 2008, OeKB was given the mandate to conduct all operating activities of Oesterreichische Clearingbank AG.

(19) Net gain or loss on financial instruments

Net gain or loss on financial instruments represents gains and losses from the disposal and valuation of securities, interests in investments and other companies.

The gains from securities of EUR 23.8 million (2009: EUR 39.4 million) included realised gains of EUR 3.6 million on disposal of securities (2009: EUR 3.0 million). The losses from securities were EUR 8.0 million (2009: EUR 3.0 million).

Foreign exchange differences and the fair-valued debt securities in issue and derivatives relate primarily to the export financing scheme and are to be regarded as a single unit from an economic point of view. The strong fluctuations in both items were driven by exchange rate movements, particularly in the US dollar and Swiss franc, but largely offset each other as a result of the hedging function of the derivatives.

EUR thousand	2010	2009
Net gain or loss on financial instruments
Net gain or loss from measurement at fair value through profit or loss
Securities	15,761	36,376
Foreign exchange differences	(46,411)	(374,801)
Debt securities in issue and derivatives	44,789	375,172

Subtotal	14,139	36,747
Net gain or loss on investments in unconsolidated companies	(555)	(2,997)

Total	13,584	33,750

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

The change in fair values of financial liabilities resulted exclusively from changes in market interest rates. The net loss on investments in unconsolidated companies reflects write-downs of EUR 0.7 million and valuation gains of EUR 0.15 million.

(20) Income tax and other taxes

EUR thousand	2010	2009
Income tax
Current tax expense	20,299	16,493
Deferred tax expense/(benefit)	400	10,726

Total	20,699	27,219

The actual taxes are calculated on the tax base for the financial year, at the local tax rates applicable to the individual Group companies. The taxation at the standard Austrian income tax rate is reconciled to the reported actual taxes as follows.

EUR thousand	2010	2009
Income tax reconciliation
Profit before tax	92,897	118,911
Tax expense at Austrian standard corporate income tax rate of 25%	23,224	29,728
Tax effect of tax-exempt results of investees	(2,279)	(1,720)
Tax effect of other tax-exempt income	(185)	(401)
Tax effect of non-deductible expenses	178	738
Adjustment for prior years	(1,916)	(3,390)
Other tax effects	1,677	2,264

Total	20,699	27,219

(21) Appropriation of profit

The Executive Board will propose to the 65th annual general meeting on 25 May 2011 that the profit available for distribution recorded in the parent company financial statements for the year 2010 in the amount of EUR 20,297,328.91 be used to pay a dividend of EUR 22.75 per share. The amount of the resulting total proposed dividend is EUR 20,020,000.00. This represents approximately 15% of the participating ordinary share capital for 2010 of EUR 130,000,000.00. After payment of the Supervisory Board emoluments, the balance, amounting to EUR 10,177.91, is to be carried forward.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

Notes to the Consolidated Balance Sheet of the OeKB Group

(22) Cash and balances at central banks

This item consists solely of cash and balances with central banks and corresponds to cash and cash equivalents reported in the cash flow statement.

(23) Loans and advances to banks

EUR thousand	Repayable on demand		Other maturities
	31 Dec. 2010	31 Dec. 2009	31 Dec. 2010	31 Dec. 2009
Domestic banks	1,565	7,592	26,755,405	28,674,660
Foreign banks	4,814	2,731	1,430,558	1,609,020

Total	6,379	10,323	28,185,963	30,283,680

(24) Loans and advances to customers

EUR thousand	Domestic customers		Foreign customers
	31 Dec. 2010	31 Dec. 2009	31 Dec. 2010	31 Dec. 2009
Public sector	8,414	8,916	600,230	740,809
Other	796,387	807,783	1,119	1,146

Total	804,801	816,699	601,349	741,955

The analysis by rating category is presented in note 51.

(25) Allowance for impairment losses on loans and advances and other credit risk provisions

The allowance for impairment losses on loans and advances relates only to loans and advances to customers, and concerns only credit risks. The item also includes any impairment of accrued interest at the balance sheet date. No collective impairment loss has been provided. The amount of non-performing loans and advances before impairment allowances was EUR 0.22 million (2009: also EUR 0.07 million). The amount of “other credit risk provisions” was nil.

(26) Other financial instruments

EUR thousand	31 Dec. 2010	31 Dec. 2009
Bonds and other fixed income securities	1,051,188	363,247
Treasury bills	543,583	7,203
Bonds	507,605	356,044
Of which listed bonds	1,049,497	357,767

Equity shares and other variable income securities	280,114	257,166
Equity shares	—	120
Investment fund units	280,114	257,046
Of which listed equity shares and other variable income securities	2,374	2,174

Unconsolidated companies	24,919	25,475
Investments in unconsolidated subsidiaries	1,536	1,536
Investments in other unconsolidated companies	23,383	23,939

Total other financial instruments	1,356,221	645,888

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

Bonds and other fixed income securities as well as equity shares and other variable income securities in the amount of EUR 1,331 million (2009: EUR 620 million) are held at fair value through profit or loss. No reclassifications were made.

In 2010, as part of liquidity management for the Export Financing Scheme, a liquid assets portfolio was established that had a market value of EUR 709.5 million at 31 December 2010.

(27) Property and equipment and intangible assets

EUR thousand	Cost at 1 Jan. 2010	Additions in 2010	Disposals in 2010	Cost at 31 Dec. 2010	Accumulated depreciation and amortisation	Net book value at 31 Dec. 2010	Net book value at 31 Dec. 2009	Current-year depreciation and amortisation
2010
Property and equipment	93,954	2,717	(797)	95,874	(67,501)	28,373	29,386	(3,713)
Land and buildings	71,902	—	—	71,902	(50,183)	21,719	23,814	(2,095)
Fixtures, fittings and equipment	22,052	972	(797)	22,227	(17,318)	4,909	5,572	(1,618)
Assets under construction	—	1,745	—	1,745	—	1,745	—	—
Intangible assets	2,893	528	(1)	3,420	(2,311)	1,109	1,066	(486)
Software	2,893	408	(1)	3,300	(2,311)	989	1,066	(486)
Assets under construction	—	120	—	120	—	120	—	—

Total	96,847	3,245	(798)	99,294	(69,812)	29,482	30,452	(4,199)

Within the carrying amount of land and buildings used by the Group, the value of the land itself was EUR 4.4 million (2009: also EUR 4.4 million).

EUR thousand	Cost at 1 Jan. 2009	Additions in 2009	Disposals in 2009	Cost at 31 Dec. 2009	Accumulated depreciation and amortisation	Net book value at 31 Dec. 2009	Net book value at 31 Dec. 2008	Current-year depreciation and amortisation
2009
Property and equipment	92,439	2,047	(532)	93,954	(64,568)	29,386	31,089	(3,750)
Land and buildings	71,906	—	(4)	71,902	(48,088)	23,814	25,954	(2,140)
Fixtures, fittings and equipment	20,533	2,047	(528)	22,052	(16,480)	5,572	5,135	(1,610)
Intangible assets
Software	2,653	240	—	2,893	(1,827)	1,066	1,279	(453)

Total	95,092	2,287	(532)	96,847	(66,395)	30,452	32,368	(4,203)

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(28) Companies wholly or partly owned by OeKB AG

Company name and registered office	Banking Act category [1]	Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Directly held	Indirectly held	in %	Reporting date of latest annual accounts	Equity as defined in sec. 224(3) UGB [2], in EUR thousand	Profit for the year, EUR thousand
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	x		100.00	31 Dec. 2010	6,199	782
„Österreichischer Exportfonds” GmbH, Vienna	CI	x		70.00	31 Dec. 2010	10,554	465
Companies accounted for under the equity method (joint ventures)
OeKB EH Beteiligungs- und Management AG, Vienna	OC	x		51.00	31 Dec. 2010	87,626	4,255
OeKB Versicherung Aktiengesellschaft, Vienna	OC		x	51.00	31 Dec. 2010	35,285	1,829
PRISMA Kreditversicherungs-Aktiengesellschaft, Vienna	OC		x	51.00	31 Dec. 2010	27,051	5,154
PRISMA Risikoservice GmbH, Vienna	OC		x	51.00	31 Dec. 2010	11,176	2,136
OeKB Südosteuropa Holding Ges.m.b.H., Vienna	OC		x	51.00	31 Dec. 2010	11,472	(28)
OeKB Financial Services D.O.O., Belgrade	OC		x	26.01	31 Dec. 2010	448	45
Hrvatsko Kreditno Osiguranje d.d., Zagreb	OC		x	24.99	31 Dec. 2010	4,977	(115)
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	OC	x		50.00	31 Dec. 2010	252	(104)
Unconsolidated subsidiaries, held at amortised cost
OeKB Business Services GmbH, Vienna	OC	x		100.00	31 Dec. 2010	2,121	73
OeKB Zentraleuropa Holding GmbH, Vienna	OC	x		100.00	31 Dec. 2010	4,266	2,401
Investments in other unconsolidated companies, held at amortised cost
AGCS Gas Clearing and Settlement AG, Vienna	OC	x		20.00	31 Dec. 2009	2,798	(86)
APCS Power Clearing and Settlement AG, Vienna	OC	x		17.00	31 Dec. 2009	2,078	(241)
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	x		18.4999	31 Dec. 2009	2,581	1,778
ECRA Emission Certificate Registry Austria GmbH, Vienna	OC	x		12.50	31 Dec. 2009	290	39
Einlagensicherung der Banken und Bankiers Gesellschaft m.b.H., Vienna	OC	x		0.10	31 Dec. 2009	77	22
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	x		8.06	31 Dec. 2009	1,167	283
„Garage Am Hof” Gesellschaft m.b.H., Vienna	OC	x		2.00	31 Dec. 2009	4,276	975
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	x		12.60	31 Dec. 2009	5,745	699
CEESEG Aktiengesellschaft (former Wiener Börse AG), Vienna	OC	x		6.6046	31 Dec. 2009	276,390	101,872
Budapest Stock Exchange Ltd., Budapest	OC	x		18.35	31 Dec. 2009	20,045	5,143
Link-up Capital Markets S.L., Madrid	OC	x		5.90	31 Dec. 2009	5,705	(2,061)

1	“Other Company” (OC) refers to companies that are neither Credit Institutions nor Financial Institutions by the definitions of the Austrian Banking Act.
2	“UGB” refers to the Austrian Commercial Code.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

OeKB EH Beteiligungs- und Management Group, a sub-group of companies which is accounted for under the equity method as a result of a joint venture agreement, had equity of EUR 103.5 million and profit for the year in 2010 of EUR 13.9 million. In the financial year, OeKB received a dividend of EUR 3,109,000 from OeKB EH Beteiligungs- und Management AG.

The sub-group operates primarily in the credit insurance sector. In 2010, with more than 2,500 insurance policies in force, the sub-group generated total premium income of EUR 75.0 million (2009: EUR 63.3 million). The claims ratio (claims expenses as a percentage of premium income) was 29.6% in the financial year (2009: 113.3%).

(29) Other assets

EUR thousand	31 Dec. 2010	31 Dec. 2009
Sundry assets	14,750	9,340
Positive fair values of derivative contracts	4,569,118	1,364,287
Prepayments and accrued income	44,919	61,178

Total	4,628,787	1,434,805

An analysis of the derivative positions by remaining term to maturity is set out in note 46.

(30) Deposits from banks

EUR thousand	Repayable on demand		Other deposits
	31 Dec. 2010	31 Dec. 2009	31 Dec. 2010	31 Dec. 2009
Domestic banks	620,627	543,506	56,025	174,498
Foreign banks	80,788	114,051	653,733	148,539

Total	701,415	657,557	709,758	323,037

(31) Deposits from customers

EUR thousand	Domestic customers		Foreign customers
	31 Dec. 2010	31 Dec. 2009	31 Dec. 2010	31 Dec. 2009
Public sector	496,775	402,849	2,271	12,150
Other	78,949	64,624	30,058	37,127

Total	575,724	467,473	32,329	49,277

(32) Debt securities in issue

EUR thousand	Debt securities in issue		Of which listed
	31 Dec. 2010	31 Dec. 2009	31 Dec. 2010	31 Dec. 2009
Bonds issued	24,825,728	24,681,425	24,825,728	24,681,425
Other debt securities in issue	5,571,110	5,194,635	—	—

Total	30,396,838	29,876,060	24,825,728	24,681,425

Debt securities in issue included EUR 18,461.4 million (2009: EUR 17,557.3 million) of liabilities at fair value through profit or loss, for which the amount repayable on maturity was EUR 16,875.1 million (2009: EUR 17,602.7 million).

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(33) Provisions

EUR thousand	1 January 2010	Amounts used	Release	Additions	31 December 2010
Movement in provisions in 2010
Employee benefit provisions	104,565	(4,299)	—	8,092	108,358
Other provisions	402,822	(11,334)	—	145,911	537,399

Total	507,387	(15,633)	—	154,003	645,757

Included in employee benefit provisions are provisions for vacation pay and similar obligations in the amount of EUR 3.9 million (2009: EUR 3.9 million). Movements in provisions for long-term employee benefits were as follows:

EUR thousand	Pension	Termination benefits	Total 2010	Total 2009
Movement in non-current employee benefit provisions
Present value of defined benefit obligation (DBO), representing the total long-term employee benefit provisions at 1 January	79,027	21,604	100,631	96,647
Service cost	815	712	1,527	1,521
Interest cost	3,604	997	4,601	4,988
Benefits paid	3,404	907	4,311	4,075
Actuarial gain or loss	1,326	621	1,947	1,550
DBO at 31 December	81,368	23,027	104,395	100,631

Long-term employee benefit provisions at 31 December	81,368	23,027	104,395	100,631

EUR thousand	2009	2008	2007	2006
Historical information on DBO
Pension provision	79,027	75,648	75,383	74,128
Termination benefit provision	21,604	20,999	18,934	17,656

Long-term employee benefit provisions	100,631	96,647	94,317	91,784

The pension provisions relate to obligations under direct pension commitments or under single-employee agreements. In the prior years, the pension obligations for a portion of the staff were transferred to a pension fund under a defined contribution plan. In connection with this, contributions in the amount of EUR 0.7 million (2009: EUR 0.7 million) were paid to the pension fund in 2010. The pension provisions include entitlements of the other employees, and of former employees who were already receiving a pension before the time of the transfer, as well as disability pension obligations in respect of all present employees.

The full change in non-current employee benefit provisions is recorded within staff costs. Staff costs also included the contributions of EUR 0.1 million to the termination benefit fund (2009: EUR 0.1 million).

The item “other provisions” at 31 December 2010 included an interest rate stabilisation provision of EUR 530.4 million (2009: EUR 392.1 million) made in order to stabilise the interest rates for the export financing scheme. Information on the measurement of this provision is provided in note 11. In the year under review, an addition of EUR 52.9 million to the interest rate stabilisation provision was made from interest income and an addition of EUR 85.4 million was made from valuation results.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(34) Tax assets and tax liabilities

Tax assets and liabilities respectively include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base in Group companies. No deferred taxes were recognised for any interests in companies.

Deferred taxes arose on the following items:

EUR thousand	Deferred tax assets		Deferred tax liabilities
	31 Dec. 2010	31 Dec. 2009	31 Dec. 2010	31 Dec. 2009
Deferred tax assets and liabilities
Loans and advances to banks and customers	—	—	—	—
Securities	4,069	2,619	16,106	11,280
Employee benefit provisions	10,117	9,791	—	—
Other provisions	38,899	36,253	—	—

Total	53,085	48,663	16,106	11,280

Net deferred taxes	36,979	37,383

(35) Other liabilities

EUR thousand	31 Dec. 2010	31 Dec. 2009
Negative fair values of derivative contracts	2,070,576	1,740,916
Accruals and deferred income	38,351	45,484
Sundry liabilities	32,688	34,316

Total	2,141,615	1,820,716

Accruals and deferred income included deferrals of up-front payments received for services in connection with the export guarantee business, and deferrals related to the issue of debt securities by the Group.

(36) Capital and capital management

The share capital of EUR 130,000,000 is divided into 880,000 no-par-value shares. These registered ordinary shares with restricted transferability are represented by provisional share certificates made out in the name of each individual shareholder.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

OeKB AG is the parent institution of the OeKB “banking group” for the purposes of section 30 Austrian Banking Act. The regulatory capital resources of the OeKB Group as determined under the Banking Act shows the following composition at 31 December:

EUR thousand	2010	2009
Regulatory capital requirement under section 22 Austrian Banking Act
Risk-weighted assets (based on Standardised approach to credit risk)	318,141	403,677
Trading book	—	—

Total risk-weighted assets	318,141	403,677
Regulatory capital requirement
Banking book [1]	25,451	32,294
Foreign exchange risk	78	2,713
Operational risk (Basic Indicator approach)	24,315	24,419

Total regulatory capital requirement	49,844	59,426

Consolidated regulatory capital resources under section 24 Austrian Banking Act
Paid-up share capital	130,000	130,000
Reserves (including goodwill or gains on acquisition)	218,522	193,487
Minority interests	3,026	3,026
Intangible assets	(1,109)	(1,066)
50% deductions under section 23(13)4a Banking Act (investments in insurance companies)	(8,049)	(8,449)

Tier 1 capital	342,390	316,998
Tier 2 capital (reserve for general banking risks under section 57 Banking Act)	124,897	113,906
50% deductions under section 23(13)4a Banking Act (investments in insurance companies)	(8,050)	(8,448)

Total regulatory capital resources	459,237	422,456
Surplus regulatory capital	409,393	363,030

[1]	8% of total risk-weighted assets.

The resulting consolidated capital ratio (regulatory capital resources as a percentage of total risk-weighted assets) at the end of the financial year was 144.4%, compared to 104.7% at the end of 2009. The consolidated Tier 1 capital ratio was 107.6%, compared to 78.5% one year earlier. The high excess cover was reflected in a cover ratio (capital resources as a percentage of the capital requirement) of 921.3% (2009: 710.9%).

Section 3 Austrian Banking Act exempts OeKB AG—in respect of transactions related to export promotion activities under the Export Guarantees Act and the Export Financing Guarantees Act 1981—from the requirements on solvency (under sections 22 to 22q Austrian Banking Act), on liquidity, on open foreign currency positions and on large-scale investments (under sections 25 to 27 Austrian Banking Act). The banking group as defined under section 30 Austrian Banking Act, unlike the IFRS basis of consolidation, does not include the investments in insurance companies. The strategic aim of capital management in the OeKB Group is to ensure a sustained stable capital base. There were no material changes in capital management. At all times during the reporting period, the Group satisfied the capital requirements of the national supervisor.

The regulatory capital requirement for credit risk is determined in accordance with the provisions of section 22a Austrian Banking Act (Standardised approach to credit risk). The capital required to be held for operational risk is determined by the Basic Indicator approach under section 22j of the Act. The banking group does not hold

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

a trading book. At Group level, the risks are aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required is compared with the economic capital available, and both measures are monitored.

Other Information and Risk Report

(37) Information regarding the cash flow statement

The cash flow statement shows the cash position and cash flows of the OeKB Group. The cash position recorded, in the narrow sense, consists of cash and balances with central banks.

For credit institutions, the cash flow statement has very limited relevance. The cash flow statement is neither a substitute for liquidity planning, nor is it used in managing liquidity risks.

(38) Analysis of remaining maturities

EUR thousand	Repayable on demand	Not more than 3 months	Over 3 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total
Residual maturities at 31 December 2010
Loans and advances to banks	42,320	1,490,877	7,064,029	14,715,793	4,879,323	28,192,342
Loans and advances to customers	1,772	331,447	478,289	204,158	390,484	1,406,150
Securities at fair value through profit or loss	280,115	40,765	66,511	537,214	406,696	1,331,301

Total	324,207	1,863,089	7,608,829	15,457,165	5,676,503	30,929,793
Deposits from banks	737,843	645,451	5,000	7,726	15,153	1,411,173
Deposits from customers	586,046	—	—	—	22,007	608,053
Debt securities in issue	—	4,244,948	5,545,432	14,357,604	6,248,854	30,396,838

Total	1,323,889	4,890,399	5,550,432	14,365,330	6,286,014	32,416,064

EUR thousand	Repayable on demand	Not more than 3 months	Over 3 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total
Residual maturities at 31 December 2009
Loans and advances to banks	10,322	1,325,947	6,115,590	21,453,600	1,388,544	30,294,003
Loans and advances to customers	19,483	368,919	464,296	231,828	474,128	1,558,654
Securities at fair value through profit or loss	257,166	21,400	64,563	237,027	40,257	620,413

Total	286,971	1,716,266	6,644,449	21,922,455	1,902,929	32,473,070
Deposits from banks	657,557	304,557	15,000	—	3,480	980,594
Deposits from customers	495,791	—	—	—	20,959	516,750
Debt securities in issue	—	4,306,961	2,884,673	15,611,986	7,072,440	29,876,060

Total	1,153,348	4,611,518	2,899,673	15,611,986	7,096,879	31,373,404

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment. Accrued and deferred interest is assigned to the maturity class of “Not more than 3 months”.

(39) Loans and advances to and deposits from joint ventures, unconsolidated subsidiaries and other investees

EUR thousand	31 Dec. 2010	31 Dec. 2009
Deposits
Deposits from customers
Joint ventures and unconsolidated subsidiaries	47,961	30,413
Unconsolidated other companies	5,308	2,770

(40) Subordinated assets

The balance sheet contains no subordinated assets.

(41) Assets pledged as collateral

As a participant in the tenders of Oesterreichische Nationalbank (the Austrian central bank), OeKB pledged collateral in the form of bonds and other fixed income securities totalling EUR 5,111.2 million (2009: EUR 5,133.8 million). For trading on the futures exchanges in Frankfurt and London, OeKB pledged collateral in the total amount of EUR 30.4 million (2009: EUR 31.5 million).

To secure credit risks in connection with derivative transactions, OeKB received collateral in the form of deposits of EUR 645.0 million (2009: EUR 145.0 million).

(42) Contingent liabilities and commitments

The off-balance sheet contingent liabilities of EUR 27.4 million (2009: EUR 16.3 million) related to a guarantee given by Oesterreichische Entwicklungsbank AG. At the balance sheet date the OeKB Group had total undrawn credit commitments of EUR 3,723.5 million (2009: EUR 2,638.7 million).

(43) Sundry off-balance sheet obligations

As part of the deposit insurance system operated by the Vienna-based Banken and Bankiers GmbH, in accordance with section 93 Austrian Banking Act, OeKB and Exportfonds are required to guarantee a proportionate amount of deposits.

Obligations arising under leases (all of which are operating leases) and rental agreements for 2011 amount to EUR 1.4 million (at the end of the prior year the obligations for 2010 were EUR 1.4 million). The corresponding obligations for the five-year period from 2011 to 2015 were EUR 8.3 million (at the end of the prior year the obligations for the five-year period from 2010 to 2014 were EUR 7.9 million). Rent paid for 2010 was EUR 1.4 million (2009: EUR 1.3 million).

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(44) Fiduciary assets and liabilities

EUR thousand	31 Dec. 2010	31 Dec. 2009
Fiduciary positions recognised in the balance sheet
Loans and advances to banks	15,714	16,927
Loans and advances to customers	990	990
Other assets	10,157	6,000

Fiduciary assets	26,861	23,917
Deposits from banks	990	990
Deposits from customers	25,871	22,927

Fiduciary liabilities	26,861	23,917

Off-balance sheet fiduciary transactions amounted to EUR 17.4 million (2009: EUR 18.3 million). This item consists largely of foreign-aid credits processed on behalf of the Republic of Austria.

(45) Supplementary information on assets and liabilities under the Austrian Banking Act

EUR thousand	31 December 2010		31 December 2009
	Assets	Liabilities	Assets	Liabilities
Denominated in foreign currency	603,000	21,069,556	136,842	23,090,408
Issued or originated outside Austria	2,434,755	28,443,750	2,710,376	30,228,774

(46) Derivative financial instruments

	Notional amount at 31 Dec. 2010—Remaining maturity
EUR thousand	Not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total 2010	Positive fair values	Negative fair values
Interest rate derivatives
Interest rate swaps (OTC)	5,739,785	13,968,572	3,152,993	22,861,350	630,004	399,956
Currency derivatives
Currency swaps (OTC)	8,142,969	7,438,060	1,877,415	17,458,444	3,939,115	1,670,621

Total	13,882,754	21,406,632	5,030,408	40,319,795	4,569,118	2,070,576

	Notional amount at 31 Dec. 2009—Remaining maturity
EUR thousand	Not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total 2009	Positive fair values	Negative fair values
Interest rate derivatives
Interest rate swaps (OTC)	2,423,047	14,724,541	3,374,708	20,522,296	504,605	388,729
Currency derivatives
Currency swaps (OTC)	4,772,127	8,962,011	2,931,132	16,665,270	859,682	1,352,188

Total	7,195,174	23,686,552	6,305,839	37,187,566	1,364,287	1,740,916

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(47) Fair value of financial instruments

The table below presents the carrying amounts and fair values of financial assets and liabilities, analysed by category.

Fair values are determined as described in note 6. The market values of loans and advances to banks and customers and of deposits from banks and customers are based on inputs that in the case of assets and of liabilities are directly or indirectly observable. The same is true of the market values of derivatives reported in other assets and other liabilities (level 2).

The determination of the market values of other financial instruments is based on prices quoted on an active market (level 1). No reclassifications occurred in the fiscal year or prior year.

EUR thousand	Loans and receivables		Other financial instruments at amortised cost		Financial instruments, at fair value		Total 2010
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Fair value 2010
Assets
Cash and balances at central banks			83,060	83,060			83,060	83,060
Loans and advances to banks	28,192,342	28,899,548					28,192,342	28,899,548
Loans and advances to customers	1,406,150	1,408,050					1,406,150	1,408,050
Allowance for impairment losses on loans and advances	(224)	(224)					(224)	(224)
Other financial instruments			24,920	36,050	1,331,301	1,331,301	1,356,221	1,367,351
Other assets			59,669	59,669	4,569,118	4,569,118	4,628,787	4,628,787

Liabilities
Deposits from banks			1,411,173	1,411,420			1,411,173	1,411,420
Deposits from customers			608,053	608,053			608,053	608,053
Debt securities in issue			11,935,472	12,478,330	18,461,366	18,461,366	30,396,838	30,939,696
Other liabilities			71,039	71,039	2,070,576	2,070,576	2,141,615	2,141,615

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

EUR thousand	Loans and receivables		Other financial instruments at amortised cost		Financial instruments, at fair value		Total 2009
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Fair value 2009
Assets
Cash and balances at central banks			189,273	189,273			189,273	189,273
Loans and advances to banks	30,294,003	31,073,527					30,294,003	31,073,527
Loans and advances to customers	1,558,654	1,559,445					1,558,654	1,559,445
Allowance for impairment losses on loans and advances	(74)	(74)					(74)	(74)
Other financial instruments			25,475	36,606	620,413	620,413	645,888	657,019
Other assets			71,617	71,617	1,364,287	1,364,287	1,435,904	1,435,904

Liabilities
Deposits from banks			980,594	980,908			980,594	980,908
Deposits from customers			516,750	516,750			516,750	516,750
Debt securities in issue			12,318,731	12,657,793	17,557,328	17,557,328	29,876,060	30,215,121
Other liabilities			79,799	79,799	1,740,916	1,740,916	1,820,716	1,820,716

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(48) Risk management

Risk management—essentially, the identification, monitoring, assessment, reporting, planning and treatment of risks—consists of important processes designed to ensure the security and profitability of the enterprise in the interest of customers and owners. Every risk assumed by the OeKB Group must be consistent with the Executive Board’s risk policy and strategy, which aims to assure a sustained stable return on equity through a conservative approach to all risks, including financial risks and risks arising from business operations in general.

The Internal Capital Adequacy Assessment Process (ICAAP) implemented in the OeKB Group serves to assure the maintenance of the defined bank-specific level of capital adequacy and, as a measurement and control tool, forms an integral part of the management process.

A key variable in the measurement and management of risk is economic capital; it is calculated using the concept of Value at Risk (VaR) over a one-year time horizon. In the ICAAP, credit risk, market risk, operational risk and business risk are taken into account quantitatively, through the calculation of economic capital (business risk is considered to be the risk that earnings will suffer as a result of changes in the business environment—such as markets, customer behaviour or technology—or of inappropriate or inadequately implemented business strategy). Liquidity risk is managed on the basis of cash-flow and funding projections (using idiosyncratic and systemic stress assumptions) that are compared critically with the counterbalancing capacity. In this context, risk essentially is defined as the danger that the actual outcome will be less favourable than the expected outcome. In other words, risk is the level of probability of a specified unexpected loss.

For each risk type, the table below shows the minimum capital required under the Austrian Banking Act and the corresponding Values at Risk based on the ICAAP:

EUR thousand	Value at Risk under ICAAP	Regulatory capital requirement under section 22 Banking Act
Risk exposure and capital requirement at 31 December 2010
Credit risk	32,132	25,452
Commodity and foreign exchange risk	38,915	78
Other market risk in the banking book	42,755	—
Other risks	19,155	—
Operational risk	33,792	24,315

EUR thousand	Value at Risk under ICAAP	Regulatory capital requirement under section 22 Banking Act
Risk exposure and capital requirement at 31 December 2009
Credit risk	32,637	32,294
Commodity and foreign exchange risk	8,184	2,713
Other market risk in the banking book	72,616	—
Other risks	19,126	—
Operational risk	33,936	24,419

In the calculation of risk coverage, the economic capital required is compared with the economic capital available. This is done in a multi-tier system addressing various risk coverage objectives. The available capital is allocated to market risk and credit risk in proportion to the respective economic capital required. In key areas, additional limits are in place at the operations level.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

Risk assessment is performed at least quarterly. Credit risks that are individually material are measured using Credit Value at Risk; individually material market risks are measured using VaR. Credit and market risks that are not individually material are assessed by allowing a lump sum for them. Other risks (including business risk) are recognised through flat percentage-based amounts. The assessment of operational risk employs the Basic Indicator approach, expanded by a distribution assumption for estimation at a high confidence level. The systems used for this purpose are SAP, Bloomberg and proprietary systems.

Risk management is supported by the system of internal control, which serves to assure compliance with rules, standards and risk mitigation procedures. Extensive automated IT general controls, as well as reviews performed particularly by the Internal Audit department, contribute to the effectiveness of this internal control system.

One of the priorities in 2010 was the implementation of a software solution for risk assessment and asset/ liability management, which was completed in December 2010. With this solution, all significant risk types are evaluated in a single system that also permits dynamic simulations and hence helps to achieve integrated earnings and risk management, both on a single-period and discounted multi-period basis. For 2011 it is planned to use the software permanently in this integrated risk management and to expand the analyses performed.

In the area of operational risk management, in 2010 the process-oriented risk analysis and reporting was intensified in collaboration with the designated officer responsible for the internal control system as well, the Executive Board approved an internal control system policy.

Risk management organisation

Against the backdrop of the OeKB Group’s major business activities and its specific business and risk structure, the bank has adopted a clear functional organisation of the risk management process; well-defined roles are assigned to the following organisational units:

Executive Board: In accordance with the responsibilities prescribed for it in the Austrian Banking Act, the Executive Board sets the Group’s risk policy and strategy. As part of the Group’s enterprise-wide risk management, the Executive Board, working with the Risk Management Committee, determines the acceptable aggregate amount of risk (based on the calculated capacity to assume risk), approves risk limits derived from this aggregate and decides on the procedures for risk monitoring.

Risk Management Committee: The function of the Risk Management Committee is derived from the risk policy and consists of strategic risk control and risk monitoring. The Risk Management Committee is the primary recipient of the risk reports, monitors and manages the risk profiles for the individual risk types, and, as needed, decides actions based on the risk reports. The committee consists of the Executive Board, the Chief Risk Officer (CRO) and Deputy CRO, the Operational Risk Manager, Financial Risk Manager, internal control system officer and representatives from the Accounting department and business segments.

Chief Risk Officer: The implementation of the measures decided by the Risk Management Committee is overseen by the Chief Risk Officer, supported by the Financial Risk Manager, the Operational Risk Manager and the Chief Information Security Officer (CISO).

“Risk Controlling” department: The “Risk Controlling” department is responsible for the measurement and assessment of financial risks, the operating-level financial risk accounting and the implementation and monitoring of internal controls in respect of financial risk, including the monitoring of internal limits and the actual implementation of the Internal Capital Adequacy Assessment Process, such as the determination of the Group’s aggregate risk.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

Operational risk management: The directions on the management of operational risk are implemented in the Group’s business operations by the Organisation, Construction, Environmental Issues and Security department (known as OBUS), with the exception of information security matters, which are the responsibility of the Chief Information Security Officer. The activities falling into the areas of operational risk management, of information security and of the internal control system officer are subject to ongoing coordination.

Asset and Liability Management Committee: Based on analysis of risks and returns, the Asset and Liability Management Committee (ALCO) defines structural targets and constraints for the business-level control units to manage the asset-liability structure of the Group’s portfolios and balance sheet.

Internal Audit: The organisational units involved in the risk management process and the procedures applied are regularly reviewed by the Internal Audit department.

Supervisory Board: The Supervisory Board has oversight of all risk management arrangements in the OeKB Group; it receives quarterly reports on the Group’s risk situation. These risk reports present in detail the financial risk situation and the economic capital for operational risk. The Audit Committee of the Supervisory Board also monitors the effectiveness of the system of internal control.

(49) Market risk

Market risks arise from a potential change in risk factors that may lead to a reduction in the market value of the financial items. The specific types of market risk distinguished are interest rate risk, foreign exchange risk and equity price risk. The Group’s market risks relate only to banking book positions, as no trading book is maintained.

Risks are assessed by the Value-at-Risk concept for estimating maximum potential losses. In addition, interest rate and exchange rate sensitivity ratios are determined, and the effects of extreme market movements are calculated through stress tests using two methods. First, the economic capital determined through the ICAAP is tested under various scenarios (expected shortfall, credit migration, and correlations). Additionally, for market risks, the impact of several specific scenarios is calculated (for example, historical contingencies such as Black Monday and September 11, 2001).

The largest amount of economic capital arises in connection with the Group’s investment portfolio (see note 26, Other financial instruments), which at the end of the year had an asset mix of 17.3% investment funds and 82.7% bonds. Of these bonds, EUR 709.5 million served as a liquidity buffer in the Export Financing Scheme; the buffer’s interest rate risk is hedged by interest rate swaps. The Value at Risk of the rest of the investment portfolio is determined monthly and, at 31 December 2010, amounted to EUR 45.5 million for a holding period of one year at a 99% confidence level. The interest rate risk is also monitored by using stress scenarios. Thus, it was calculated that a positive interest rate shock of 200 basis points would have led to a change of EUR 32.0 million in the market value of the banking book. Since 2009, an external overlay manager provides additional risk management for this portfolio.

Exchange rate risks exist above all in connection with raising long- and short-term funds for the export financing scheme. These risks are secured by an exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act 1981. An interest rate stabilisation provision is maintained against interest rate risks under the Export Financing Scheme.

Hedging

To assist in controlling market risks, the Group employs derivative financial instruments. The derivatives involved are interest rate swaps and cross currency interest rate swaps, which are traded over the counter (OTC)

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

and used largely as hedging instruments for debt securities issued by the OeKB Group. Instead of applying hedge accounting under IAS 39, these hedged financial liabilities are designated at fair value through profit or loss in order to avoid accounting mismatches. The changes in value of the derivative and of the respective hedged liability are thus recorded in the income statement.

(50) Liquidity risk

Liquidity risk is the risk of not being able to meet present or future payment obligations fully as they fall due. In the wider sense, liquidity risk also includes funding liquidity risk (the risk that funding can be obtained only on unfavourable market terms), and market liquidity risk (the risk that assets can be sold only at a discount).

The goal of the liquidity strategy, which forms part of the risk policy and strategy of the OeKB Group, is to secure sufficient access to required liquidity even in difficult market situations. OeKB’s decades-long excellent standing in international financial markets coupled with the high diversification of its funding instruments, and especially the Austrian government guarantee protecting the lenders, combine to facilitate market access for the Group even when markets are under special stress, as the financial crisis has demonstrated.

The OeKB Group’s liquidity strategy is guided by the recommendations of the Committee of European Banking Supervisors. At the core of risk measurement are cash-flow and funding projections—based both on idiosyncratic and systemic stress assumptions—that are set against the counterbalancing capacity (represented primarily by securities eligible for obtaining funding from central banks). Market liquidity risk is taken into account through corresponding haircuts. The survival period determined in this manner must be at least one month, although the goal is to achieve a far longer average survival period: The actual median length in 2010 was about nine months.

The daily liquidity position is monitored, and is stabilised by means of a portfolio of diversified funding facilities. A detailed presentation of the liquidity situation is regularly produced and reported to the ALCO.

To cover any liquidity requirements arising from potential gaps between cash inflows and outflows, the OeKB Group holds liquid assets, particularly in the form of eligible securities (securities eligible for obtaining funding from central banks). In 2010, OeKB expanded its liquidity buffer for the Export Financing Scheme through the purchase of top-rated bonds. These assets can be pledged or sold as required to meet a need for liquidity.

The long-term management of liquidity is performed based on the (negative or positive) liquidity gaps identified by analysing the long-term maturity structure of assets versus liabilities.

EUR thousand	Not more than 2 years	Over 2 years but not more than 5 years	Over 5 years but not more than 10 years	Over 10 years
Liquidity gaps based on long-term asset/liability maturity analysis at 31 December 2010
Liquidity gap	(990,434)	(23,568)	939,934	(1,223,462)

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

Maturity analysis of liabilities

The tables below show the schedule of future cash outflows and inflows based on the nominal amounts of the gross transaction, i.e. without taking netting agreements into account. The mapping into time buckets is based on the contractual maturity structure; liabilities payable on demand are assigned to “Not more than 1 month”.

EUR thousand	Net book value	Total	Not more than 1 month	Over 1 but not more than 3 months	Over 3 months but not more than 1 year	Over 1 but not more than 5 years	Over 5 years
Liabilities at 31 December 2010
Deposits from banks	1,411,173	1,404,827	1,396,841	—	5,427	2,559	—
Deposits from customers	608,053	579,131	579,131	—	—	—	—
Debt securities in issue	30,396,838	29,473,418	786,432	3,178,001	5,486,340	13,994,471	6,028,174
Undrawn credit commitments and offers	—	3,742,846	707,878	1,152,345	980,908	861,965	39,750

Total	32,416,064	35,200,222	3,470,282	4,330,346	6,472,675	14,858,995	6,067,924
Derivatives	2,070,576	—	—	—	—	—	—
Outflows	—	13,877,549	519,864	1,271,581	3,977,701	6,090,219	2,018,183
Inflows	—	12,134,670	504,294	1,206,543	3,527,644	5,399,408	1,496,782

EUR thousand	Net book value	Total	Not more than 1 month	Over 1 but not more than 3 months	Over 3 months but not more than 1 year	Over 1 but not more than 5 years	Over 5 years
Liabilities at 31 December 2009
Deposits from banks	980,594	978,972	881,777	79,063	15,348	2,784	—
Deposits from customers	516,750	470,720	470,720	—	—	—	—
Debt securities in issue	29,876,060	29,000,381	1,176,511	2,859,580	2,833,687	15,235,338	6,895,265
Undrawn credit commitments and offers	—	2,638,736	210,440	897,530	1,018,165	512,602	—

Total	31,373,404	33,088,809	2,739,448	3,836,173	3,867,200	15,750,724	6,895,265
Derivatives	1,740,916	—	—	—	—	—	—
Outflows	—	13,670,745	49,796	610,349	2,541,282	7,468,746	3,000,571
Inflows	—	12,212,638	48,549	563,038	2,135,765	6,877,031	2,588,255

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(51) Credit risk

Credit risk is the risk of unexpected losses as a result of the default or deterioration in credit quality of counterparties. In view of its business structure, the OeKB Group distinguishes the following types of credit risk: counterparty risk/default risk, investee risk and concentration risk. The critical measure used for credit risk is Credit Value at Risk, representing the difference between an unexpected loss at a 99.99% confidence level and the expected loss associated with the respective default.

The probability of default is determined primarily by mapping from the ratings supplied by external rating agencies (Standard & Poor’s, Moody’s and Fitch). On the basis of these ratings, counterparties are classified into five internal rating categories. The data are continually updated. In the case of clients without an external rating, internally generated criteria are applied.

The credit exposure of the OeKB Group consists largely of export credits. In keeping with the Group’s exacting lending standards, the approval of these loans and commitments is subject to high loan security requirements (such as, notably, guarantees of the Republic of Austria). To secure credit risks in connection with derivative transactions, collateral agreements are concluded with the most significant counterparties, and downgrade trigger provisions are in place with all counterparties. These trigger clauses permit contracts to be assigned to third parties, or to be cancelled, upon a pre-defined deterioration in rating. The entire export financing scheme is treated as investee risk with its own dedicated supply of available economic capital.

The distribution of assets in the banking book (including the investment portfolio) across rating categories was as shown in the table below. Guaranteed assets are, to the extent of the guarantee, assigned to the rating category of the guarantor; assets guaranteed by the Republic of Austria are assigned to rating category 1; no credit derivatives are employed.

EUR thousand	Rating category 1 (AAA)	Rating category 2 (AA)	Rating category 3 (A)	Rating category 4 (BBB/BB)	Rating category 5 (B and below)	Total carrying amount
Credit portfolio by rating category 2010
Cash and balances at central banks	83,060	—	—	—	—	83,060
Loans and advances to banks	27,588,223	436,087	167,874	86	73	28,192,342
Loans and advances to customers	1,363,792	—	35,012	—	7,345	1,406,150
Allowance for impairment losses on loans and advances	—	—	—	—	(224)	(224)
Other financial instruments	891,179	61,986	132,946	267,101	3,009	1,356,221
Derivatives	3,542,048	636,762	390,309	—	—	4,569,118

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

EUR thousand	Rating category 1 (AAA)	Rating category 2 (AA)	Rating category 3 (A)	Rating category 4 (BBB/BB)	Rating category 5 (B and below)	Total carrying amount
Credit portfolio by rating category 2009
Cash and balances at central banks	189,273	—	—	—	—	189,273
Loans and advances to banks	29,472,045	403,076	416,816	29	2,037	30,294,003
Loans and advances to customers	1,522,916	12,208	11,364	4,341	7,825	1,558,654
Allowance for impairment losses on loans and advances	—	—	—	—	(74)	(74)
Other financial instruments	135,819	64,572	181,356	262,216	1,924	645,888
Derivatives	766,881	335,340	262,066	—	—	1,364,287

The table below analyses the banking book assets by country category; export credits backed by a guarantee under the Export Financing Act are included under “Austria”.

EUR thousand	31 Dec. 2010	31 Dec. 2009
Credit portfolio by country category
Austria	33,347,386	32,109,050
EU (excluding Austria)	1,790,810	1,308,906
Other countries	468,471	444,877

As at 31 December 2010 the highest exposures within the region “EU (excluding Austria)” were with the United Kingdom (EUR 945.9 million), Germany (EUR 420.8 million) and France (EUR 145.2 million). The highest exposures under “Other countries” were with the United States (EUR 404.0 million), Norway (EUR 13.0 million) and Australia (EUR 11.8 million).

The Group’s business operations are subject not only to the regulatory requirements but also to the volume limits set by the Executive Board for transaction types and portfolios, as well as counterparty and issuer limits that apply across business lines.

(52) Operational risk

Operational risk is the risk of losses resulting from inadequacy or failure of internal processes, people or systems, or from external events, including legal risks.

Standards, rules and processes are derived from the risk policy and documented in the operational risk manual. This also includes emergency management manuals and emergency plans, as well as crisis scenarios, all of which are annually reviewed. The effectiveness of these plans and procedures is tested in scenario training events. The maintenance and evaluation of the loss database on an ongoing basis helps to assure a permanent process of optimisation of operational risks. In view of the high importance of information security, the Group has a dedicated information security officer.

Risk mitigation is also promoted by an effective system of internal control. In 2010 a key area of activity was the further development and refinement of a process-oriented internal control system together with the staff member responsible for this system. This further development will be extended to the subsidiaries in 2011.

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(53) Staff count

During the financial year, the Group had an average of 396 employees (2009: 385 employees). The number of employees is expressed in full-time equivalents.

(54) Boards’ remuneration and loans

The following table gives details of the aggregate compensation of the Executive Board and Supervisory Board members and the termination benefits and pension expenses for Executive Board members, key management and other employees (including changes in entitlements and provisions).

As permitted under section 266(7)b Austrian Commercial Code, the aggregate remuneration of current Executive Board members is not stated. At 31 December 2010 there were no outstanding loans to members of the Executive Board or Supervisory Board. There were also no guarantees by OeKB for these individuals. There are no management share option plans for the Executive Board or for key managers.

EUR thousand	2010	2009
Boards’ remuneration and loans
Aggregate remuneration
Current members of the Executive Board	Not disclosed	Not disclosed
Former members of the Executive Board	136	135
Members of the Supervisory Board	267	255
Pension and termination benefit expenses for
Executive Board/key management	3,243	3,075
Other employees	5,651	6,035

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(55) Board members and officials

•     Members of the Executive Board

Johannes Attems

Rudolf Scholten

•     Members of the Supervisory Board

Erich Hampel, Chairman

Walter Rothensteiner,

1st Vice-Chairman

Franz Hochstrasser,

2nd Vice-Chairman

Helmut Bernkopf

Peter Hofbauer (until 18 May 2010)

Friedrich Hondl

Stephan Koren

Reinhard Ortner (until 18 May 2010)

Heimo Penker

Angelo Rizzuti

Ludwig Scharinger (since 18 May 2010)

Herbert Stepic

Thomas Uher

Gerald Wenzel (since 18 May 2010)

Stephan Winkelmeier (until 7 June 2010)

Robert Zadrazil

Franz Zwickl

Staff Delegates:

Martin Krull

Anish Gupta

Alexandra Griebl (since 14 March 2010)

Christian Leicher

Claudia Richter

Erna Scheriau

Otto Schrodt

Ulrike Zabini

•     Government commissioners

under section 76 Austrian Banking Act

Thomas Wieser, Commissioner (since 1 January 2011)

Alfred Lejsek, Commissioner (until 1 January 2011)

Johann Kinast, Deputy Commissioner

The above government commissioners are also representatives of the Austrian Minister of Finance under section 6 Export Financing Guarantees Act 1981.

•     Government commissioners

under section 27 of the Articles of Association

(supervision of bond cover pool)

Johannes Ranftl, Commissioner

Edith Wanger, Deputy Commissioner

(56) Other related party transactions

As a specialised institution for export services and capital market services, OeKB engages in many transactions with its shareholders. All these transactions are conducted at arm’s length.

The following balance sheet items include transactions with shareholders of OeKB:

EUR million	31 Dec. 2010	31 Dec. 2009
Other related party transactions
Loans and advances to banks	23,927	25,786
Other financial instruments	81	36
Deposits from banks	71	32

Notes to the Consolidated Financial Statements

of the OeKB Group—(Continued)

(57) Date of approval for publication

The date of submission of these financial statements to the Supervisory Board for approval is 22 March 2011.

Vienna, 23 February 2011

Oesterreichische

Kontrollbank Aktiengesellschaft

Signed by the Executive Board

Johannes Attems	Rudolf Scholten

Auditors’ Report

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of

Oesterreichische

Kontrollbank Aktiengesellschaft, Vienna,

for the year from 1 January 2010 to 31 December 2010. These consolidated financial statements comprise the consolidated balance sheet as of 31 December 2010, the consolidated income statement, the consolidated cash flow statement and the consolidated statement of changes in equity for the year ended 31 December 2010 and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Consolidated Financial Statements and for the Accounting System

The Company’s management is responsible for the group accounting system and for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility and Description of Type and Scope of the Statutory Audit

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with laws and regulations applicable in Austria and in accordance with International Standards on Auditing, issued by the International Auditing and Assurance Standards Board (IAASB) of the International Federation of Accountants (IFAC). Those standards require that we comply with professional guidelines and that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

Our audit did not give rise to any objections. In our opinion, which is based on the results of our audit, the consolidated financial statements comply with legal requirements and give a true and fair view of the financial position of the Group as of 31 December 2010 and of its financial performance and its cash flows for the year from 1 January to 31 December 2010 in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU.

Report on the Management Report for the Group

Pursuant to statutory provisions, the management report for the Group is to be audited as to whether it is consistent with the consolidated financial statements and as to whether the other disclosures are not misleading with respect to the Company’s position. The auditor’s report also has to contain a statement as to whether the management report for the Group is consistent with the consolidated financial statements.

In our opinion, the management report for the Group is consistent with the consolidated financial statements.

Vienna, 23 February 2011

KPMG Austria GmbH

Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

Martin Wagner	ppa Renate Vala

Certified Public Accountants

MAP OF AUSTRIA

REPUBLIC OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	the Federal Republic of Germany, the Czech Republic and the Slovak Republic in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria in 2010 was approximately 8,375,000, according to Statistik Austria estimates. From 2000 to 2010, Austria’s population increased by 4.7%. Vienna, the capital, had a population of 1.7 million in 2010.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 28, 2008. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Heinz Fischer was elected Federal President on April 25, 2004 and assumed the office on July 8, 2004. He was reelected for a further term of six years on April 25, 2010. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on December 2, 2008 by a coalition of the Austrian Social Democratic Party and the Austrian People’s Party with Werner Faymann of the Austrian Social Democratic Party as Chancellor and Michael Spindelegger of the Austrian People’s Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections, and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	1999 Elections	2002 Elections	2006 Elections	2008 Elections	Composition since October 2009
Austrian Social Democratic Party (SPÖ)	65	69	68	57	24
Austrian People’s Party (ÖVP)	52	79	66	51	28
Austrian Freedom Party (FPÖ)	52	18	21	34	4
Green Party (Grüne)	14	17	21	20	3
Alliance for the Future of Austria (BZÖ)	—	—	7	21	2
Independent	—	—	—	—	—
Liste Fritz Dinkhauser (FRITZ)	—	—	—	—	1
Total	183	183	183	183	62

SOURCE:	Data published by the Parliament of Austria (http://www.parlament.gv.at/NR/Inhalt_Portal.shtml and http://www.parlament.gv.at/BR/Inhalt_Portal.shtml).

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations:

•

the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association, (“IDA”)

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”)

•	the Inter-American Investment Corporation (“IIC”)

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”) and

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”),

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 29.2% of the gross value added at current prices in 2010. Industrial development has been favored by the availability of domestic sources of electric power and raw materials. Tourism, agriculture and forestry also play an important part in Austria’s economy.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (“GDP”) for the years 2006 through 2010. The 2010 GDP at current prices totaled EUR 284.0 billion, representing a 3.5% increase over 2009. The 2010 GDP at 2005 prices totaled EUR 261.1 billion, representing a 2.0% increase over 2009. The increase in GDP in 2010 was driven primarily by exports.

GROSS DOMESTIC PRODUCT(1)

	2006	2007	2008	2009	2010	Percentage of 2010 total gross value added
	(Billions of euro, at current prices)
Agriculture and forestry	3.8	4.3	4.4	3.8	4.0	1.5
Industry:
Mining and quarrying	1.1	1.0	1.2	1.0	1.2	0.4
Manufacturing	46.4	50.3	52.2	46.2	49.4	19.2
Electricity, gas and water supply	5.5	5.7	6.1	6.9	6.8	2.7
Construction	15.9	17.1	18.1	18.2	17.8	6.9

Total Industry	68.9	74.1	77.6	72.3	75.2	29.2
Service activities:
Wholesale and retail trade	29.8	31.3	33.4	31.7	34.0	13.2
Hotels and restaurants	10.8	11.2	11.9	12.1	12.1	4.75
Transport, storage and communication	14.5	15.4	15.4	14.5	14.2	5.5
Financial intermediation	12.6	13.6	13.5	11.1	12.2	4.7
Real estate, renting and business activities	43.7	45.9	47.5	47.6	49.6	19.2
Public administration(2)	13.5	13.78	14.5	15.1	15.4	6.0
Other service activities	34.8	36.5	38.3	39.8	41.2	16.0

Total service activities	159.8	167.7	174.5	171.9	178.6	69.3
Total gross value added	232.5	246.1	256.5	248.0	257.8	100.0

Taxes less subsidies on products	24.4	25.9	26.6	26.3	26.2

Gross domestic product
Value	257.0	272.0	283.1	274.3	284.0

Volume(3)	252.4	261.8	267.5	257.1	261.1
Percentage change in gross domestic product over preceding year
Value	5.5	5.9	4.1	-3.1	3.5
Volume(3)	3.6	3.7	2.2	-3.9	2.0

(1)	European System of Accounts (ESA)-95 basis. Amounts may not add due to rounding.
(2)	Including defense and social security.
(3)	Chained series, reference year 2005.

SOURCE:	WIFO database.

Economic growth in Austria is expected to continue in 2011 and 2012. Increases in exports are being driven by growth in global demand, and strong growth in investment in machinery and equipment is also forecast over this period. However, short-term indicators point to some slackening in economic growth during the remainder of 2011. The global economic recovery is expected to slow due to higher raw material and energy prices, a more restrictive monetary policy in some emerging markets and the continued burden on private households in the United States. The crisis in the euro area is adding to uncertainty on the part of companies and consumers. For the year 2011, Austrian GDP is expected to grow by around 3.0%, followed by forecast growth of 1.8% in 2012. External cyclical risks have increased over the last few months.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2006 through 2010.

DOMESTIC EXPENDITURE(1)

	2006	2007	2008	2009	2010	Percentage of 2010 gross domestic product
	(Billions of euro at current prices)
Gross domestic product	257.0	272.0	283.1	274.3	284.0	100.0
Add: Imports	132.9	145.7	151.2	126.2	143.3	50.5

Total demand	389.8	417.7	434.3	400.5	427.3	150.5
Less: Exports	146.0	161.4	167.4	138.6	157.1	55.3
Total domestic demand	243.8	256.3	266.7	261.9	270.2	95.1
Domestic expenditure:
Consumption expenditure:
Households(2)	139.1	143.8	148.2	149.0	152.9	53.8
General government	47.4	49.5	52.9	54.7	54.7	19.2

Final consumption expenditure	186.5	193.3	201.0	203.7	207.6	73.1
Investment:
Machinery and equipment(3)	26.1	28.2	30.5	27.0	28.0	9.9
Construction	28.4	30.1	32.0	31.0	30.9	10.9

Gross fixed capital formation	54.5	58.3	62.4	58.0	58.9	20.7
Changes in inventories(4)	2.9	4.7	3.2	0.4	3.5	1.2

Gross capital formation	57.3	63.0	65.6	58.4	62.4	22.0
Statistical discrepancy	-0.0	0.0	0.0	-0.3	0.2	0.1
Gross domestic final expenditure	243.8	256.3	266.7	261.9	270.2	95.1

(1)	ESA-95 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including intangible fixed assets, other products, and products of agriculture, forestry, fisheries and aquaculture.
(4)	Including acquisition less disposals of valuables.

SOURCE: WIFO database.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee, wholesale and consumer prices and cost of living, and the respective percentage increases over the previous period for the years 2006 through 2010.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per employee		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (1995 = 100)	Percentage increase over previous year	Index (1995 = 100)	Percentage increase over previous year	Index (1995 = 100)	Percentage increase over previous year	Index (1995 = 100)	Percentage increase over previous year
2006	118.0	2.1	124.1	3.2	116.7	2.9	120.3	1.5
2007	120.4	2.0	128.0	3.1	121.5	4.1	122.9	2.2
2008	120.3	(0.0)	131.7	2.9	129.3	6.4	126.8	3.2
2009	116.6	(3.1)	133.7	1.5	119.7	(7.5)	127.5	0.5
2010	118.0	1.1	135.8	1.6	125.7	5.0	129.8	1.9

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: WIFO database.

Industry

In 2010, manufacturing (including mining) accounted for 19.2% of gross value added. Thus the contribution of manufacturing to Austria’s GDP is higher than the average in European Union member states. Austria’s share of the European Union’s manufacturing output increased between 1995 and 2010 from 2.6% to 3.3%. The absolute value added per employee was the sixth highest among the 15 member states of the European Union prior to the accession of ten candidate countries on May 1, 2004.

In terms of contribution to GDP, machinery and equipment was the largest sector within the industrial sector in 2010, followed by metals and metal products. The other primary contributors to the Austrian export industry are machinery, motor vehicles and basic metal products. In 2010, R&D expenditures were above the European Union average, amounting to 2.8% of Austria’s GDP.

In 2010, an average of 307,400 individuals was engaged in construction, representing 8.7% of Austria’s wage and salary earners. Construction accounted for 6.9% of the 2010’s gross value added.

In order to address potential liquidity shortages of non-financial sector companies resulting from the financial crisis, Austria enacted the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz—the “ULSG”), which was approved by the European Commission and became effective on August 25, 2009. The ULSG enabled the Minister of Finance to offer government guarantees for financings by solvent large- and medium-sized corporate sector companies. The guarantees issued have a maximum term of five years, and the maximum amount of guarantees that can be extended to any company is EUR 300 million. Guarantees were issued for the financing of working capital and investments, as well as for the refinancing of maturing bonds and loans. Guarantees cover between 30 and 70% of the underlying financing. The ULSG expired on December 31, 2010, but guarantees issued under the ULSG remain valid. In total, since the inception of the program, EUR 1.31 billion ($1.75 billion) in guarantees were issued under the program as of December 31, 2010, covering credit facilities of EUR 2.25 billion ($3.01 billion). The Ministry of Finance has entrusted the Bank with the administration of these guarantees.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union has increased competition within Austria’s financial services industry and led to a series of mergers and consolidations. Consequently, the number of banks declined from 923 in 2000 to 842 in 2010 and the number of branches was reduced by 376.

In 2007, the global financial system came under considerable strain caused by a deterioration of credit quality, a drop in valuations of structured credit products, and a lack of market liquidity accompanying a broad deleveraging in the financial system. The confidence crisis regarding the credit quality of individual banks hit Austria’s banks particularly hard due to their exposure to Eastern Europe (see “—Banking System and Monetary Policy—Exposure to Eastern Europe Regions and Countries”). The figures by the Bank for International Settlement available as of June 2011 show an accumulated exposure of Austrian banks to Central, East and South Europe (CEE and SEE) of approximately EUR 300 billion for the fourth quarter of 2010. Of this amount, 72% result from business in EU countries. Business operations conducted by Austrian financial institutions continue to be concentrated on retail banking transactions.

In October 2008, Austria implemented various measures aimed at the prevention of adverse developments within the Austrian financial system, including government guarantees for bank bond issues and government recapitalization measures of financial institutions. See “—Banking System and Monetary Policy—Financial Market Stabilization Measures.”

The premium income of Austria’s private insurance industry stagnated in 2009; however, given the size of the economic decline, income remained relatively robust and consequently insurance penetration reached 6% of gross domestic product. Similar to other continental European markets, Austria experienced a shift from non-life to life insurance business; single premium products with guaranteed minimum income were especially attractive to investors. Poor economic conditions and higher competition for market share in the non-life insurance—particularly in car insurance and commercial insurance—put prices under pressure, leading to a decline in average premiums per risk. In its latest yearbook, the Austrian Insurance Association forecasts a modest recovery, with an increase in premium intakes by 2% for 2010, and by 1.4% for 2011.

In 2010, the financial services, real estate and business services sectors contributed approximately 24% to Austrian gross value added at current prices.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2006 through 2009.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2006	2007	2008	2009
	(Tera Joules)
Domestic production:
Coal, coke and lignite	4	4	4	4
Hydro-electricity(1)	134,015	139,503	143,788	152,266
Oil and oil products	42,269	41,327	45,587	44,858
Natural gas	66,142	67,181	55,693	60,607
Other energy(2)	185,834	211,792	233,008	225,140

Total(3)	428,264	459,808	478,081	482,875

Domestic consumption(4):
Coal, coke and lignite	170,688	163,434	157,590	121,926
Hydro-electricity(1)	158,676	163,331	161,292	155,075
Oil and oil products	597,355	581,741	562,712	529,629
Natural gas	315,391	295,161	315,995	303,069
Other energy(2)	201,749	220,782	241,568	244,265

Total(3)	1,443,858	1,424,448	1,439,157	1,353,964

Domestic production as a percentage of domestic consumption	29.7	32.3	33.2	35.7

(1)	Without calorific production.
(2)	Includes firewood and waste.
(3)	Amounts may not add due to rounding.
(4)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

SOURCE: WIFO database.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of non-hydro-electric energy products.

In 2010, 0.965 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 11.5% of total crude oil consumption. The production of natural gas from domestic sources covered 17.9% of total natural gas consumption. According to the Geological Survey, Austria had proven (and potentially available) reserves of 23.1 billion m3 of natural gas (excluding inert gas) and of 11.2 billion tons of crude oil at the end of 2010.

OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.

In 2010, Austria generated 2.9% more electricity than in 2009 and was a net importer of electricity (net imports amounting to 3.2% of total electricity consumption). Since 1978, following a national referendum, Austrian law has forbidden the use of nuclear power as a source of energy.

In 2010, expenditures for imported energy accounted for 4.3% of Austria’s gross domestic product. Kazakhstan and Libya were the principal suppliers of crude oil to Austria in 2010. In that year, 68% of all natural gas imports came from Russia, whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached 13%. Coal and coke were imported principally from the Czech Republic and Poland.

Austria’s reliance on Russia for approximately two-thirds of its natural gas supply exposes Austria to the risk of supply disruptions and increases in gas prices, which could have an adverse effect on Austria’s industry and a large portion of its population, which relies on natural gas for electricity and heating. Various events, including international conflicts and natural disasters, can lead to disruptions in the supply of natural gas from Russia. In early January 2009, for example, as a result of a dispute between Russia and Ukraine, which is a transit country for the gas pipeline between Russia and Austria, Russia’s gas supply to Austria fell by up to 90% during an approximately two-week period. In order to address supply disruptions in the short-term, RAG Rohöl-Aufsuchungs Aktiengesellschaft, an Austrian natural gas storage operator, increased its natural gas storage volumes. In addition, Austrian authorities issued regulations requiring major industrial gas consumers, such as gas-fired power plants, to reduce gas consumption in the event of supply disruptions. To reduce Austria’s reliance on natural gas imports from Russia in the medium- to long-term, Austria is exploring alternative supply sources. In particular, in the so-called Nabucco project, OMV together with gas companies in Germany, Hungary, Bulgaria, Romania and Turkey is in the preparatory stages of building a new gas pipeline from Turkey to Baumgarten an der March in Austria, connecting the significant gas reserves in the Middle East and the Caspian region with Europe. In furtherance of this project, the four EU transit countries, Austria, Hungary, Bulgaria and Romania, signed an intergovernmental agreement with Turkey in July 2009, fixing the technical and legal framework for the construction of the Nabucco gas pipeline.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2009 livestock raising and dairy operations accounted for about 45% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 43% of its surface area, or approximately 14,000 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 7.0% of Austria’s exports in 2010.

In 2010, an average of approximately 188,000 individuals were employed in agriculture and forestry, representing 5.1% of Austria’s labor force.

Tourism

Austria’s tourism industry benefits from extended summer and winter seasons. The natural and scenic attractions, as well as the rich traditions in music and other forms of art and science, attract a great number of tourists each year.

In 2010 the total number of overnight stays reached 124.9 million and increased by 0.5% from previous year (domestic tourists: 35.0 million (+1.7%), foreign tourists: 89.9 million (-0.0%). Among Austria’s most important markets the demand from Russia and Arab countries in Asia (Yemen, Bahrain, Iraq, Jordan, Qatar, Kuwait, Lebanon, Oman) expanded significantly, and also the number of overnight stays of guests from the United States, Slovakia, Sweden and Spain gained strongly. While the demand of tourists from Switzerland, France, Poland, Japan, Belgium and Luxembourg, Denmark, the Czech Republic and Hungary developed more moderately, nights spent by guests from Italy and the United Kingdom remained approximately stable. A relatively slight decline was registered for overnight stays of German and Romanian tourists, whereas for Dutch guests the decrease was more significant.

According to the latest Tourism Satellite Account (TSA) direct tourism value added (excluding business trips) accounted for 5.0% of Austria’s GDP in 2009. The contribution to GDP of both direct and indirect tourism demand (excluding business trips), made up 7.6%.

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts derived therefrom.

OVERNIGHT STAYS BY FOREIGNERS AND

RELATED FOREIGN EXCHANGE RECEIPTS

	2006	2007	2008	2009	2010
Overnight stays by foreigners (thousands)	87,274	88,443	92,840	89,864	89,857
Total foreign exchange receipts (millions of euro)	15,144	15,493	16,508	15,388	15,710

SOURCE:	WIFO database.

The Role of Government in the Economy

The industries and companies under state ownership have included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in the nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). Austria owns all the shares of ÖIAG.

In 1993, following an amendment to the ÖIAG Act and the adoption of the ÖIAG Financing Amendments Act, ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. As of December 31, 2010, ÖIAG held GKB Bergbau GmbH (“GKB Bergbau”) as a wholly-owned subsidiary, held a majority of the shares of Österreichische Post AG (“Post”), and held minority interests in Telekom Austria AG (“Telekom Austria”) and OMV. Regarding these holdings,

•	Post is Austria’s leading service provider in mail carriage.

•	Telekom Austria is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	OMV is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•

GKB Bergbau is responsible for closing down, securing and monitoring the disused mines in Voitsberg-Köflach, Wies-Eibiswald, Wolfsberg and Bad Bleiberg and other, smaller external mining sites, closing down and recultivating former lignite mining areas in the Voitsberg district.

In 2008, according to the Financial Market Stability Act (FinStaG), ÖIAG was assigned to found Finanzmarktbeteiligungs AG (FIMBAG), a joint stock company. FIMBAG is the operating vehicle that fulfils the tasks set up in FinStaG to strengthen the Austrian financial market. In 2008, FIMBAG acquired 99.78% of Kommunalkredit Austria and in 2009 the entire share capital of Hypo Alpe Adria Bank International AG and committed to related stabilization measures. For more information regarding the financial market stabilization measures of Austria, see “Republic of Austria—Banking System and Monetary Policy—Financial Markets Stabilization Measures”.

The following organizational chart presents the structure of ÖIAG and the extent of its interests in its most significant subsidiaries and equity holdings as of December 31, 2010.

Labor and Social Legislation

Austria’s average active population (men between the ages of 15 and 65 and women between the ages of 15 and 60) in 2010 was estimated at approximately 5.4 million individuals, and the Austrian labour force (wage and salary earners, self-employed individuals and unemployed individuals) was estimated at 4.1 million.

In recent years, a substantial number of foreign workers have been employed in Austria. An average of approximately 0.45 million such foreign workers were employed in Austria in 2010, representing 13.4% of the labour force. Approximately 35% of the foreign workers are citizens of the former Yugoslavia, one sixth are citizens of Germany and approximately 12% are citizens of Turkey.

The rate of unemployment (according to Eurostat Labour Force Survey), as a percentage of the total number of wage and salary earners, including self-employed and unemployed, was 4.8% in 2009. In 2010 the average number of unemployed was approximately 0.19 million, representing 4.4% of the labour force.

The following table sets forth certain information relating to unemployment and wage increase for the years 2006 through 2010:

	2006	2007	2008	2009	2010
Unemployment rate (%) Index increase of agreed scale wages (%)	6.8 +2.7	6.2 +2.4	5.9 +3.1	7.2 +3.4	6.9 +1.5

SOURCE:	WIFO database based on the counting method used in Austrian Labour Market Service.

As a result of the financial and economic crisis that began in 2008 and its adverse effects on Austrian production and exports, unemployment, as measured based on the counting method used by the Austrian Labor Market Service, increased from 5.9% to 7.2% in 2009 (measured based on Eurostat’s definition, the unemployment rate increased from 3.8% to 4.8% in 2009). In 2010, the unemployment rate showed a moderate decline to 6.9%.

Austria’s social security system includes health, maternity, disability and old age benefits, workmen’s compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. Approximately 99% of Austria’s population is covered by social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget. According to preliminary results, total expenditures for social welfare payments amounted to EUR 24.8 billion in 2010. Such expenditures account for 35% of the total federal expenditures, excluding expenditures for state-owned enterprises. They do not, however, take into account any expenditure for social welfare services financed by the budgets of the Länder or made with the proceeds of borrowings by the Republic pursuant to any special budget law.

Foreign Direct Investments

The amount of inward foreign direct investment grew at a rate of 4.9% in 2009, after a decline of 3.5% in 2008. The main part of foreign investment still originates from the “old” EU member states (EU 15: 67.4%). The most important investors in 2009 were Germany and Italy. The proportion of foreign direct investment accounted for by the “new” EU member states was only 0.9%. All European countries together still accounted for 76% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Switzerland and Liechtenstein (together accounting for a share of 5.5% of total investment in Austria). Outside Europe, the United States was the single most important investor in Austria, accounting for 10.4% of the total. Japan accounts for 2.2% of total Austrian inward foreign direct investment.

Investment in the services sector, which accounted for 87% of total investment in 2009, was significantly larger than inward investment in the manufacturing sector. Foreign companies have invested mainly in professional and technical activities (40.3%), banking and insurance operations (25%) and trade (16.4%). Other important industries in which foreign entities have acquired major interests are the chemical industry (3.1%), real estate (2.3%) as well as the paper, paper products and printing industry (1.8%). In 2009, the manufacturing of food products, construction, manufacturing of motor vehicles, manufacturing of metals and metal products and trading experienced the highest increases in foreign direct investment.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

Austria became a member of the EFTA at its establishment in 1960. By 1966, all tariffs between EFTA members were eliminated. On May 2, 1992 Austria joined the EEA and its membership in the EU became effective on January 1, 1995.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of Austria in the years 2006 through 2010.

FOREIGN TRADE(1)

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of EUR)			(%)
2006	103,742	104,201	–459	99.6
2007	114,680	114,255	425	100.4
2008	117,525	119,568	–2,043	98.3
2009	93,739	97,574	–3,835	96.1
2010	109,193	113,452	–4,260	96.2

(1)	Based on movements of goods.

SOURCES: STATISTICS AUSTRIA, WIFO database.

Over the past decade foreign trade has substantially gained importance for the Austrian economy. In 2010, exports of goods at current prices (EUR 109.2 billion) corresponded to a share of 38.4% of GDP, compared to 33.6% in 2000. The import share increased from 36.1% (2000) to 39.9% (2010).

Austrian exports of goods recovered in 2010, following a decline of 20.2% in 2009. In 2010, exports benefited from improving international economic conditions, on the one hand from the recovery in world trade, which started in the Asian emerging countries, and on the other from economic strength in Germany. According to preliminary data, total exports in goods reached EUR 109,193 million in 2010, an increase of 16.5% compared to 2009, and total imports rose by 16.3% to EUR 113,452 million in 2010. However, goods exports have not yet recovered to pre-crisis levels. As a consequence of the economic crisis, the share of goods exports in gross domestic product also dropped significantly in 2009 (to 34.2%) after years of continuous increases. In 2010, the share of goods exports in gross domestic product improved (to 38.4%).

In 2010, the Federal Republic of Germany was still Austria’s most important trading partner, accounting for 31.5% of exports and 39.5% of imports. Although there is still a high export concentration on the EU-15 market (54.5% of total goods exports), this share has decreased in recent years. The 21 Central and Eastern European Countries is the second most important region—more than one-fifth of all Austrian exports of goods were delivered in these countries, although the importance decreased during the crisis. Exports to China gained importance in 2010, with nominal values increasing by 39.7%. In 2010, China ranked ninth among top export destination countries by value of goods exports.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE(1)

(1995 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(2)
Year	Price index	Volume index	Price index	Volume index
2006	108.7	226.5	110.6	194.1	98.3
2007	110.2	246.9	112.7	208.8	97.8
2008	112.7	247.5	117.7	209.2	95.7
2009	110.5	201.2	113.1	177.6	97.7
2010	114.1	227.0	118.5	197.2	96.3

(1)	Based on movements of goods.
(2)	Export price index divided by import price index, expressed in percentages.

SOURCES: STATISTICS AUSTRIA, WIFO database.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2006 through 2010.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2006	2007	2008	2009	2010	Percentage of 2010
	(Millions of euro)
Exports (f.o.b.):
Food and live animals	4,427	4,988	5,758	5,222	5,645	5.2
Beverages and tobacco	1,972	1,924	1,708	1,516	1,616	1.5
Crude materials, inedible except fuels	3,239	3,810	3.676	2,962	3,686	3.4
Mineral fuels, lubricants and related materials	2,401	3,145	4,048	2,982	3,550	3.3
Animal and vegetable oils, fats and waxes	82	102	169	126	167	0.2
Chemicals and related products n.e.s.	10,972	12,134	12,904	12,116	14,192	13.0
Manufactured goods classified chiefly by material(2)	24,217	27,424	28,626	21,085	25,104	23.0
Machinery and transport equipment	43,656	47,645	46,638	35,292	41,234	37.8
Miscellaneous manufactured articles	12,776	13,509	13,998	12,438	13,999	12.8

Total exports(3)	103,742	114,680	117,525	93,739	109,193	100.0

Imports (c.i.f.):
Food and live animals	5,426	6,138	6,717	6,329	6,680	5.9
Beverages and tobacco	566	627	642	714	864	0.8
Crude materials, inedible except fuels	4,534	4,948	5,307	3,935	5,806	5.1
Mineral fuels, lubricants and related materials	11,727	11,151	14,340	9,845	12,281	10.8
Animal and vegetable oils, fats and waxes	204	292	404	323	3729	0.3
Chemicals and related products, n.e.s.	11,857	12,778	13,353	12,227	14,426	12.7
Manufactured goods classified chiefly by material(2)	17,678	20,007	20,144	14,892	17,983	15.9
Machinery and transport equipment	37,602	41,689	41,064	32,238	36,816	32.5
Miscellaneous manufactured articles	14,607	16,624	17,597	17,070	18,224	16.1

Total imports(3)	104,201	114,255	119,568	97,574	113,452	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCES: STATISTICS AUSTRIA, WIFO database.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2006 through 2010.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2006	2007	2008	2009	2010	Percentage of 2010
	(Millions of euro)
Exports (f.o.b.):
EU countries(2)
Germany	31,475	34,446	35,010	29,179	34,431	31.5
Italy	9,235	10,231	10,085	7,586	8,547	7.8
United Kingdom	3,922	4,050	3,686	2,871	3,304	3.0
Czech Republic	3,384	4,088	4,402	3,430	4,106	3.8
Hungary	3,508	4,005	4,214	2,917	3,332	3.1
Other EU countries	23,335	26,288	27,403	20,544	23,211	21.3

Total EU countries	74,859	83,109	84,799	66,527	76,931	70.5
Other countries
Switzerland	4,854	5,001	4,952	4,747	5,625	5.2
Eastern European countries(3)	5,204	6,027	6,798	4,886	5,554	5.1
United States	6,118	5,776	5,202	4,035	4,959	4.5
All other countries	12,706	14,767	15,775	13,544	16,124	14.8

Total exports(4)	103,742	114,680	117,525	93,739	109,193	100.0

Imports (c.i.f.):
EU countries(2)
Germany	43,264	47,498	48,490	39,827	44,824	39.5
Italy	7,183	7,888	8,274	6,627	7,650	6.7
United Kingdom	2,049	2,331	2,104	1,606	1,729	1.5
Czech Republic	3,354	3,638	4,237	3,382	4,150	3.7
Hungary	2,587	2,812	3,228	2,337	3,127	2.8
Other EU countries	19,389	21,103	21,685	17,512	20,714	18.3

Total EU countries	77,826	85,270	88,018	71,292	82,195	72.4
Other countries
Switzerland	3,633	4,745	5,236	5,827	6,133	5.4
Eastern European countries(3)	3,847	3,519	4,354	3,125	4,275	3.8
United States	3,462	3,743	3,405	2,562	3,260	2.9
All other countries	15,432	16,978	18,554	14,768	17,588	15.5

Total imports(4)	104,201	114,255	119,568	97,574	113,452	100.0

(1)	Based on movements of goods.
(2)	The EU consists of Austria, Belgium Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden, United Kingdom.
(3)	Albania, Belarus, Bosnia and Herzegovina, Croatia, Kosovo, Macedonia, Moldova, Montenegro, Russia, Serbia, Ukraine.
(4)	Amounts may not add due to rounding.

SOURCES:	STATISTICS AUSTRIA, WIFO database.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), Central Bank of Austria, for the years 2006 through 2010.

BALANCE OF PAYMENTS(1)

	2006	2007	2008	2009	2010
	(Millions of EUR)
Current account	7,258	9,619	13,757	8,529	7,758
Goods	331	1,298	–570	–2,328	–3,215
Exports	106,504	118,724	121,511	97,042	111,319
Imports	106,173	117,426	122,083	99,370	114,535
Services	9,719	11,163	14,248	12,850	13,328
Travel(2)	5,835	6,135	7,056	6,247	6,416
Income	–1,478	–1,617	1,693	–270	–290
Current transfers	–1,314	–1,225	–1,614	–1,722	–2,065
Capital account	–801	200	–42	221	355
Financial account	–7,944	–11,503	–14,966	–9,406	–3,720
Direct investment	–3,665	–5,481	–15,385	538	–3,773
Portfolio investment	11,503	22,666	26,527	–6,826	–7,626
Other investment	–15,427	–26,107	–26,979	–6,403	8,569
Financial derivatives	–858	–723	280	551	205
Reserve assets	505	–1,857	592	2,374	–1,095
Errors and omissions	1,487	1,683	1,250	656	–4,393

(1)	Amounts may not add due to rounding.
(2)	Including international passenger transport.

SOURCE: WIFO database.

In 2010, the current account surplus amounted to EUR 7.8 billion, or 2.7% of gross domestic product. This is indicative of the speed at which the Austrian economy regained its high level of competitiveness during the economic recovery. The surplus resulted primarily from the very positive development in services trade, to which all services sectors strongly contributed. Though Austria’s exports of goods developed quite positively, trade balance remained negative due to increasing energy and commodity prices. Contrary to the improved sentiment in the non-financial business sector, the capital markets remained restrained by uncertainty, precaution and low activity.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating Member States of the European Union. During a transition period from January 1, 1999 until December 31, 2001, the Austrian schilling (ATS) was a non-decimal unit of the euro, expressed by the conversion rate irrevocably fixed on December 31, 1998 at ATS 13.7603 per 1 euro. Both the euro and the schilling were initially legal tender in Austria. Euro coins and bank notes became available on January 1, 2002. The Austrian schilling ceased to be legal tender at the end of February 2002.

The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2006	1.256
2007	1.371
2008	1.471
2009	1.393
2010	1.327
Monthly average
January 2011	1.336
February 2011	1.365
March 2011	1.400
April 2011	1.444
May 2011	1.435
June 2011	1.439
July 2011	1.426
August 2011 (August 1, 2011 – August 17, 2011)	1.428

SOURCE: WIFO database.

The exchange rate of the Euro was at 1.439 USD at the beginning of 2010 and closed the year at 1.336 USD. During 2010, the U.S. dollar reached its low at 1.194 USD per EUR on June 8, 2010 and its peak on January 13, 2010 at 1.456 USD per EUR. As of August 17, 2011, the exchange rate of the Euro was at 1.448 USD.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 70.26% of whose shares are owned by the Republic of Austria by law, with the balance being owned by Austrian financial institutions and other Austrian entities. The transfer of shares in OeNB is subject to approval by the bank’s general meeting.

The OeNB is supervised by a General Council (Generalrat) consisting of fourteen members: the President and Vice-President of the OeNB, six members appointed by the Federal Government, and six members elected by the shareholders meeting. Pursuant to the National Bank Act, the members of the General Council shall include representatives from banks, industry, trade, small business and agriculture, as well as representatives of salaried employees and wage earners. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (NCBs) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the Member States; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the Member States. Each NCB’s capital share is based on the respective Member State’s share in the population and the GDP of the EU. As of January 1, 2011, the OeNB had a share of 1.94% in the subscribed capital of the ECB.

By establishing the ECB, the participating Member States abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating Member States, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Banking System

As of the end of 2010, Austria had a total of 843 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	47 joint stock banks and private bankers

•	54 savings banks

•	11 regional mortgage banks

•	539 rural credit cooperatives

•	67 small business credit cooperatives

•	4 building and loan societies

•	91 special purpose banks

•	30 branches of foreign banks

While the number of credit institutions was 12 less than as of the end of 2009 (855 banks), the total number of branches and banking outlets increased from 4,172 to 4,180.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation: The aggregate total assets of all Austrian-based credit institutions decreased by 5.1% in 2010 compared with 2009. Loan demand increased by 2.8% in 2010. This increase was mainly carried by foreign currency-denominated loans, which gained 8.7%, while euro-denominated loans increased by only 1.5%. Growth of domestic nonbanks’ deposits was 0.8% in 2010. Demand deposits grew by 3.2% whereas time deposits decreased by 6.4%. Savings deposits declined by 1.8%. Direct domestic issues by banks declined by 2.1% in 2010.

In 2010, the total operating profit of all Austrian-based credit institutions increased by 20.5% compared to 2009, resulting from a rise in income from securities and participating interests of 21.0% and a slight increase in net interest income of 4.0%. Net income from financial transactions provided a positive contribution to the development of the operating profit. Commission income increased by a margin of 9.6%, operating income strongly increased by 10.4% in 2010 compared to 2009 and operating expenses increased by 4.2%. As a result, the cost/income ratio fell below 59%.

In 2010, the Committee of European Banking Supervisors (CEBS) in cooperation with the European Central Bank (ECB), the European Commission (EC) and the national banking supervisory authorities conducted a stress test for the European banking sector in order to assess the resilience of the 91 participating credit institutions against certain simulated negative economic developments. The assessment, among other things, also covered the banks’ capability to absorb potential shocks in the field of market- and credit risk, including sovereign risk.

For the major Austrian banks that participated in the stress test, Erste Group Bank and Raiffeisen Zentralbank, the results of the test were satisfactory with core capital ratios under the stress scenario still being almost twice as high as the relevant minimum ratio required by the test. UniCredit Bank Austria participated in the stress testing only as part of its parent company UniCredit Group and individual results for UniCredit Bank Austria were therefore not reported.

In July 2011, a third stress test was carried out at the EU level for Europe’s major banking groups, in order to assess the crisis resilience of credit institutions and of the market as a whole. It aimed at showing to what extent banks’ capital bases would change under a severe economic shock by end-2012. This time, the new European Banking Authority (EBA) markedly tightened its assumptions under the stress scenario compared to those of the previous two exercises.

The test yielded the expected results for the three directly participating Austrian credit institutions: Erste Bank Group (EGB) and Raiffeisen Bank International (RBI) were found to be in a position to cope well with a renewed recession assumed under the stress scenario, even under the narrow definition of capital chosen by the EBA. Under the stress scenario, their core tier 1 capital ratios would be 8.1% and 7.8%, respectively. The Österreichische Volksbanken AG (ÖVAG), by contrast, remained below the 5% threshold required by the EBA, featuring a core tier 1 capital ratio of 4.5% under the stress scenario. However, if the restructuring measures which are already underway are implemented in a timely manner, the ÖVAG’s tier 1 capital ratio would come to between 6.5% and 7% under the stress scenario, even under EBA criteria. Based on current Austrian legislation (i.e. taking into account all loss-absorbing capital instruments according to the Austrian Banking Act), the ÖVAG’s core tier 1 capital ratio would be 7.0% even under the EBA stress scenario.

Financial Market Stabilization Measures

In October 2008, in response to the international financial crisis, the Austrian Government released a package of measures for strengthening the Austrian financial system in an amount of up to EUR 100 billion. This overall package is based on the Financial Market Stability Act, the Interbank Market Support Act as well as the Austrian Banking Act and the Federal Finance Act 2008. The package, which in total represented up to 35% of Austrian GDP when it came into effect, was also notified to the European Commission.

The Interbank Market Support Act, as amended, which expired as of December 31, 2010, enabled the Ministry of Finance to offer guarantees for banks’ bond issues up to EUR 50 billion in total and with a maximum tenor of five years and to assume liability for the lending and borrowing operations of the newly established clearing bank (“Oesterreichische Clearingbank AG”, “OeCAG”). As of December 31, 2010, Austrian banks had issued EUR 21.2 billion of guaranteed debt pursuant to the Interbank Market Support Act.

The Financial Markets Stability Act authorizes the Ministry of Finance to take recapitalization measures on credit institutions and insurance companies supervised by the Financial Market Authority (FMA). Recapitalization instruments include state guarantees for debt, granting of loans, provision of equity capital, acquisition of new shares or new convertible bonds, purchase of existing shares and acquisition of assets through merging. The overall maximum amount for capital injections has been set at EUR 15 billion. For the administration of the Financial Market Stability Act and for the management of the investments made hereunder, the “FIMBAG Finanzmarktbeteiligung Aktiengesellschaft des Bundes” (“FIMBAG”) was established. In 2009, FIMBAG acquired 99.78% of Kommunalkredit Austria and the following investments in the form of non-voting share capital have been agreed: EUR 1.2 billion with Erste Bank Group AG, EUR 1.75 billion with Raiffeisen Zentralbank Österreich Aktiengesellschaft, EUR 1 billion with Österreichische Volksbanken-Aktiengesellschaft and EUR 900 million with Hypo Group Alpe Adria. Additionally, Austria acquired the entire share capital of Hypo Alpe Adria Bank International AG, the holding company for Hypo Group Alpe Adria, for a symbolic purchase price of EUR 4 in order to stabilize the distressed bank, committed to inject capital of up to EUR 450 million and assumed a guarantee for distressed credit claims amounting to EUR 100 million. In 2010, the Republic received dividend income of EUR 236 million in respect of the provided equity capital, and the fee income for guarantees issued pursuant to the Interbank Market Support Act amounted to EUR 310 million.

The gradual phase out of the stabilization measures is carried out by taking into account the effects on the stability of the Austrian financial markets. In this context, as of December 31, 2010, the Interbank Market Support Act expired and Oesterreichische Clearingbank AG discontinued its activities. Effective as of January 1, 2011, Austria introduced a stability levy for banks designed to obtain contributions from banks to the costs of financial crises. The levy is based on a bank’s unconsolidated balance sheet total and on the transaction volume derived from derivatives.

Participation in the Deposit Guarantee Scheme (DGS) provided in the Austrian Banking Act is mandatory for all credit institutions with a license granted by the FMA and taking guaranteed deposits. As a result of changes to the DGS implemented in response to the financial crisis, natural persons’ bank deposits were guaranteed without limit until the end of 2009. Afterwards, the guarantee became limited to EUR 100,000. Bank deposits of small companies are guaranteed up to EUR 50,000 (with a 10% non-refundable deductible). Deposits of other legal persons are guaranteed up to EUR 20,000 (also with a 10% non-refundable deductible).

The DGS has been established by the banking industry and must ensure that the deposits are paid. In case of failure to do so, the DGS has to issue bonds for which the Republic of Austria can issue a guarantee.

Exposure to Peripheral European Countries and Eastern Europe Regions and Countries

At the end of 2010, the Austrian economy (companies, private households, central bank and the state) held 63% of its financial assets (securities, direct investments and loans) in EU-member countries, compared to 11% in Switzerland and 5% in South-eastern Europe. The Commonwealth of Independent States absorbed 4% of total financial assets.

According to the Bank for International Settlements in Basel, Austria’s banks were the largest lenders in the CESEE countries as of year-end 2010, accounting for approximately 21% of all loans extended by EU banks in CESEE. In absolute terms, the outstanding loan volume of Austrian banks in CESEE (excluding banks under foreign ownership) amounted to EUR 210 billion (if Austrian banks under foreign ownership, particularly UniCredit Bank Austria, are also taken into account, the exposure amounts to approximately EUR 300 billion).

The exposure of Austrian banks to the CESEE is broadly diversified across the region. Out of the EUR 210 billion of total exposure of Austrian banks (excluding those under foreign ownership):

•	72% are in EU-member countries;

•	43% are in countries rated A or better by Moody’s Investor Service and

•	16% are in countries that are members of the European Monetary Union (Slovakia, Slovenia).

The vast majority—more than 92%—of loans of Austrian banks in CESEE countries is funded by deposits in local currency.

Despite the large CESEE exposure of Austrian banks and the particularly strong impact of the global economic crisis on a number of CESEE countries, Austrian banks posted sound results in 2010 (see “—Banking System—Business Activity and Earnings Situation”). However, particularly banks with significant exposure to CESEE countries face the risk of increasing loan defaults and valuation losses due to currency devaluations in CESEE countries. In their reports to the OeNB, Austrian banks reported total loan loss provisions in the CESEE region of 6.5% of gross receivables from customers for the year 2010 in comparison to 5.3% of gross receivables from customers for the year 2009. Generally, the CESEE countries have overcome the recession and the increased volatility that had characterized the immediate post-crisis environment. In addition, Austrian bank subsidiaries in the region returned to positive growth.

The implementation of the bank support package described above under “—Financial Market Stabilization Measures”, in particular, helped banks prepare for the recession-related deterioration in their loan portfolios. Since the third quarter of 2008, both capital and core capital ratios have trended slightly upward again, a movement that was attributable to earnings on the one hand and to external funding, including government participation capital, on the other hand. Moreover, OeNB stress tests conducted in line with international best practice have shown that even if there were another considerable deterioration in economic conditions, the capital ratios of all major Austrian banks would remain above the minimum legal requirements. All in all, the OeNB stress test concluded in the fall of 2010 showed that based on current evidence, the Austrian banking system is sufficiently capitalized.

In light of the substantial exposure of Austrian banks to CESEE countries, Austria intends to establish cross border stability groups with Bulgaria, Slovenia, Slovakia, the Czech Republic, Romania and Hungary to improve cooperation in times of crises.

At the end of 2010, according to the Bank for International Settlements, the exposure of Austrian banks to European peripheral countries (as percentage of total Austrian bank exposure) was EUR 2.4 billion (0.66%) to Greece, EUR 2.2 billion (0.63%) to Ireland, EUR 5.1 billion (1.42%) to Spain and EUR 1.2 billion (0.33%) to Portugal.

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the Member States that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer System) payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of December 31, 2010, the Austrian share amounted to approximately 3.0% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 2.0% in 2010. In the course of 2010, required reserves decreased by approximately EUR 300 million from approximately EUR 6.2 billion in December 2009 to EUR 5.9 billion in December 2010. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. This means that for the whole year 2010 the rate remained unchanged at 1.00%.

The following table sets out Austria’s official reserve assets as at December 31, 2010, 2009 and 2008.

	December 31, 2008	December 31, 2009	December 31, 2010
Official Reserve Assets	11,998	12,533	16,688
1. Foreign currency assets (in convertible foreign currencies)	5,922	3,318	4,620
(1a) Securities	4,691	2,940	3,473
(1b) total currency and deposits with:	1,231	378	1,046
(i) other national central banks BIS and IMF	1,231	377	499
(ii) banks headquartered in the euro area and located abroad	0	0	0
(iii) banks headquartered and located outside the euro area	0	1	548
2. IMF reserve position	260	409	544
3. SDRs	219	1,906	2,022
4. Gold (including gold deposits and gold swapped)	5,595	6,899	9,501
- volume in millions of fine troy ounces	9	9	9
5. Other reserve assets	2	1	1
- financial derivatives	2	1	1
Other Foreign Currency Assets	14,047	175	86
- securities not included in official reserve assets	176	40	86
- deposits not included in official reserve assets	13,130	104	0
- loans not included in official reserve assets	0	0	0
- financial derivatives not included in official reserve assets	741	1	0

SOURCE:	ECB.

The ECB has exclusive authority for the issuance of banknotes within the eurozone area. Since Austria joined the EMU, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2001/15. According to these calculations, there were EUR 21,492 million banknotes in circulation in Austria as at December 31, 2010, EUR 20,640 million as at December 31, 2009 and EUR 20,297 as at December 31, 2008.

REVENUES AND EXPENDITURES

Federal Budget

The fiscal year for the federal budget is the calendar year. Prior to the beginning of each year, the federal government submits the proposed annual budget of estimated receipts and expenditures to the Nationalrat for approval. Any increase in expenditures requires again the approval by the Nationalrat of a special budget law authorizing such increase, except that the Federal Minister of Finance has limited discretionary authority to increase authorized expenditures provided that additional revenues are available. Budget deficits are financed by government borrowings either domestically or externally, and in the event that revenues are less than expected, a special budget law must be submitted to the Nationalrat authorizing the Minister of Finance to undertake additional borrowings. Since 1976, however, the Minister of Finance has been authorized to finance shortfalls in revenues of up to 3% of the anticipated amount shown in the basic budget without the approval of the Nationalrat if he determines that such revenue shortfalls resulted from a downturn in the business cycle, but the Minister of Finance is obliged to report to the Nationalrat on such operations quarterly.

Pursuant to the Federal Constitution of 1929 and a federal law adopted in 1948, the Rechnungshof (the Court of Accounts) is entrusted with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible, in essence, for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are shown on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared due to the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 1995 European System of Accounts (ESA’95) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Because of the relatively favorable development of the business cycle from 2004 until 2007 and due to stringent budgetary policy, Austria succeeded in reducing general government deficit (“Maastricht” deficit according to ESA’95 definition) to 0.9% of GDP in the years 2007 and 2008. In the course of the international financial crisis the Austrian economy contracted by 3.5% in real terms in 2009. The effects of the automatic stabilizers as well as substantial counter measures taken by the Austrian government (See “Republic of Austria—Banking System and Monetary Policy—Financial Markets Stabilization Measures”) caused the deficit ratio to rise to 4.1% of GDP in 2009 and to 4.6% of GDP (preliminary results) in 2010. The debt ratio, which had fallen to 60.7% of GDP by end of 2007, started to rise again since 2008 (2008: 63.8%) and was at 72.3% of GDP in 2010, according to preliminary results. For the year 2011, based on the federal budget, the deficit ratio is expected to decline to 3.9% of GDP, whereas the debt ratio is expected to reach 73.6%.

Deficit Restrictions and Excessive Deficit Procedure under the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996. According to the Pact, which was slightly modified in 2005, Member States must pursue a medium-term objective of ensuring the long-term sustainability of public finances and minimizing the risk of any Member State’s government deficit exceeding the reference value of 3% of its GDP under the EC Treaty.

Under the EC Treaty, implementing regulations and the Pact, a Member State whose general government deficit exceeds the reference value of 3% of its GDP becomes subject to the Excessive Deficit Procedure (“EDP”). The EDP provides that the Economic and Finance Affairs Council (the “Ecofin Council”) decides whether an excessive deficit has been incurred. The Ecofin Council is composed of Economics and Finance

Ministers of the Member States. If it concludes that there is an excessive deficit, the Ecofin Council, based on recommendations by the European Commission, suggests corrective measures aimed at a deficit reduction and then reviews the corrective measures taken by the Member State. If it determines that such corrective measures are not adequate, the Maastricht Treaty and the Pact provide for a wide range of remedies. For those Member States whose currency is the euro, this process could ultimately lead to the imposition of annual financial penalties of as much as 0.5% of a Member State’s GDP. Financial penalties may not be imposed, however, until the end of a further review period. Furthermore, the Pact provides that the 3% limit may be exceeded without triggering an EDP provided that the deficit is considered to be exceptional and temporary, for example, in the event of a severe economic downturn (i.e., a recession), a longer period of weak growth or an unusual event outside the control of the Member State concerned (e.g., a significant natural disaster or a war having an impact on that Member State) and the deficit ratio remains close to the 3% threshold.

On November 11, 2009, the European Commission, taking into account an opinion of the Economic and Financial Committee and its own report issued on October 7, 2009, recommended that the Ecofin Council rule on the existence of an excessive deficit in Austria. The European Commission’s recommendation was based, among other things, on notifications from Austria that the general government deficit was expected to exceed the reference value of 3% of GDP in 2009 (according to data notified by the Austrian authorities in October 2009, the general government deficit in Austria was planned to reach 3.9% of GDP in 2009 and the general government gross debt has been above 60% of GDP and was planned to stand at 68.2% of GDP in 2009) and on the Commission’s regular forecasts (based on the Commission’s autumn 2009 forecast, which took into account the fiscal measures adopted by Austria in 2009, Austria’s general government deficit is expected to widen to 5.5% of GDP in 2010 and 5.3% of GDP in 2011 on a no-policy change assumption, and the general government gross debt is expected to increase to 73.9% of GDP in 2010 and to 77% of GDP in 2011) and on the conclusion that, although the deficit levels are exceptional in nature, resulting primarily from a severe economic downturn or recession on an unforeseeable scale, they are neither close to the 3% deficit limit nor merely temporary.

Based on the recommendation of the European Commission, the Ecofin Council opened an EDP for Austria (as well as for eight other Member States—Belgium, the Czech Republic, Germany, Italy, the Netherlands, Portugal, Slovakia and Slovenia) on December 2, 2009. Earlier in 2009 the Council had already determined the existence of an excessive deficit in nine other Member States (France, Greece, Ireland, Latvia, Lithuania, Malta, Poland, Romania and Spain), in addition to the already existing excessive deficits in the United Kingdom and Hungary. Having found that special circumstances caused by the global economic crisis allowed for correction of the deficit in the medium term (rather than the short term), the Ecofin Council called on Austria to reduce its deficit to below the 3% of GDP threshold by 2013.

According to the Austrian Stability Programme for the period 2010 to 2014 submitted by Austria to the European Commission on April 27, 2011, the general government deficit for 2010, based on preliminary estimates of the Ministry of Finance, amounts to 4.6% of GDP and the general government deficit for 2011 is planned to amount to 3.9% of GDP and is expected to fall to 2.4% of GDP by 2014. These deficit figures already take into consideration the revised guidelines published by EUROSTAT regarding the accounting for the deficit of outsourced public legal entities. Based on these guidelines, Austria had to include a portion of the debt of ÖBB-Infrastruktur-AG (the Austrian railway infrastructure provider), KA Finanz AG (the entity holding the securities and CDS portfolio of Kommunalkredit Austria) and the hospitals operated by Austria’s provinces. Before these amendments came into effect, the general government deficit for 2010 was expected to amount to 3.6% of GDP. The debt ratio is expected to rise to 75.5% of GDP by 2013 and to fall thereafter. According to current estimates, the debt ratio is expected to amount to 75.1% of GDP at the end of 2015.

Response to the European Sovereign Debt Crisis

After Greece had experienced serious difficulties in accessing the financial markets to obtain new borrowings to cover its substantial financing needs in the first months of 2010, the Euro Area Member States concluded that the stability of the euro area as a whole was threatened and agreed to help Greece meet its financing needs. In May 2010, the other Euro Area Member States agreed to provide Greece with stability support in the form of pooled bilateral loans in the amount of up to EUR 80 billion parallel to a loan facility provided by the IMF in the amount of up to EUR 30 billion. The amounts extended are being paid out over a period of three years. The share of Austria amounts to up to approximately EUR 2.3 billion.

On May 10, 2010, the Council of the European Union and the Member States decided on a comprehensive package of measures to address the risk of contagion in an environment of fragile financial markets and to preserve financial stability in Europe. This package included a new community instrument (the European Financial Stabilisation Mechanism, or “EFSM”) of up to EUR 60 billion. In addition, the Euro Area Member States set up the European Financial Stability Facility (“EFSF”). This special purpose vehicle is authorized to issue bonds guaranteed by Euro Area Member States for up to EUR 440 billion for the purpose of on-lending to Euro Area Member States in financial difficulties, subject to conditions, which are to be negotiated with the European Commission in liaison with the ECB and the IMF and to be approved by the euro area finance ministers. The IMF participates in financing arrangements with up to EUR 250 billion. The EFSF, which has been granted triple A ratings by Fitch, Moody’s and Standard & Poor’s, has been fully operational since August 4, 2010 and commenced refinancing activities at the beginning of 2011 through EFSF SA, a Luxembourg-registered company owned by the Euro Area Member States.

The first Euro Area Member State to receive support by the EFSM and EFSF was Ireland. The financial assistance, which was agreed upon in December 2010 and is being provided subject to compliance with strict conditionality, consists of financial support of EUR 85 billion, including EUR 22.5 billion to be financed through the EFSM, EUR 17.7 billion through the EFSF, EUR 22.5 billion through the IMF, and EUR 4.8 billion through bilateral loans from the United Kingdom, Denmark and Sweden. The remaining EUR 17.5 billion are being financed by the Irish Treasury cash buffer and investments of the Irish National Pension Reserve Fund.

In early April 2011, the Portuguese Republic officially applied for support under the financial support mechanisms. On May 5, 2011, the European Commission and the IMF expressed their support for the economic program announced by the Portuguese government following the successful conclusion of negotiations with the European Commission, in liaison with the ECB, and the IMF. The total financial support to be provided amounts to EUR 78 billion, of which the European Union has pledged EUR 52 billion and the IMF’s contribution would be through a three-year loan in an amount equivalent to approximately EUR 26 billion.

On December 16, 2010, the European Council agreed on a draft decision for a limited treaty amendment allowing Euro Area Member States to establish a permanent mechanism to safeguard the financial stability of the euro area as a whole. The European Council further confirmed the general features of this permanent mechanism (the European Stability Mechanism, or “ESM”) as outlined in a statement by the Eurogroup Ministers of November 28, 2010. The ESM will be based on, and replace, the EFSF and the EFSM.

On March 24 and 25, 2011, the European Council adopted a comprehensive package of measures to strengthen the economic governance of the European Union and ensure the lasting stability of the euro area as a whole. The European Council: (1) concluded the Euro Plus pact, a new instrument of policy coordination for competitiveness and convergence within the euro area and among the Euro Area, and interested non-Euro Area, Member States; (2) reached a detailed agreement on the features of the permanent stability mechanism, or ESM, and on the temporary facility, or EFSF; (3) agreed on the amendment of the Treaty on the Functioning of the European Union (the “Treaty”) needed to give legal certainty to the stability mechanism (subject, inter alia, to approval by the national legislatures); (4) endorsed the agreement on six legislative proposals on budgetary and macro-economic surveillance; and (5) underlined the importance of banking sector stress tests, which are currently carried out by the European Banking Authority and other relevant authorities.

The package of six legislative proposals on economic governance seeks to ensure enhanced fiscal discipline and to avoid excessive macroeconomic imbalances. The package includes the following: a reform of the Stability and Growth Pact aimed at enhancing the surveillance of Member States’ fiscal policies and at applying enforcement measures more consistently and at an earlier stage; new provisions on national fiscal frameworks;

and a new surveillance of macroeconomic imbalances. Basic features are a more prominent role for the general government gross debt criterion (with 5% of the difference between the actual debt ratio and the 60% of GDP reference value under the Maastricht criteria to be corrected each year) and quasi-automatic sanctions.

In line with the decisions taken by the euro area Heads of State or Government on March 11, 2011, the ESM, which is to be established by the Euro Area Member States and will become operational as from June 2013, will have an effective lending capacity of EUR 500 billion. On June 20, 2011, in order to ensure the effective lending capacity of the EFSF in the amount of EUR 440 billion, the finance ministers of the Euro Area Member States agreed to an increase of the guarantee framework for the EFSF from EUR 440 billion to EUR 779.8 billion, with Austria’s total participation amounting to approximately EUR 21.6 billion. In addition, the finance ministers of the Euro Area Member States reached an intergovernmental agreement on the treaty establishing the ESM, the successor institution to the EFSF, which was signed on July 11, 2011 (the “ESM Treaty”). The ESM Treaty follows the European Council decision of March 25, 2011, including the amendment of the Treaty on the Functioning of the European Union agreed on that date. With respect to its capital structure, the ESM will have a total subscribed capital of EUR 700 billion and the contribution of each Member State will be based on the paid-in capital key for the ECB. In order to obtain and maintain the highest credit rating, EUR 80 billion out of the total EUR 700 billion will be in form of paid-in capital contributed by the Euro Area Member States in five equal annual installments from July 2013 onwards. In addition, the ESM will dispose of a combination of committed callable capital and guarantees from Euro Area Member States in a total amount of EUR 620 billion.

Consistent with the proposed amendment of the Treaty, the ESM will be able to provide financial assistance, if indispensable to safeguard the stability of the euro area as a whole, subject to strict conditionality under a macro-economic adjustment program, and if mutually agreed by the voting members of the ESM’s Board of Governors (consisting of the Ministers of Finance of the Euro Area Member States) based on a debt sustainability analysis conducted by the European Commission together with the International Monetary Fund and in liaison with the ECB. Provided these conditions are met, the ESM may grant either direct loans or, in exceptional cases, purchase the bonds of Member States in the primary market. Financial assistance from the ESM will be activated upon a Member State’s request. In all circumstances, active participation of the IMF will be sought. In addition, an adequate and proportionate form of private-sector involvement will be expected on a case-by-case basis, with the nature and the extent of this involvement depending on the outcome of the debt sustainability analysis and potential implications for euro area financial stability. In order to facilitate this process, standardized collective action clauses will be included in the terms and conditions of all new euro area government securities with a maturity in excess of one year issued from July 2013 onwards. These clauses are intended to enable creditors to adopt a qualified majority decision agreeing to a legally binding change to the terms of payment in the event that a debtor Member State is unable to meet its payment obligations. In all cases, any ESM loan will enjoy preferred creditor status, junior only to any IMF loans.

The ESM will assume the role of the EFSF and the current EFSM in providing financial assistance to Euro Area Member States after June 2013. Undisbursed and unfunded portions of existing loan facilities are intended to be transferred to the ESM. Consolidated ESM and EFSF lending must not exceed EUR 500 billion. The EFSF will remain operational after June 2013 until it has received full payment of financing granted to Member States and has repaid its liabilities under the financial instruments issued and any obligations to reimburse guarantors.

On July 21, 2011, the Heads of State or Government of the Euro Area and EU Institutions agreed to support a new funding program for Greece by providing a total amount of funding up to EUR 109 billion in order to cover a funding gap for 2011-2014. This program is designed, notably through lower interest rates and extended maturities, to decisively improve the debt sustainability and refinancing profile of Greece. It was decided to lengthen the maturity of the EFSF loans to Greece to the maximum extent possible from the current 7.5 years to a minimum of 15 years. In this context, the program aims to assure adequate post-program monitoring. The EFSF will provide loans at lending rates equivalent to those of the Balance of Payment facility (currently approx. 3.5%) without going below the EFSF funding cost. This will be accompanied by a mechanism which is designed to ensure appropriate incentives to implement the program, including through collateral arrangements where appropriate.

In addition, the financial sector has indicated its willingness to support Greece on a voluntary basis through a combination of measures (bond exchange, roll-over, and buyback) at lending conditions comparable to public support with credit enhancement. Furthermore, in line with current practices, the IMF is expected to contribute to the financing of the new Greek program.

To improve the effectiveness of the EFSF and address contagion, it was agreed to increase the flexibility of the EFSF, allowing it to intervene on the basis of a precautionary program, with adequate conditionality; to finance recapitalisation of financial institutions through loans to governments including in non-program countries; and to intervene in the secondary markets on the basis of an ECB analysis recognizing the existence of exceptional circumstances and a unanimous decision of the EFSF Member States. Austria’s share is close to 3%.

In order to address renewed tensions in some financial markets in the euro area, the ECB, in early August 2011, announced enhancements to its liquidity-providing operations for the banking sector and its return to active interventions in the euro area public and private debt securities markets through its Securities Markets Programme. This program was first introduced in early May 2010 with a view to ensuring depth and liquidity in certain dysfunctional market segments.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2005 to 2009 have been audited by the Rechnungshof and approved by the Nationalrat. The accounts for 2010 are the preliminary results and are not yet audited and approved.

For further information concerning the budget for the fiscal years 2005 to 2010, see “Republic of Austria—Tables and Supplementary Information—Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

	2006	2007	2008	2009	2010(1)	2011(2)
	(Millions of euro)
I. General Account
Federal Government Revenues:
Total taxes and levies—gross	60,398	64,695	68,528	63,314	65,492	68,980
Less: transfers to provinces, municipalities and funds	(17,473)	(18,873)	(21,517)	(23,397)	(23,340)	(25,104)
Transfer to EU—budget	(2,470)	(2,188)	(2,050)	(2,279)	(2,336)	(2,400)

Total taxes and levies—net	40,454	43,635	44,961	37,638	39,816	41,476
Other sources	25,691	25,827	19,952	24,738	19,618	20,974
Total revenues	66,145	69,462	64,913	62,376	59,434	62,450

Total Expenditures	70,561	72,332	74,477	69,457	67,287	70,162
Budget deficit—net of public debt redemptions	4,416	2,870	9,564	7,080	7,853	7,622
Budget deficit—net, as a percentage of gross domestic product	(1.7%)	(1.1%)	(3.4%)	(2.6%)	(4.6%)	(2.6%)
General Government deficit in national accounts delineation (“Maastricht”-deficit)—as a percentage of gross domestic product	(1.5%)	(0.9%)	(0.9%)	(4.1%)	(4.6%)	(3.2%)
Central Government deficit in national accounts delineation (“Maastricht”-deficit)—as a percentage of gross domestic product	(1.5%)	(0.9%)	(1.1%)	(3.2%)	(3.7%)	(2.6%)
II. Financing Account
Expenditure	39,090	57,130	42,190	45,266	47,031	71,606
Revenue	43,506	60,000	51,755	52,346	54,884	79,227

Surplus	4,416	2,870	9,564	7,080	7,853	7,622

Differences may arise due to rounding

(1)	Preliminary Result.
(2)	Federal Budget.

SOURCE : Federal Ministry of Finance.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”). Personal income taxation is progressive, with a top marginal rate of 50% on taxable income in excess of EUR 51,000. For employees, this top marginal rate is reduced to about 43% by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 25%. The general VAT rate is 20%, and the reduced rate, mainly on food products, rents, passenger transport, books and newspapers and certain services, is 10%. In comparison to other European countries, effective direct taxation is low, while indirect taxation is above average.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2008 covers the period 2008 to 2013.

Austria is a party to tax treaties with 54 countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the direct domestic and external debt of Austria outstanding at December 31 of each of the years indicated.

DIRECT DEBT

	2006	2007	2008	2009	2010
	(Millions of euro)
Domestic	146,966	150,006	160,053	172,985	182,886
External(1)	8,319	7,294	7,870	5,092	3,856

Total	155,285	157,300	167,923	178,077	186,742

Less: Holdings of own Bonds	(10,020)	(9,924)	(5,952)	(9,362)	(9,972)

Total	145,265	147,376	161,971	168,715	176,770

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

External funded debt in foreign currencies outstanding as of December 31, 2010 was as follows(1):

(Millions of euro)
Payable in U.S. Dollars	0
Payable in Swiss Francs	2,476
Payable in Yen	1,380

Total	3,856
Less: Holding of own Bonds	0

Total	3,856

(1)	Translated into euro at the exchange rates prevailing at December 31, 2010.

SOURCE: Austrian Federal Financing Agency.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act. The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of each of the years 2006 through 2010.

GUARANTEED DEBT

	December 31,
	2006	2007	2008	2009	2010
	(Millions of euro)
Domestic	49,588	61,900	80,518	92,038	95,991
External(1)	20,206	18,164	23,232	25,646	25,460

Total Guaranteed Debt(2)	69,794	80,064	103,750	117,684	121,451

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 2.2 billion as of December 31, 2010.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2010.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2011	2012	2013	2014	2015
	(Billions of euro)
Interest	7.1	6.7	6.1	5.6	4.8
Principal	12.1	12.3	14.9	20.5	10.9

Total	19.2	19.0	21.0	26.1	15.7

SOURCE: Austrian Federal Financing Agency.

The following table sets forth the debt service requirements for the indicated periods in respect of the external funded debt of Austria outstanding at December 31, 2010.

DEBT SERVICE REQUIREMENTS OF EXTERNAL DEBT(1)

	2011	2012	2013	2014	2015
	(Billions of euro)
Interest	0.1	0.1	0.0	0.0	0.0
Principal	0.7	1.9	1.0	0.0	0.0

Total	1.8	2.0	1.0	0.0	0.0

(1)	Computed on the basis of rates of exchange used by the Austrian Federal Financing Agency for uniform valuation purposes, as of December 31, 2010.

SOURCE: Austrian Federal Financing Agency.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2010

Outstanding Issues Report at December 31, 2010

Issue	Issue Date	Termination Date	Interest Rate	Nominal	Amount in EUR based on exchange rate as of 12/31/2010
USD 2.000.000.000 2.875% Guaranteed Global Notes	1/24/2008	3/15/2011	2.8750000%	USD2,000,000,000.00	EUR 1,496,781,918.87
USD 100.000.000 4.13% Guaranteed Notes	5/4/2004	5/4/2011	4.1300000%	USD100,000,000.00	EUR 74,839,095.94
GBP 200.000.000 Floating Rate Notes	5/26/2009	5/26/2011	0.9687500%	GBP200,000,000.00	EUR 232,355,503.92
CHF 1.550.000.000 2.75% Guaranteed Notes	6/14/2007	6/14/2011	2.7500000%	CHF1,550,000,000.00	EUR 1,239,603,326.94
USD 200.000.000 2.76% Guaranteed Notes	11/19/2008	7/19/2011	2.7600000%	USD200,000,000.00	EUR 149,678,191.89
CHF 50.000.000 2.65% Guaranteed Notes	9/20/2007	9/20/2011	2.6500000%	CHF50,000,000.00	EUR 39,987,204.09
USD 1.750.000.000 3.125% Guaranteed Global Notes	9/16/2008	10/14/2011	3.1250000%	USD1,750,000,000.00	EUR 1,309,684,179.02
CHF 250.000.000 1.625% Guaranteed Notes	10/18/2005	10/18/2011	1.6250000%	CHF250,000,000.00	EUR 199,936,020.47
CHF 50.000.000 2.65% Guaranteed Notes	9/20/2007	10/20/2011	2.6500000%	CHF50,000,000.00	EUR 39,987,204.09
USD 1.250.000.000 4.75% Guaranteed Global Notes	11/8/2006	11/8/2011	4.7500000%	USD1,250,000,000.00	EUR 935,488,699.30
EUR 2.000.000.000 4.125% Guaranteed Notes	2/21/2007	2/21/2012	4.1250000%	EUR2,000,000,000.00	EUR 2,000,000,000.00
USD 1.250.000.000 1.875% Guaranteed Global Notes	1/21/2009	3/21/2012	1.8750000%	USD1,250,000,000.00	EUR 935,488,699.30
USD 100.000.000 4% Guaranteed Notes	4/20/2004	4/20/2012	4.0000000%	USD100,000,000.00	EUR 74,839,095.94
USD 1.750.000.000 4.75% Guaranteed Global Notes	10/16/2007	10/16/2012	4.7500000%	USD1,750,000,000.00	EUR 1,309,684,179.02
CHF 1050.000.000 2.5% Guaranteed Notes	10/18/2004	10/18/2012	2.5000000%	CHF1,050,000,000.00	EUR 839,731,285.99
GBP 300.000.000 4.875% Guaranteed Notes	2/29/2008	12/7/2012	4.8750000%	GBP300,000,000.00	EUR 348,533,255.88
USD 1.250.000.000 1.75% Guaranteed Global Notes	3/9/2010	3/11/2013	1.7500000%	USD1,250,000,000.00	EUR 935,488,699.30
USD 100.000.000 4.56% Guaranteed Notes	5/7/2004	5/7/2013	4.5600000%	USD100,000,000.00	EUR 74,839,095.94
USD 100.000.000 Floating Rate Notes	6/4/2010	6/4/2013	0.4034400%	USD100,000,000.00	EUR 74,839,095.94
USD 1.000.000.000 3.625% Guaranteed Global Notes	5/7/2008	6/17/2013	3.6250000%	USD1,000,000,000.00	EUR 748,390,959.44
CHF 575.000.000 3.00% Guaranteed Notes	11/5/2007	12/5/2013	3.0000000%	CHF575,000,000.00	EUR 459,852,847.09
EUR 1.500.000.000 3.625% Guaranteed Notes	12/10/2008	12/10/2013	3.6250000%	EUR1,500,000,000.00	EUR 1,500,000,000.00
EUR 1.500.000.000 3.50% Guaranteed Notes	4/28/2009	4/28/2014	3.5000000%	EUR1,500,000,000.00	EUR 1,500,000,000.00
JPY 67.700.000.000 1.35% Guaranteed Notes	6/17/2009	6/17/2014	1.3500000%	JPY67,700,000,000.00	EUR 623,101,702.72
JPY 12.300.000.000 Floating Rate Notes	6/17/2009	6/17/2014	0.6341000%	JPY12,300,000,000.00	EUR 113,207,547.17
CHF 150.000.000 2.75% Guaranteed Notes	11/14/2008	7/14/2014	2.7500000%	CHF150,000,000.00	EUR 119,961,612.28
USD 1.000.000.000 4.5% Guaranteed Global Notes	3/9/2005	3/9/2015	4.5000000%	USD1,000,000,000.00	EUR 748,390,959.44

Issue	Issue Date	Termination Date	Interest Rate	Nominal	Amount in EUR based on exchange rate as of 12/31/2010
USD 1.000.000.000 1.75% Guaranteed Global Notes	10/5/2010	10/5/2015	1.7500000%	USD1,000,000,000.00	EUR 748,390,959.44
CHF 1.050.000.000 3% Guaranteed Notes	10/23/2003	10/23/2015	3.0000000%	CHF1,050,000,000.00	EUR 839,731,285.99
USD 1.000.000.000 4.875% Guaranteed Global Notes	2/16/2006	2/16/2016	4.8750000%	USD1,000,000,000.00	EUR 748,390,959.44
EUR 1.500.000.000 3.875% Guaranteed Notes	9/15/2006	9/15/2016	3.8750000%	EUR1,500,000,000.00	EUR 1,500,000,000.00
CHF 150.000.000 3.00% Guaranteed Notes	10/6/2008	10/6/2016	3.0000000%	CHF150,000,000.00	EUR 119,961,612.28
USD 1.000.000.000 5.00% Guaranteed Global Notes	4/25/2007	4/25/2017	5.0000000%	USD1,000,000,000.00	EUR 748,390,959.44
AUD 500.000.000 6.655% Guaranteed Notes	4/15/2008	3/28/2018	6.6550000%	AUD500,000,000.00	EUR 380,633,373.93
CHF 250.000.000 2.125% Guaranteed Notes	10/18/2005	10/18/2018	2.1250000%	CHF250,000,000.00	EUR 199,936,020.47
CHF 425.000.000 2.75% Guaranteed Notes	1/28/2005	1/28/2020	2.7500000%	CHF425,000,000.00	EUR 339,891,234.80
CHF 300.000.000 3.00% Guaranteed Notes	6/14/2007	6/14/2022	3.0000000%	CHF300,000,000.00	EUR 239,923,224.57
CHF 705.000.000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.6250000%	CHF705,000,000.00	EUR 563,819,577.74
GBP 150.000.000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.7500000%	GBP150,000,000.00	EUR 174,266,627.94
CHF 1.090.000.000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.8750000%	CHF1,090,000,000.00	EUR 871,721,049.26
CHF 200.000.000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.2500000%	CHF200,000,000.00	EUR 159,948,816.38

	Exchange Rate 12/31/2010
AUD	1.31360	AUD 500,000,000.00	EUR 380,633,373.93
CAD	1.33220	CAD 0.00	EUR 0.00
CHF	1.25040	CHF 7,845,000,000.00	EUR 6,273,992,322.44
GBP	0.86075	EUR 6,500,000,000.00	EUR 6,500,000,000.00
JPY	108.65000	GBP 650,000,000.00	EUR 755,155,387.74
TRY	2.06940	JPY 80,000,000,000.00	EUR 736,309,249.89
USD	1.33620	TRY 0.00	EUR 0.00
		USD 14,850,000,000.00	EUR 11,113,605,747.66

			EUR 25,759,696,081.66

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2006	2007	2008	2009	2010(1)	2011(2)
	(Millions of euro)
Total taxes and levies, gross	60,398	64,695	68,528	63,314	65,492	68,980
Of which:
Personal Income Tax	2,525	2,629	2,742	2,605	2,668	2,500
Wage Tax	18,092	19,664	21,308	19,897	20,433	21,600
Tax on Interest	1,376	1,879	2,177	1,871	1,305	1,730
Corporate Income Tax	4,833	5,741	5,934	3,834	4,633	4,500
Turnover Tax	20,171	20,832	21,853	21,628	22,467	23,600
Mineral Oils Tax	3,553	3,689	3,894	3,800	3,854	4,350
Other Taxes and Levies	9,848	10,261	10,619	9,677	11,436	10,700

Less: transfers to provinces and municipalities, funds, etc.(3)	(17,473)	(18,873)	(21,517)	(23,397)	(23,340)	(25,104)
Transfers to the European Union	(2,470)	(2,188)	(2,050)	(2,279)	(2,336)	(2,400)

Public taxes, net	40,454	43,635	44,961	37,638	39,816	41,476
Other sources	25,691	25,827	19,952	24,738	19,618	21,064

Total	66,145	69,462	64,913	62,376	59,434	62,540

Differences may arise due to rounding

(1)	Preliminary Result.
(2)	Federal Budget.
(3)	Including payments pursuant to the Act Governing Health and Social Welfare Allowances.

SOURCE: Federal Ministry of Finance

ORDINARY BUDGET EXPENDITURES, PART 1(1)

	2006	2007	2008
	(Millions of euro)
I. General Account
Federal Government:
Office of the President	7	7	7
Federal Legislature	121	125	130
Constitutional Court	8	8	9
Administrative Court	13	13	14
Public Attorney’s Office	5	5	6
Court of Accounts	23	25	27
Federal Chancellery	440	464	480
Interior Affairs	2,159	2,144	2,235
Education and Culture	6,401	6,621	6,969
Arts	227	227	240
Science	3,325	3,515	3,665
Social Affairs and Generations	1,941	2,008	2,113
Social Security	7,354	7,317	7,670
Health	636	651	790
Youth, Family and Seniors	5,892	5,891	6,513
Foreign Affairs	398	410	415
Justice	999	1,086	1,117
National Defence	1,733	2,188	2,171
Financial Administration	1,809	1,858	1,937
Treasury Operations	1,393	2,198	8,192
Tax Collection	3	3	3
Grants to Provinces and Municipalities	4,555	4,763	3,991
Federal Property	1,282	782	2,244
Pensions	7,038	7,174	7,369
Public Debt Services incl. Swaps	11,609	11,977	11,051
Agriculture, Forestry and Water economy	2,319	2,037	2,180
Environment new	475	493	534
Commerce and Employment	5,968	5,753	5,342
Transportation, Innovation and Technology	2,429	2,588	2,885

Total Federal Expenditures	70,561	72,332	80,298

Net Deficit	4,416	2,870	2,870

II. Financing Account
Expenditure	39,090	57,130	42,190
Revenue	43,506	60,000	51,755

Surplus	4,416	2,870	9,564

Differences may arise due to rounding

(1)	Due to a re-structuring of the Ministries’ competences, the format of this table has changed. The years 2006 through 2008 are therefore no longer comparable with the following years.

ORDINARY BUDGET EXPENDITURES, Part 2 (1)

	2009	2010(2)	2011(3)
	(Millions of euro)
I. General Account
Federal Government:
Office of the President	7	7	8
Federal Legislature	144	137	155
Constitutional Court	10	11	12
Administrative Court	15	16	16
Public Attorney’s Office	6	6	7
Court of Accounts	28	27	29
Federal Chancellery	308	316	336
Interior Affairs	2,306	2,300	2,354
Foreign Affairs	409	431	427
Justice	1,163	1,175	1,151
Military Affairs and Sport	2,101	2,131	2,186
Financial Administration	964	1,052	1,233
Tax Collection	48	4	3
Pensions	7,634	7,835	8,043
Grants to Provinces and Municipalities	684	736	719
Federal Property	973	1,780	1,936
Financial Market Stability	4,896	528	3
Treasury Operations	298	614	544
Public Debt Services incl. Swaps	6,728	5,743	7,771
Employment	5,874	6,335	5,974
Social Affairs and Consumer Protection	2,221	2,321	2,363
Social Security	8,693	9,238	9,611
Health	852	995	868
Youth and Family	6,188	6,528	6,335
Commerce (Research)	76	92	97
Economy	465	468	436
Education	7,125	7,102	7,702
Arts and Culture	436	420	0
Science	3,395	3,591	3,781
Transportation, Innovation and Technology (Research)	330	338	371
Transportation, Innovation and Technology	2,127	2,118	2,707
Agriculture, Forestry and Water economy	2,252	2,196	2,141
Environment	698	696	846
Total Federal Expenditure	69,457	67,287	70,162
Net Deficit	7,080	7,853	7,622

II. Financing Account
Expenditure	45,266	47,031	71,606
Revenue	52,346	54,884	79,227

Surplus	7,080	7,853	7,622

(1)	Due to a restructuring of the Ministries’ competences, the format of this table has changed. The years 2006 through 2008 are therefore no longer comparable with the following years.
(2)	Preliminary Result.
(3)	Federal Budget.

SOURCE:	Federal Budget Laws

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2010

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	07-97	07-27	6.250	EUR	7,131,099,002.31	7,131,099,002.31	EUR	230,520,000.00	230,520,000.00							EUR	153,916,000.00	153,916,000.00
Government Bond 1999-2014	01-99	01-14	4.125	EUR	1,321,000,000.00	1,321,000,000.00	EUR	3,407,142.86	3,407,142.86							EUR	273,402,000.00	273,402,000.00
Government Bond 2001-2011	01-01	01-11	5.360							EUR	770,385,507.96	770,385,507.96
Government Bond 2001-2011	01-01	01-11	3.820										CHF	525,930,642.00	420,609,918.43
Government Bond 2001-2011	01-01	01-11	1.625										JPY	47,869,531,000.00	440,584,730.79
Government Bond 2001-2011	01-01	01-11	5.250	EUR	8,268,193,000.00	8,268,193,000.00	EUR	869,204,539.82	869,204,539.82							EUR	869,200,000.00	869,200,000.00
Government Bond 2007-2011	03-07	01-11	5.250										EUR	361,038,792.41	361,038,792.41
Government Bond 2007-2011	03-07	01-11	var.							CHF	525,930,642.00	420,609,918.43
Government Bond 1994-2024	01-94	01-24	6.500	EUR	530,915,263.60	530,915,263.60
Government Bond 1994-2024	02-94	02-24	6.250	EUR	276,876,267.76	276,876,267.76
Government Bond 1986-2016	05-86	05-16	5.750	EUR	196,847,374.26	196,847,374.26
Government Bond 2002-2012	01-02	07-12	5.000	EUR	10,177,384,000.00	10,177,384,000.00	EUR	354,507,142.86	354,507,142.86							EUR	29,000,000.00	29,000,000.00
Government Bond 2003-2012	07-03	07-12	4.185										EUR	196,423,841.06	196,423,841.06
Government Bond 2003-2012	04-03	07-12	4.185							EUR	400,000,000.00	400,000,000.00
Government Bond 2003-2012	04-03	07-12	2.690										CHF	594,100,000.00	475,127,959.05
Government Bond 2003-2012	07-03	07-12	2.690							CHF	296,600,000.00	237,204,094.69
Government Bond 2003-2018	01-03	01-18	4.650	EUR	11,256,606,000.00	11,256,606,000.00	EUR	189,530,000.00	189,530,000.00							EUR	282,470,000.00	282,470,000.00
Government Bond 2004-2018	03-04	01-18	4.385							EUR	619,928,922.41	619,928,922.41
Government Bond 2004-2018	03-04	01-18	1.670										JPY	72,060,000,000.00	663,230,556.83
Government Bond 2006-2018	02-06	01-18	2.525										CHF	88,500,000.00	70,777,351.25
Government Bond 2003-2013	05-03	10-13	3.800	EUR	12,232,317,000.00	12,232,317,000.00	EUR	415,507,142.86	415,507,142.86							EUR	280,000,000.00	280,000,000.00
Government Bond 2004-2014	01-04	07-14	4.300	EUR	9,559,600,000.00	9,559,600,000.00	EUR	96,600,000.00	96,600,000.00							EUR	570,500,000.00	570,500,000.00
Government Bond 2004-2014	11-04	07-14	3.815							EUR	16,485,328.06	16,485,328.06
Government Bond 2004-2014	11-04	07-14	2.530										CHF	25,000,000.00	19,993,602.05
Government Bond 2005-2020	01-05	07-20	3.900	EUR	13,047,220,000.00	13,047,220,000.00	EUR	305,000,000.00	305,000,000.00							EUR	340,000,000.00	340,000,000.00
Government Bond 2005-2015	05-05	07-15	3.500	EUR	11,800,110,000.00	11,800,110,000.00	EUR	747,007,142.86	747,007,142.86							EUR	685,000,000.00	685,000,000.00
Government Bond 2006-2021	01-06	09-21	3.500	EUR	12,910,820,000.00	12,910,820,000.00	EUR	422,428,571.40	422,428,571.40							EUR	486,500,000.00	486,500,000.00
Government Bond 2006-2016	04-06	09-16	4.000	EUR	10,280,000,000.00	10,280,000,000.00	EUR	894,431,291.29	894,431,291.29							EUR	10,150,000.00	10,150,000.00
Government Bond 2006-2016	10-06	09-16	4.000										EUR	631,074,148.43	631,074,148.43
Government Bond 2006-2016	10-06	09-16	4.000							EUR	631,074,148.43	631,074,148.43
Government Bond 2006-2016	10-06	09-16	2.465										CHF	1,000,000,000.00	799,744,081.89
Government Bond 2006-2016	10-06	09-16	2.465							CHF	1,000,000,000.00	799,744,081.89
Government Bond 2007-2037	01-07	03-37	4.150	EUR	9,146,549,000.00	9,146,549,000.00	EUR	294,385,000.00	294,385,000.00							EUR	471,115,000.00	471,115,000.00
Government Bond 2007-2017	09-07	09-17	4.300	EUR	6,714,279,000.00	6,714,279,000.00	EUR	173,407,142.86	173,407,142.86							EUR	361,000,000.00	361,000,000.00
Government Bond 2008-2019	01-08	03-19	4.350	EUR	11,317,729,000.00	11,317,729,000.00	EUR	112,000,000.00	112,000,000.00							EUR	1,063,500,000.00	1,063,500,000.00
Government Bond 2009-2014	01-09	10-14	3.400	EUR	11,140,871,000.00	11,140,871,000.00	EUR	820,000,000.00	820,000,000.00							EUR	1,330,000,000.00	1,330,000,000.00
Government Bond 2009-2026	06-09	03-26	4.850	EUR	7,263,615,000.00	7,263,615,000.00	EUR	384,600,000.00	384,600,000.00							EUR	479,400,000.00	479,400,000.00
Government Bond 2010-2017	01-10	02-17	3.200	EUR	5,366,665,000.00	5,366,665,000.00	EUR	200,000,000.00	200,000,000.00							EUR	564,000,000.00	564,000,000.00
Government Bond 1999-2029	10-99	10-29	4.750	GBP	200,000,000.00	232,355,503.92	GBP	99,399,602.00	115,480,223.06
Government Bond 1999-2029	10-99	10-29	var.							EUR	107,808,678.96	107,808,678.96
Government Bond 1999-2029	10-99	10-29	7.250										GBP	99,399,602.00	115,480,223.06
Government Bond 1999-2029	10-99	10-29	var.										EUR	216,919,739.70	216,919,739.70
Government Bond 1999-2029	10-99	10-29	7.250							GBP	200,000,000.00	232,355,503.92
Government Bond 2002-2012	01-02	01-12	3.375	CHF	1,000,000,000.00	799,744,081.89
Government Bond 2002-2012	02-02	02-12	5.500	USD	600,000,000.00	449,034,575.66
Government Bond 2002-2012	02-02	02-12	5.500							USD	600,000,000.00	449,034,575.66
Government Bond 2002-2012	02-02	02-12	3.644										CHF	983,310,600.00	786,396,833.01
Government Bond 2002-2012	05-02	02-12	5.161										EUR	18,809,471.12	18,809,471.12
Government Bond 2003-2013	02-03	02-13	2.300	EUR	50,000,000.00	50,000,000.00
Government Bond 2010-2013	06-10	02-13	2.350										EUR	54,273,883.47	54,273,883.47
Government Bond 2003-2013	02-03	02-13	2.300							EUR	50,000,000.00	50,000,000.00
Government Bond 2003-2013	02-03	02-13	2.350										CHF	73,400,000.00	58,701,215.61
Government Bond 2010-2013	06-10	02-13	2.350							CHF	73,400,000.00	58,701,215.61
Government Bond 2003-2011	02-03	02-11	4.370	USD	75,000,000.00	56,129,321.96
Government Bond 2003-2011	02-03	02-11	4.370							USD	75,000,000.00	56,129,321.96
Government Bond 2003-2011	02-03	02-11	2.095										CHF	101,857,500.00	81,459,932.82
Government Bond 2003-2013	04-03	04-13	4.173	USD	50,000,000.00	37,419,547.97
Government Bond 2003-2013	04-03	04-13	4.108										EUR	46,339,202.97	46,339,202.97
Government Bond 2003-2013	04-03	04-13	4.173							USD	50,000,000.00	37,419,547.97
Government Bond 2003-2023	05-03	05-23	var.	EUR	100,000,000.00	100,000,000.00
Government Bond 2003-2013	06-03	06-13	3.250	USD	3,100,000,000.00	2,320,011,974.26
Government Bond 2003-2013	06-03	06-13	3.470										EUR	2,591,984,783.40	2,591,984,783.40
Government Bond 2003-2013	06-03	06-13	3.250							USD	3,100,000,000.00	2,320,011,974.26
Government Bond 2004-2011	03-04	05-11	3.625	USD	1,250,000,000.00	935,488,699.30
Government Bond 2004-2011	03-04	05-11	3.683										EUR	996,331,005.42	996,331,005.42

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2004-2011	03-04	05-11	3.625							USD	1,250,000,000.00	935,488,699.30
Government Bond 2004-2011	03-04	03-11	4.000	CAD	100,000,000.00	75,063,804.23
Government Bond 2004-2011	03-04	03-11	3.678										EUR	59,400,059.40	59,400,059.40
Government Bond 2004-2011	03-04	03-11	4.000							CAD	100,000,000.00	75,063,804.23
Government Bond 2004-2014	05-04	05-14	5.000	USD	1,300,000,000.00	972,908,247.27
Government Bond 2004-2014	05-04	05-14	4.246										EUR	1,056,362,243.28	1,056,362,243.28
Government Bond 2004-2014	05-04	05-14	5.000							USD	1,300,000,000.00	972,908,247.27
Government Bond 2004-2014	09-04	09-14	5.750	AUD	600,000,000.00	456,760,048.72
Government Bond 2004-2014	09-04	09-14	4.054										EUR	352,420,524.33	352,420,524.33
Government Bond 2004-2014	09-04	09-14	5.750							AUD	600,000,000.00	456,760,048.72
Government Bond 2004-2034	12-04	12-34	5.375	CAD	300,000,000.00	225,191,412.70
Government Bond 2004-2034	12-04	12-34	4.412										EUR	192,901,234.57	192,901,234.57
Government Bond 2004-2034	12-04	12-34	5.375							CAD	300,000,000.00	225,191,412.70
Government Bond 2005-2024	01-05	12-24	5.000	CAD	250,000,000.00	187,659,510.58
Government Bond 2005-2024	01-05	12-24	4.044										EUR	151,602,437.77	151,602,437.77
Government Bond 2005-2024	01-05	12-24	5.000							CAD	250,000,000.00	187,659,510.58
Government Bond 2005-2012	01-05	03-12	4.000	USD	1,200,000,000.00	898,069,151.32
Government Bond 2005-2012	01-05	03-12	3.140										EUR	896,554,659.65	896,554,659.65
Government Bond 2005-2012	01-05	03-12	4.000							USD	1,200,000,000.00	898,069,151.32
Government Bond 2006-2011	03-06	07-11	var.	USD	854,400,000.00	639,425,235.74
Government Bond 2006-2011	03-06	07-11	3.404										EUR	740,727,195.44	740,727,195.44
Government Bond 2006-2011	03-06	07-11	var.							USD	854,400,000.00	639,425,235.74
Government Bond 2006-2012	12-06	01-12	17.000	TRY	50,000,000.00	24,161,592.73
Government Bond 2006-2012	12-06	01-12	3.517										EUR	25,974,025.97	25,974,025.97
Government Bond 2006-2012	12-06	01-12	17.000							TRY	50,000,000.00	24,161,592.73
Government Bond 2004-2034	01-04	01-34	5.125	EUR	16,596,960.00	16,596,960.00
Government Bond 2004-2034	01-04	01-34	4.875										EUR	12,135,922.33	12,135,922.33
Government Bond 2004-2034	01-04	01-34	5.125							EUR	16,596,959.44	16,596,959.44
Government Bond 2009-2016	07-09	07-16	2.500	CHF	900,000,000.00	719,769,673.70	CHF	300,000,000.00	239,923,224.57
Government Bond 2009-2012	09-09	11-12	2.000	USD	1,500,000,000.00	1,122,586,439.16
Government Bond 2009-2012	09-09	11-12	var.										EUR	1,020,130,576.71	1,020,130,576.71
Government Bond 2009-2012	09-09	11-12	2.000							USD	1,500,000,000.00	1,122,586,439.16
Government Bond 2001-2011	12-01	01-11	4.656													EUR	30,000,000.00	30,000,000.00
Federal Obligation 1999-2012	05-99	05-12	5.324	EUR	250,000,000.00	250,000,000.00	EUR	250,000,000.00	250,000,000.00
Federal Obligation 2002-2011	12-02	04-11	6.890	EUR	145,345,668.33	145,345,668.33
Federal Obligation 1996-2012	01-96	09-12	3.230	JPY	10,000,000,000.00	92,038,656.24
Federal Obligation 1996-2011	01-96	01-11	3.360	JPY	15,000,000,000.00	138,057,984.35
Federal Obligation 1995-2015	06-95	06-15	7.250	ATS	300,000,000.00	21,801,850.25
Federal Obligation 1995-2015	06-95	06-15	7.375	ATS	250,000,000.00	18,168,208.54
Federal Obligation 1996-2011	05-96	05-11	0.000	JPY	5,000,000,000.00	46,019,328.12
Federal Obligation 2001-2021	11-01	11-21	4.000	JPY	2,000,000,000.00	18,407,731.25
Federal Obligation 2001-2021	11-01	11-21	5.140										EUR	18,315,000.00	18,315,000.00
Federal Obligation 2001-2021	11-01	11-21	4.000							JPY	2,000,000,000.00	18,407,731.25
Federal Obligation 2001-2021	11-01	11-21	0.000	JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2001-2021	11-01	11-21	5.080										EUR	9,132,400.00	9,132,400.00
Federal Obligation 2001-2021	11-01	11-21	0.000							JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2001-2031	11-01	11-31	1.409	JPY	3,000,000,000.00	27,611,596.87
Federal Obligation 2001-2031	11-01	11-31	4.825										EUR	27,473,000.00	27,473,000.00
Federal Obligation 2001-2031	11-01	11-31	1.409							JPY	3,000,000,000.00	27,611,596.87
Federal Obligation 2001-2016	12-01	12-16	2.107	JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2001-2016	12-01	12-16	4.565										EUR	9,170,946.00	9,170,946.00
Federal Obligation 2001-2016	12-01	12-16	2.107							JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2027	01-02	01-27	0.552	JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2027	01-02	01-27	4.940										EUR	8,805,000.00	8,805,000.00
Federal Obligation 2002-2027	01-02	01-27	0.552							JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2017	02-02	02-17	var.	JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2017	02-02	02-17	4.932										EUR	8,470,000.00	8,470,000.00
Federal Obligation 2002-2017	02-02	02-17	var.							JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2022	02-02	02-22	4.126	JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2022	02-02	02-22	5.050										EUR	8,687,000.00	8,687,000.00
Federal Obligation 2002-2022	02-02	02-22	4.126							JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2032	07-02	07-32	1.911	JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2032	07-02	07-32	4.985										EUR	8,520,000.00	8,520,000.00
Federal Obligation 2002-2032	07-02	07-32	1.911							JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2002-2022	09-02	09-22	0.000	JPY	1,300,000,000.00	11,965,025.31
Federal Obligation 2002-2022	09-02	09-22	var.										EUR	11,174,000.00	11,174,000.00
Federal Obligation 2002-2022	09-02	09-22	0.000							JPY	1,300,000,000.00	11,965,025.31
Federal Obligation 2003-2033	10-03	10-33	0.105	JPY	1,000,000,000.00	9,203,865.62

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 2003-2033	10-03	10-33	4.625										EUR	7,662,835.25	7,662,835.25
Federal Obligation 2003-2033	10-03	10-33	0.105							JPY	1,000,000,000.00	9,203,865.62
Federal Obligation 2004-2012	04-04	04-12	4.010	USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2012	04-04	04-12	3.810										EUR	82,203,041.51	82,203,041.51
Federal Obligation 2004-2012	04-04	04-12	4.010							USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2012	04-04	04-12	4.090	USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2012	04-04	04-12	3.780										EUR	82,644,628.10	82,644,628.10
Federal Obligation 2004-2012	04-04	04-12	4.090							USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2013	04-04	04-13	4.390	USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2013	04-04	04-13	3.940										EUR	83,542,188.81	83,542,188.81
Federal Obligation 2004-2013	04-04	04-13	4.390							USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2013	05-04	05-13	4.480	USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2013	05-04	05-13	3.970										EUR	83,956,007.05	83,956,007.05
Federal Obligation 2004-2013	05-04	05-13	4.480							USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2013	05-04	05-13	4.540	USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2013	05-04	05-13	3.995										EUR	84,459,459.46	84,459,459.46
Federal Obligation 2004-2013	05-04	05-13	4.540							USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2013	05-04	05-13	4.650	USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2013	05-04	05-13	3.934										EUR	82,658,290.63	82,658,290.63
Federal Obligation 2004-2013	05-04	05-13	4.650							USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2012	05-04	05-12	4.880	USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2012	05-04	05-12	4.030										EUR	84,817,642.07	84,817,642.07
Federal Obligation 2004-2012	05-04	05-12	4.880							USD	100,000,000.00	74,839,095.94
Federal Obligation 2004-2019	06-04	05-19	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2019	11-04	11-19	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2034	12-04	10-34	var.	EUR	30,000,000.00	30,000,000.00
Federal Obligation 2005-2020	03-05	03-20	var.	EUR	250,000,000.00	250,000,000.00
Federal Obligation 2005-2017	03-05	03-17	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2034	03-05	10-34	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2005-2020	04-05	04-20	var.	EUR	200,000,000.00	200,000,000.00
Federal Obligation 2005-2020	04-05	04-20	3.484	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2015	05-05	05-15	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2015	06-05	06-15	var.	EUR	144,276,000.00	144,276,000.00
Federal Obligation 2005-2022	06-05	06-22	var.	EUR	125,000,000.00	125,000,000.00
Federal Obligation 2005-2020	06-05	06-20	var.	EUR	100,000,000.00	100,000,000.00
Federal Obligation 2005-2025	08-05	08-25	var.	EUR	102,000,000.00	102,000,000.00
Federal Obligation 2005-2025	07-05	07-25	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2025	10-05	10-25	2.452	EUR	120,000,000.00	120,000,000.00
Federal Obligation 2005-2035	10-05	10-35	4.820	EUR	75,000,000.00	75,000,000.00
Federal Obligation 2005-2019	12-05	12-19	2.312	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2006-2016	02-06	02-16	0.000	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2006-2011	12-06	12-11	10.600	BRL	388,586,800.00	175,220,633.99
Federal Obligation 2006-2011	12-06	12-11	2.727										EUR	140,000,000.00	140,000,000.00
Federal Obligation 2006-2011	12-06	12-11	10.600							BRL	388,586,800.00	175,220,633.99
Treasury Bill 2003-2032	11-03	07-32	var.	EUR	2,500,000,000.00	2,500,000,000.00										EUR	1,692,858,118.90	1,692,858,118.90
Treasury Bill 2010-2011	03-10	03-11	var.	EUR	170,000,000.00	170,000,000.00
Treasury Bill 2010-2011	03-10	03-11	var.	USD	60,000,000.00	44,903,457.57
Treasury Bill 2010-2011	03-10	03-11	var.										EUR	44,234,739.02	44,234,739.02
Treasury Bill 2010-2011	03-10	03-11	var.							USD	60,000,000.00	44,903,457.57
Treasury Bill 2010-2011	03-10	03-11	var.	USD	73,000,000.00	54,632,540.04
Treasury Bill 2010-2011	03-10	03-11	var.										EUR	53,966,141.79	53,966,141.79
Treasury Bill 2010-2011	03-10	03-11	var.							USD	73,000,000.00	54,632,540.04
Treasury Bill 2010-2011	03-10	03-11	var.	USD	63,000,000.00	47,148,630.44
Treasury Bill 2010-2011	03-10	03-11	var.										EUR	46,120,058.57	46,120,058.57
Treasury Bill 2010-2011	03-10	03-11	var.							USD	63,000,000.00	47,148,630.44
Treasury Bill 2010-2011	03-10	03-11	var.	AUD	16,000,000.00	12,180,267.97
Treasury Bill 2010-2011	03-10	03-11	var.										EUR	10,684,474.12	10,684,474.12
Treasury Bill 2010-2011	03-10	03-11	var.							AUD	16,000,000.00	12,180,267.97
Treasury Bill 2010-2011	03-10	03-11	var.	CHF	29,000,000.00	23,192,578.37
Treasury Bill 2010-2011	03-10	03-11	var.										EUR	19,824,993.16	19,824,993.16
Treasury Bill 2010-2011	03-10	03-11	var.							CHF	29,000,000.00	23,192,578.37
Treasury Bill 2010-2011	03-10	03-11	var.	USD	75,000,000.00	56,129,321.96
Treasury Bill 2010-2011	03-10	03-11	var.										EUR	55,256,759.74	55,256,759.74
Treasury Bill 2010-2011	03-10	03-11	var.							USD	75,000,000.00	56,129,321.96
Treasury Bill 2010-2011	03-10	03-11	var.	CHF	50,000,000.00	39,987,204.09
Treasury Bill 2010-2011	03-10	03-11	var.										EUR	34,206,745.57	34,206,745.57
Treasury Bill 2010-2011	03-10	03-11	var.							CHF	50,000,000.00	39,987,204.09
Treasury Bill 2010-2011	03-10	03-11	var.	USD	125,500,000.00	93,923,065.41
Treasury Bill 2010-2011	03-10	03-11	var.										EUR	93,866,866.12	93,866,866.12

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2010-2011	03-10	03-11	var.							USD	125,500,000.00	93,923,065.41
Treasury Bill 2010-2011	04-10	03-11	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2010-2011	04-10	04-11	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2010-2011	04-10	04-11	var.	EUR	140,000,000.00	140,000,000.00
Treasury Bill 2010-2011	04-10	03-11	var.	CHF	50,000,000.00	39,987,204.09
Treasury Bill 2010-2011	04-10	03-11	var.										EUR	34,872,367.14	34,872,367.14
Treasury Bill 2010-2011	04-10	03-11	var.							CHF	50,000,000.00	39,987,204.09
Treasury Bill 2010-2011	04-10	04-11	var.	EUR	200,000,000.00	200,000,000.00
Treasury Bill 2010-2011	04-10	04-11	var.	USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	04-10	04-11	var.										EUR	147,754,137.12	147,754,137.12
Treasury Bill 2010-2011	04-10	04-11	var.							USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	04-10	03-11	var.	CHF	90,000,000.00	71,976,967.37
Treasury Bill 2010-2011	04-10	03-11	var.										EUR	62,678,459.50	62,678,459.50
Treasury Bill 2010-2011	04-10	03-11	var.							CHF	90,000,000.00	71,976,967.37
Treasury Bill 2010-2011	04-10	04-11	var.	EUR	200,000,000.00	200,000,000.00
Treasury Bill 2010-2011	04-10	04-11	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2010-2011	04-10	04-11	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2010-2011	04-10	04-11	var.	USD	27,000,000.00	20,206,555.90
Treasury Bill 2010-2011	04-10	04-11	var.										EUR	20,233,812.95	20,233,812.95
Treasury Bill 2010-2011	04-10	04-11	var.							USD	27,000,000.00	20,206,555.90
Treasury Bill 2010-2011	07-10	04-11	var.	USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	07-10	04-11	var.										EUR	158,881,474.42	158,881,474.42
Treasury Bill 2010-2011	07-10	04-11	var.							USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	07-10	04-11	var.	USD	20,000,000.00	14,967,819.19
Treasury Bill 2010-2011	07-10	04-11	var.										EUR	15,886,885.38	15,886,885.38
Treasury Bill 2010-2011	07-10	04-11	var.							USD	20,000,000.00	14,967,819.19
Treasury Bill 2010-2011	07-10	07-11	var.	USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	07-10	07-11	var.										EUR	155,593,589.54	155,593,589.54
Treasury Bill 2010-2011	07-10	07-11	var.							USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	08-10	08-11	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2010-2011	08-10	08-11	var.	USD	300,000,000.00	224,517,287.83
Treasury Bill 2010-2011	08-10	08-11	var.										EUR	227,445,034.12	227,445,034.12
Treasury Bill 2010-2011	08-10	08-11	var.							USD	300,000,000.00	224,517,287.83
Treasury Bill 2010-2011	08-10	08-11	var.	USD	250,000,000.00	187,097,739.86
Treasury Bill 2010-2011	08-10	08-11	var.										EUR	190,505,219.84	190,505,219.84
Treasury Bill 2010-2011	08-10	08-11	var.							USD	250,000,000.00	187,097,739.86
Treasury Bill 2010-2011	08-10	08-11	var.	USD	300,000,000.00	224,517,287.83
Treasury Bill 2010-2011	08-10	08-11	var.										EUR	225,699,668.97	225,699,668.97
Treasury Bill 2010-2011	08-10	08-11	var.							USD	300,000,000.00	224,517,287.83
Treasury Bill 2010-2011	08-10	08-11	var.	USD	300,000,000.00	224,517,287.83
Treasury Bill 2010-2011	08-10	08-11	var.										EUR	232,378,001.55	232,378,001.55
Treasury Bill 2010-2011	08-10	08-11	var.							USD	300,000,000.00	224,517,287.83
Treasury Bill 2010-2011	09-10	09-11	var.	USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	09-10	09-11	var.										EUR	157,766,032.97	157,766,032.97
Treasury Bill 2010-2011	09-10	09-11	var.							USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	10-10	10-11	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2010-2011	10-10	10-11	var.	USD	100,000,000.00	74,839,095.94
Treasury Bill 2010-2011	10-10	10-11	var.										EUR	71,561,471.30	71,561,471.30
Treasury Bill 2010-2011	10-10	10-11	var.							USD	100,000,000.00	74,839,095.94
Treasury Bill 2010-2011	10-10	10-11	var.	USD	40,000,000.00	29,935,638.38
Treasury Bill 2010-2011	10-10	10-11	var.										EUR	28,779,048.85	28,779,048.85
Treasury Bill 2010-2011	10-10	10-11	var.							USD	40,000,000.00	29,935,638.38
Treasury Bill 2010-2011	11-10	11-11	var.	EUR	25,000,000.00	25,000,000.00
Treasury Bill 2010-2011	11-10	11-11	var.	USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	11-10	11-11	var.										EUR	143,245,953.30	143,245,953.30
Treasury Bill 2010-2011	11-10	11-11	var.							USD	200,000,000.00	149,678,191.89
Treasury Bill 2010-2011	11-10	11-11	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2010-2011	12-10	01-11	var.	EUR	75,000,000.00	75,000,000.00	EUR	75,000,000.00	75,000,000.00
Loan from Insurances 2003-2018	05-03	05-18	4.350	EUR	13,200,000.00	13,200,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2003-2013	11-03	11-13	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2005-2022	06-05	05-22	5.000	EUR	29,069,133.67	29,069,133.67
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,028,851.12	10,028,851.12
Loan from Insurances 2005-2020	06-05	06-20	5.000	EUR	36,336,417.08	36,336,417.08
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,101,523.95	10,101,523.95
Loan from Insurances 2005-2020	11-05	11-20	3.630	EUR	13,000,000.00	13,000,000.00
Loan from Insurances 2007-2012	07-07	07-12	4.430	EUR	1,500,000.00	1,500,000.00
Loan from Insurances 2008-2028	05-08	05-28	4.700	EUR	25,000,000.00	25,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2008-2028	05-08	05-28	4.700	EUR	11,500,000.00	11,500,000.00
Loan from Insurances 2008-2013	10-08	10-13	3.880	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2008-2027	11-08	11-27	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2023	11-08	11-23	4.500	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	2,500,000.00	2,500,000.00
Loan from Insurances 2008-2024	11-08	11-24	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2025	11-08	09-25	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2027	12-08	07-27	4.150	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	7,500,000.00	7,500,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2008-2024	12-08	12-24	4.000	EUR	7,000,000.00	7,000,000.00
Loan from Insurances 2008-2028	12-08	12-28	4.070	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2009-2027	01-09	07-27	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	30,000,000.00	30,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	01-09	01-20	4.190	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	02-09	04-22	4.200	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.430	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.300	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.580	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	02-09	02-27	4.560	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2026	02-09	02-26	4.530	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.770	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2030	02-09	02-30	4.720	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	03-09	03-29	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	1,500,000.00	1,500,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	03-09	07-27	4.625	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	03-09	03-23	4.320	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2021	03-09	03-21	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2027	03-09	03-27	4.640	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	04-09	04-22	4.250	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	04-09	04-19	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	07-09	07-19	4.120	EUR	16,000,000.00	16,000,000.00
Loan from Insurances 2009-2026	09-09	09-26	4.260	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2010-2030	03-10	03-30	3.920	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 1996-2011	01-96	01-11	6.700	ATS	369,800,000.00	26,874,414.08
Loan from Insurances 1996-2011	02-96	02-11	6.500	ATS	471,300,000.00	34,250,706.74
Loan from Insurances 1996-2011	03-96	03-11	6.875	ATS	464,800,000.00	33,778,333.32
Loan from Insurances 1996-2011	04-96	04-11	6.800	ATS	633,100,000.00	46,009,171.31
Loan from Insurances 1996-2012	06-96	06-12	6.850	ATS	883,460,000.00	64,203,542.07
Loan from Insurances 1996-2012	07-96	07-12	6.938	ATS	636,149,999.89	46,230,823.45

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 1996-2012	07-96	07-12	6.900	ATS	57,150,000.00	4,153,252.47
Loan from Insurances 1996-2011	09-96	09-11	6.625	ATS	142,400,000.00	10,348,611.59
Loan from Insurances 1996-2011	10-96	10-11	6.300	ATS	64,560,000.00	4,691,758.17
Loan from Insurances 1996-2011	11-96	11-11	6.350	ATS	36,720,000.00	2,668,546.47
Loan from Insurances 1997-2012	01-97	01-12	6.000	ATS	163,100,000.00	11,852,939.25
Loan from Banks 2001-2011	03-01	03-11	5.000	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2001-2011	06-01	06-11	5.280	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2001-2011	09-01	09-11	5.000	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2002-2012	01-02	01-12	4.900	EUR	75,000,000.00	75,000,000.00
Loan from Banks 2003-2013	06-03	06-13	3.780	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2004-2027	02-04	02-27	4.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.910	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2032	02-04	02-32	4.910	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	02-04	08-24	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2024	03-04	03-24	4.740	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	03-04	03-34	4.860	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2025	03-04	03-25	4.650	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2012	03-04	03-12	3.690	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.865	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2019	05-04	05-19	var.	EUR	57,000,000.00	57,000,000.00
Loan from Banks 2004-2028	04-04	04-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2034	05-04	05-34	4.910	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.770	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2023	05-04	05-23	4.800	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2024	05-04	05-24	4.835	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.820	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2021	05-04	05-21	4.790	EUR	350,000,000.00	350,000,000.00
Loan from Banks 2004-2019	06-04	06-19	4.720	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2012	06-04	06-12	4.140	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2012	07-04	07-12	4.090	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	07-04	07-24	4.750	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2004-2019	07-04	07-19	4.600	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2041	08-04	08-41	4.145	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2044	09-04	05-44	4.175	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2028	09-04	09-28	4.680	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2039	09-04	09-39	4.105	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2016	10-04	10-16	var.	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.565	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.605	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2012	10-04	10-12	3.810	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2022	11-04	11-22	4.360	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	02-05	02-35	3.455	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.220	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2025	02-05	02-25	4.100	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2020	03-05	08-20	4.005	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.690	EUR	600,000,000.00	600,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.660	EUR	750,000,000.00	750,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.720	EUR	500,000,000.00	500,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.650	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.633	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.485	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.340	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.330	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.460	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.450	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.445	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.200	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.170	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.225	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.170	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.075	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.070	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.070	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.060	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.045	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.045	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.915	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.848	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.813	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.805	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.775	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.745	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.858	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.830	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.800	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.680	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.670	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.460	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.345	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.365	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.363	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.363	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.359	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.350	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.350	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.315	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.315	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.310	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.325	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.325	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.323	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.300	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.303	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.290	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.285	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.270	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.270	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.852	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.849	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	75,000,000.00	75,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.840	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.835	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.820	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.818	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.795	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.650	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.660	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.700	EUR	63,000,000.00	63,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.590	EUR	14,000,000.00	14,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	21,000,000.00	21,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.545	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.300	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	12-08	07-27	4.225	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2027	12-08	12-27	4.010	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.650	EUR	36,000,000.00	36,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2019	01-09	01-19	4.175	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	2,000,000.00	2,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	7,000,000.00	7,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	8,000,000.00	8,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	02-09	02-29	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2021	03-09	03-21	4.320	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2020	03-09	03-20	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.040	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	03-09	03-27	4.775	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.600	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2013	03-09	03-13	3.030	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	300,000.00	300,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.420	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.000	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2009-2027	03-09	07-27	4.810	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.790	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2022	04-09	04-22	4.210	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2017	05-09	05-17	3.650	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2023	05-09	05-23	4.260	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	05-09	05-29	4.620	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2009-2019	05-09	05-19	4.105	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2009-2032	06-09	06-32	4.675	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2021	06-09	06-21	4.250	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2009-2021	07-09	07-21	4.200	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2026	06-10	06-26	4.660	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2022	07-09	07-22	4.225	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	07-09	07-27	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	07-09	07-26	4.450	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2026	08-09	08-26	4.120	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.230	EUR	195,000,000.00	195,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.300	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.350	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.320	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	2,500,000.00	2,500,000.00
Loan from Banks 2009-2027	10-09	10-27	4.310	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.330	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2034	09-09	09-34	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2014	09-09	09-14	2.580	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.145	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2009-2028	09-09	09-28	4.365	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	87,000,000.00	87,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2024	10-09	03-24	4.030	EUR	48,000,000.00	48,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.280	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2009-2032	11-09	11-32	4.220	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.230	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2028	12-09	12-28	4.080	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2026	01-10	04-26	4.170	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2026	01-10	04-26	4.170	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.040	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2040	01-10	01-40	4.310	EUR	50,000,000.00	50,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2010-2025	01-10	01-25	4.005	EUR	22,000,000.00	22,000,000.00
Loan from Banks 2010-2030	01-10	01-30	4.190	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.030	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2037	02-10	02-37	4.185	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2028	02-10	02-28	4.032	EUR	66,500,000.00	66,500,000.00
Loan from Banks 2010-2030	02-10	02-30	4.114	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2030	02-10	02-30	4.135	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2010-2030	03-10	03-30	3.972	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2030	03-10	03-30	4.000	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2010-2035	05-10	05-35	3.640	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2010-2040	05-10	05-40	3.840	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2030	06-10	06-30	3.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2015	06-10	11-15	2.250	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2010-2027	06-10	06-27	3.510	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2050	10-10	10-50	3.112	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2010-2051	10-10	10-51	3.160	EUR	45,000,000.00	45,000,000.00
Loan from Banks 2010-2052	11-10	11-52	3.190	EUR	25,000,000.00	25,000,000.00
Loan from Banks 1994-2024	10-94	01-24	6.500	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1995-2024	01-95	01-24	6.500	DEM	630,000,000.00	322,113,885.15
Loan from Banks 1995-2024	01-95	02-24	6.250	DEM	89,310,000.00	45,663,477.91
Loan from Banks 1995-2024	02-95	02-24	6.070	DEM	44,503,782.82	22,754,422.84
Loan from Banks 1996-2024	02-96	01-24	6.380	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1985-2015	02-85	02-15	5.700	ATS	1,233,333,333.30	89,629,828.80
Loan from Banks 1985-2015	04-85	04-15	6.700	ATS	166,660,000.00	12,111,654.54
Loan from Banks 1985-2015	04-85	04-15	6.800	ATS	750,000,000.00	54,504,625.63
Loan from Banks 1985-2015	08-85	08-15	5.700	ATS	500,000,000.00	36,336,417.08
Loan from Banks 1985-2015	12-85	12-15	6.250	ATS	625,000,000.00	45,420,521.35
Loan from Banks 1986-2016	03-86	03-16	6.500	ATS	1,615,384,615.39	117,394,578.27
Loan from Banks 1986-2011	06-86	06-11	2.375	ATS	188,000,000.00	13,662,492.82
Loan from Banks 1986-2016	06-86	06-16	7.125	ATS	1,500,000,000.00	109,009,251.25
Loan from Banks 1986-2016	09-86	09-16	5.875	ATS	1,500,000,000.00	109,009,251.25
Loan from Banks 1986-2011	11-86	11-11	2.500	ATS	20,000,000.00	1,453,456.68
Loan from Banks 1986-2016	11-86	11-16	5.000	ATS	849,998,000.00	61,771,763.70
Loan from Banks 1987-2012	04-87	04-12	2.375	ATS	782,000,000.00	56,830,156.32
Loan from Banks 1987-2012	06-87	07-12	2.375	ATS	771,000,000.00	56,030,755.14
Loan from Banks 2003-2013	10-03	10-13	4.750							USD	575,000,000.00	430,324,801.68
Loan from Banks 2003-2013	10-03	10-13	4.750				USD	575,000,000.00	430,324,801.68
Loan from Banks 2008-2013	12-08	12-13	2.760							CHF	165,000,000.00	131,957,773.51
Loan from Banks 2008-2013	12-08	12-13	2.760				CHF	165,000,000.00	131,957,773.51
Loan from Banks 2005-2015	10-05	10-15	3.470							JPY	30,000,000,000.00	276,115,968.71
Loan from Banks 2005-2015	10-05	10-15	3.470							JPY	30,000,000,000.00	276,115,968.71
Loan from Banks 2009-2012	01-09	10-12	4.250										USD	1,340,358,724.13	1,003,112,351.54
Loan from Banks 2009-2012	01-09	10-12	4.250							USD	1,340,358,724.13	1,003,112,351.54
Loan from Banks 2003-2013	11-03	11-13	var.										USD	600,000,000.00	449,034,575.66
Loan from Banks 2003-2013	11-03	11-13	var.							USD	600,000,000.00	449,034,575.66
Loan from Banks 2006-2015	08-06	09-15	var.										CHF	445,963,186.89	356,656,419.46
Loan from Banks 2006-2015	08-06	09-15	var.							CHF	445,963,186.89	356,656,419.46
Loan from Banks 2006-2015	08-06	09-15	var.										AUD	190,000,000.00	144,640,682.10
Loan from Banks 2006-2015	08-06	09-15	var.							AUD	190,000,000.00	144,640,682.10
Loan from Banks 2007-2013	03-07	11-13	17.050										TRY	232,500,000.00	112,351,406.20
Loan from Banks 2007-2013	03-07	11-13	17.050							TRY	232,500,000.00	112,351,406.20
Loan from Banks 2007-2013	06-07	11-13	var.										JPY	9,812,635,000.00	90,314,173.95
Loan from Banks 2007-2013	06-07	11-13	var.							JPY	9,812,635,000.00	90,314,173.95
Loan from Banks 2007-2014	06-07	06-14	var.										ZAR	330,000,000.00	37,235,543.02
Loan from Banks 2007-2014	06-07	06-14	var.							ZAR	330,000,000.00	37,235,543.02
Loan from Banks 2007-2014	09-07	09-14	var.										GBP	20,000,000.00	23,235,550.39
Loan from Banks 2007-2014	09-07	09-14	var.							GBP	20,000,000.00	23,235,550.39
Loan from Banks 2008-2015	04-08	04-15	var.										NZD	60,000,000.00	34,883,720.93
Loan from Banks 2008-2015	04-08	04-15	var.							NZD	60,000,000.00	34,883,720.93
Loan 2009-2015	07-09	07-15	3.360	EUR	250,000.00	250,000.00
Loan 2010-2011	12-10	03-11	0.570	EUR	5,000,000.00	5,000,000.00
Loan 2003-2013	10-03	12-13	var.										EUR	607,707,883.82	607,707,883.82
Loan 2003-2013	10-03	12-13	var.							EUR	607,707,883.82	607,707,883.82
Loan 2005-2012	10-05	10-12	var.										EUR	1,012,696,683.95	1,012,696,683.95
Loan 2005-2012	10-05	10-12	var.							EUR	1,012,696,683.95	1,012,696,683.95
Loan 2003-2013	10-03	11-13	4.480										EUR	524,000,000.00	524,000,000.00
Loan 2003-2013	11-03	11-13	4.480							EUR	524,000,000.00	524,000,000.00
Government Bonds				EUR	160,105,292,867.93	160,105,292,867.93	EUR	6,512,535,116.81	6,512,535,116.81	EUR	2,612,279,545.26	2,612,279,545.26	EUR	9,621,403,747.43	9,621,403,747.43	EUR	8,279,153,000.00	8,279,153,000.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	119,929,531,000.00	1,103,815,287.62	JPY	0.00	0.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
				CHF	1,900,000,000.00	1,519,513,755.60	CHF	300,000,000.00	239,923,224.57	CHF	1,895,930,642.00	1,516,259,310.62	CHF	3,392,098,742.00	2,712,810,894.11	CHF	0.00	0.00
				USD	9,929,400,000.00	7,431,073,192.64	USD	0.00	0.00	USD	9,929,400,000.00	7,431,073,192.64	USD	0.00	0.00	USD	0.00	0.00
				GBP	200,000,000.00	232,355,503.92	GBP	99,399,602.00	115,480,223.06	GBP	200,000,000.00	232,355,503.92	GBP	99,399,602.00	115,480,223.06	GBP	0.00	0.00
				ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00
				CAD	650,000,000.00	487,914,727.52	CAD	0.00	0.00	CAD	650,000,000.00	487,914,727.52	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	600,000,000.00	456,760,048.72	AUD	0.00	0.00	AUD	600,000,000.00	456,760,048.72	AUD	0.00	0.00	AUD	0.00	0.00
				TRY	50,000,000.00	24,161,592.73	TRY	0.00	0.00	TRY	50,000,000.00	24,161,592.73	TRY	0.00	0.00	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00
				ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00
				DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Federal Obligation				EUR	1,871,621,668.33	1,871,621,668.33	EUR	250,000,000.00	250,000,000.00	EUR	0.00	0.00	EUR	841,691,438.88	841,691,438.88	EUR	0.00	0.00
				JPY	43,300,000,000.00	398,527,381.50	JPY	0.00	0.00	JPY	13,300,000,000.00	122,411,412.79	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00
				USD	700,000,000.00	523,873,671.61	USD	0.00	0.00	USD	700,000,000.00	523,873,671.61	USD	0.00	0.00	USD	0.00	0.00
				GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00
				ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00
				CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00
				TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00
				ATS	550,000,000.00	39,970,058.79	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				BRL	388,586,800.00	175,220,633.99	BRL	0.00	0.00	BRL	388,586,800.00	175,220,633.99	BRL	0.00	0.00	BRL	0.00	0.00
				DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Treasury Bills				EUR	3,810,000,000.00	3,810,000,000.00	EUR	75,000,000.00	75,000,000.00	EUR	0.00	0.00	EUR	2,231,441,935.04	2,231,441,935.04	EUR	1,692,858,118.90	1,692,858,118.90
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	219,000,000.00	175,143,953.93	CHF	0.00	0.00	CHF	219,000,000.00	175,143,953.93	CHF	0.00	0.00	CHF	0.00	0.00
				USD	2,733,500,000.00	2,045,726,687.62	USD	0.00	0.00	USD	2,733,500,000.00	2,045,726,687.62	USD	0.00	0.00	USD	0.00	0.00
				GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00
				ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00
				CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	16,000,000.00	12,180,267.97	AUD	0.00	0.00	AUD	16,000,000.00	12,180,267.97	AUD	0.00	0.00	AUD	0.00	0.00
				TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00
				ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00
				DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Loan from Insurance Companies				EUR	912,235,925.82	912,235,925.82	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00
				USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00
				GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00
				ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00
				CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00
				TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00
				ATS	3,922,539,999.89	285,062,098.93	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00
				DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Loan from Banks				EUR	11,407,300,000.00	11,407,300,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	39,812,635,000.00	366,430,142.66	JPY	39,812,635,000.00	366,430,142.66	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00	CHF	610,963,186.89	488,614,192.97	CHF	610,963,186.89	488,614,192.97	CHF	0.00	0.00
				USD	0.00	0.00	USD	0.00	0.00	USD	2,515,358,724.13	1,882,471,728.88	USD	2,515,358,724.13	1,882,471,728.88	USD	0.00	0.00
				GBP	0.00	0.00	GBP	0.00	0.00	GBP	20,000,000.00	23,235,550.39	GBP	20,000,000.00	23,235,550.39	GBP	0.00	0.00
				ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	330,000,000.00	37,235,543.02	ZAR	330,000,000.00	37,235,543.02	ZAR	0.00	0.00
				CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	0.00	0.00	AUD	0.00	0.00	AUD	190,000,000.00	144,640,682.10	AUD	190,000,000.00	144,640,682.10	AUD	0.00	0.00
				TRY	0.00	0.00	TRY	0.00	0.00	TRY	232,500,000.00	112,351,406.20	TRY	232,500,000.00	112,351,406.20	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00	NZD	60,000,000.00	34,883,720.93	NZD	60,000,000.00	34,883,720.93	NZD	0.00	0.00
				ATS	10,501,375,948.69	763,164,752.85	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00
				DEM	863,813,782.82	441,660,974.02	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Loan				EUR	5,250,000.00	5,250,000.00	EUR	0.00	0.00	EUR	2,144,404,567.77	2,144,404,567.77	EUR	2,144,404,567.77	2,144,404,567.77	EUR	0.00	0.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00	CHF	0.00	0.00
				USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00	USD	0.00	0.00
				GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00	GBP	0.00	0.00
				ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	0.00	0.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
				CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00
				TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00	NZD	0.00	0.00
				ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00	BRL	0.00	0.00
				DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Total				EUR	178,111,700,462.08	178,111,700,462.08	EUR	6,837,535,116.81	6,837,535,116.81	EUR	4,756,684,113.03	4,756,684,113.03	EUR	14,838,941,689.12	14,838,941,689.12	EUR	9,972,011,118.90	9,972,011,118.90
				JPY	43,300,000,000.00	398,527,381.50	JPY	0.00	0.00	JPY	53,112,635,000.00	488,841,555.45	JPY	159,742,166,000.00	1,470,245,430.28	JPY	0.00	0.00
				CHF	2,119,000,000.00	1,694,657,709.53	CHF	300,000,000.00	239,923,224.57	CHF	2,725,893,828.89	2,180,017,457.53	CHF	4,003,061,928.89	3,201,425,087.08	CHF	0.00	0.00
				USD	13,362,900,000.00	10,000,673,551.86	USD	0.00	0.00	USD	15,878,258,724.13	11,883,145,280.74	USD	2,515,358,724.13	1,882,471,728.88	USD	0.00	0.00
				GBP	200,000,000.00	232,355,503.92	GBP	99,399,602.00	115,480,223.06	GBP	220,000,000.00	255,591,054.31	GBP	119,399,602.00	138,715,773.45	GBP	0.00	0.00
				ZAR	0.00	0.00	ZAR	0.00	0.00	ZAR	330,000,000.00	37,235,543.02	ZAR	330,000,000.00	37,235,543.02	ZAR	0.00	0.00
				CAD	650,000,000.00	487,914,727.52	CAD	0.00	0.00	CAD	650,000,000.00	487,914,727.52	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	616,000,000.00	468,940,316.69	AUD	0.00	0.00	AUD	806,000,000.00	613,580,998.78	AUD	190,000,000.00	144,640,682.10	AUD	0.00	0.00
				TRY	50,000,000.00	24,161,592.73	TRY	0.00	0.00	TRY	282,500,000.00	136,512,998.94	TRY	232,500,000.00	112,351,406.20	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00	NZD	60,000,000.00	34,883,720.93	NZD	60,000,000.00	34,883,720.93	NZD	0.00	0.00
				ATS	14,973,915,948.58	1,088,196,910.57	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				BRL	388,586,800.00	175,220,633.99	BRL	0.00	0.00	BRL	388,586,800.00	175,220,633.99	BRL	0.00	0.00	BRL	0.00	0.00
				DEM	863,813,782.82	441,660,974.02	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00

	Financial debt before swap	Credit affiliates	Credit swaps	Debt swaps	Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt	179,641,558,346.68	6,837,535,116.81	4,756,684,113.03	14,838,941,689.12	9,972,011,118.90	172,914,269,687.06
Grand Total External Debt	13,482,451,417.75	355,403,447.63	16,292,943,971.21	7,021,969,371.95	0.00	3,856,073,370.85

Grand Total Debt	193,124,009,764.42	7,192,938,564.44	21,049,628,084.24	21,860,911,061.07	9,972,011,118.90	176,770,343,057.91

Total Internal Floating Rate Debt						5,509,251,776.60

Total External Floating Rate Debt						0.00

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2010

Borrower	Amount (Million of euro)
Electric Utility Industry(1)
Foreign Credits	0.00
Foreign Bonds	0.00
Export Financing Guarantees Act(1)	23,135.33
Austrian Industrieholding Corp.(ÖIAG)	0.00
Companies with State Participations
Public Works	1,230.01
Environment and Water Utility Funds	0.00
Other
Loans to Federal Museums	433.18
Erdöl-Lagergesellschaft m.b.H (Oil Reserve Comp.)	189.54
ÖBB-EUROFIMA	227.93
Support of the Austrian Financial Market
According § 1 Abs. 4 IBSG	244.06

Total	25,460.05

(1)	Data are preliminary and still subject to change.

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2010

Borrower	Amount (Million of euro)
Electric Utility Industry(1)
Energy Bonds	0.16
Other Domestic Credits	0.00
Export Guarantees Act(2)	38,508.18
Export Financing Guarantees Act(1)	6,750.00
Agrarian Investment	0.03
Austrian Industrieholding Corp.(ÖIAG)	13.38
Companies with State Participations
Public Works	9,279,76
Other	0.00
Environment and Water Utility Funds	0.00
Other
Erdöl-Lagergesellschaft m.b.H. (Oil Reserve Corporation.)	20.00
AWS (formerly FGG)	585.86
Nuclear Liability Law	121.80
ÖBB-EUROFIMA	11,818.06
AWS (formerly BÜRGES)	420.04
Labormarket Promotion	0.00
Austrian Research Promotion Agency (FFG)	115.10
Austrian Bank of Hotel and Tourism	159.44
Loans to Federal Museums	640.94
European Investment Bank (EIB)	54.82
Support of the Austrian Financial Market
According § 1 Abs. 1 Z 1 IBSG(3)	4,000.00
According § 1 Abs. 4 IBSG(3)	21,001.00
According § 2 Abs. 1 Z 1 FinStaG(4)	200.00
According § 2 Abs. 1 Z 2 FinStaG(4)	1,000.00
Act Strengthening Enterprise Liquidity – ULSG	1,302.85

Total(5)	95,991.42

(1)	Data are preliminary and still subject to change.
(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	IBSG Interbankmarktstärkungsgesetz (Interbank Market Support Act)
(4)	FinStaG Finanzmarktstabilitätsgesetz (Financial Market Stability Act)
(5)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 2.2 billion as of December 31, 2010.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Christoph Kreutler, Superior Counsellor, Deputy Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance, in his official capacity and is included herein on his authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, 50% of which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of 2004 through 2009 of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Dr. Christian Prosl, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.